PROSPECTUS                            Filed Pursuant to Rule 424(b)(4)
Registration No. 333-181916

274,224 Shares of Common Stock

This prospectus relates to 274,224 shares of common stock, par value $.0001 per share, of Izea, Inc. for the sale from time to time by certain selling stockholders of our securities, or by their pledgees, donees, transferees or other successors in interests. You can find detailed information on the selling stockholders and the transactions in which they acquired our securities in the section entitled “Selling Stockholders” beginning on page 53 of this prospectus.

The distribution of shares offered hereby may be effected in one or more transactions that may take place on the over-the-counter market or wherever the shares are then traded or quoted, including ordinary brokers' transactions, in privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the shares offered by this prospectus, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act.

On August 23, 2012, a registration statement under the Securities Act with respect to a public offering by us underwritten by Aegis Capital Corp. of 2,200,000 shares of our common stock, was declared effective by the U.S. Securities and Exchange Commission. We will receive approximately $1,784,000 of net proceeds from the offering (assuming no exercise of the underwriter's over-allotment option) after payment of underwriting discounts and commissions and estimated expenses of the offering.

All share and per share information for our common stock or common stock equivalents issued on or after May 12, 2011 in this prospectus reflects, and where appropriate, is restated for a 1-for-40 reverse stock split of our outstanding shares of common stock that became market effective on August 1, 2012.

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These securities involve a high degree of risk. See “Risk Factors” beginning on page 11 of this prospectus. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 6, 2012

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TABLE OF CONTENTS

Page

Prospectus Summary	-1
The Offering	-9
Selected Summary Financial Data	-10
Risk Factors	-11
Note on Forward-Looking Statements	-23
Use of Proceeds	-23
Management's Discussion and Analysis of Financial Condition and Results of Operations	-24
Business	-34
Management	-46
Principal Stockholders	-53
Certain Relationships and Related Transactions	-54
Selling Stockholders	-56
Plan of Distribution	-58
Concurrent Offering	-58
Description of Securities	-59
Shares Eligible for Future Sale	-62
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	-63
Legal Matters	-64
Experts	-64
Where You Can Find More Additional Information	-64
Index to Consolidated Financial Statements	X
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You should rely only on the information contained in this prospectus in deciding whether or not to purchase our shares. We have not authorized anyone to provide you with information different from that contained in this prospectus.
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Notice to California investors:  Each purchaser of securities in California must meet at least one of the following suitability standards:

•	a $150,000 liquid net worth (a net worth exclusive of home, home furnishings and automobile), plus estimated $70,000 gross income during the current tax year; or

•	a $250,000 liquid net worth and an investment limitation of not more than 10% of the investor's liquid net worth.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. Before making a decision to purchase our shares, you should read this entire prospectus, including the financial statements and related notes, and risk factors.

Our Mission

Our mission is to empower everyone to value and exchange content, creativity and influence.

Our Company

We are a leading company in the growing social media sponsorship (SMS) segment of social media, operating multiple marketplaces that include our premier platforms SocialSpark, SponsoredTweets and WeReward, as well as our legacy platforms PayPerPost and InPostLinks. We recently launched a new SMS platform called Staree and a display advertising network to use within our platforms called IZEAMedia. SMS is when a company compensates a social media publisher to share sponsored content within their social network. Our premier platforms are the focus of our current business for which we are actively developing new features. We generate our primary revenue through the sale of SMS to our advertisers. We fulfill the SMS transaction through our marketplace platforms by connecting our social media publishers such as bloggers, tweeters and mobile application users with our advertisers.

Our platforms take the concepts of product placement and endorsements commonly found in movies, television and radio and apply them to the social web. We democratize the brand sponsorship process, allowing everyone from college students and stay at home moms to celebrities an opportunity to monetize their content, creativity and influence in social media.

We believe that we pioneered the concept of a marketplace for SMS in 2006 with the launch of PayPerPost and have focused on the scalable monetization of social media ever since. We compensate bloggers, tweeters and mobile promoters (our social media publisher-partners) to share information about companies, products, websites and events within their social media content streams. Advertisers benefit from buzz, traffic, awareness and sales. Social media publishers earn cash, points and product samples.

Each platform we operate is designed to facilitate SMS transactions in a way that is natural to its specific media format. Advertisers can utilize a single platform to fill a specific need or combine platforms with each other to execute an integrated social media campaign. All of our platforms can be activated and used in a self-serve fashion or with the assistance of our account management team.

Our Premier Platforms

Our premier platforms are described below:

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	SocialSpark	SponsoredTweets	WeReward
Media Format	Blog posts	Status updates	Actions / check-ins
Content	Long form text/video content	Short form text content	Short form text & photo content
Best used for	• In-depth reviews • Buzz • Long term traffic generation • E-commerce "Deals"	• Short term traffic generation • Buzz • Awareness	• Driving purchases • Customer data • Short term traffic generation
Payment Model	• Cost per blog post • Cost per purchase	• Cost per tweet • Cost per click	• Cost per action
Targeting	• Blog traffic • Blog category / keywords • Blogger country	• Tweeter followers • Tweeter category / keywords • Tweeter country	• Mobile user current location • Mobile user age / sex
Metrics Gathered	• Impressions / CPM • Clicks / CPC • CTR • Cost per action / sale	• Followers / CPMF • Clicks / CPC • Engagement • Cost per action / sale	• Cost per action / sale • Revenue generated / ROI • Loyalty
Effective Media Lifespan	Years	1-2 Days	1-2 Days (media) Years (data)
Works best for	• Complex products • Distribution of embeds • Evergreen products/brands • E-commerce "deals"	• Time sensitive product launches • Celebrity engagement • Viral content	• Driving specific actions • Customer data gathering • Building loyalty
We streamline the process of completing SMS through our proprietary technology, creating efficiencies and economies of scale for both advertisers and publishers. We utilize a common design methodology in each platform, which we have honed over our six years of operation. Each platform provides advertisers with access to a large network of publishers, workflow management, content control, payment processing, performance tracking and FTC legal compliance. This methodology enables us to offer greater monetization opportunities to our publishers through a marketplace that provides an integrated FTC compliance framework, work-flow management and automated transaction processing. In particular, the integrated FTC compliance framework requires publishers to provide disclosure to their readers with respect to the sponsored nature of the content and allows advertisers to review the content for FTC compliance.

We perform account management services for our advertisers to manage their advertising campaigns. This includes working with advertisers to optimize the advertising offer that is presented to publishers that will give publishers clear instructions on what is required to fill the advertiser's opportunity, identifying and sourcing the publishers that are the best fit for the opportunity, managing the offer and acceptance process with the publishers, verifying that the publishers' content, once submitted, meets the requirements of the opportunity and managing the overall campaign to meet the goals of the advertiser. Account managers also provide clients with weekly updates on their campaign that include campaign metrics and all postings they purchased throughout the campaign. Additionally, they put together full campaign recaps at the end of the campaign and work with the advertisers on plans for any follow-up campaign after the initial campaign has ended.

In all platforms, advertisers, or our account management staff, acting on the advertisers' behalf as part of the account management services we provide to advertisers for a fee, have the ability to review the publishers' content to verify whether or not it conforms to the requirements of the advertising opportunity. Our SocialSpark and SponsoredTweets platforms provide for the ability to review publishers' content prior to publishing, and all the other platforms provide for a review after the content is published. If the content does not conform, the publisher is requested to make any necessary adjustments. If the publisher refuses, the advertising opportunity is deemed to have been withdrawn. Neither the advertiser nor our account management staff modify publishers' content without the publishers' involvement and consent.

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The value proposition we offer to both advertisers and social media publishers strengthens our position as a trusted partner and allows us to derive revenue from both customer bases. As more brand advertisers utilize our marketplaces, we increase the breadth and depth of monetization opportunities for publishers, attracting more publishers and further enhancing the value of our service advertisers.

We have more than 80,000 registered advertisers in over 155 different countries, of which approximately 6,000, 7,000 and 3,500 advertisers created an SMS opportunity during 2010, 2011 and through June 30, 2012, respectively. Advertisers that have used our services include top brands such as Coca-Cola, AT&T, Microsoft, Kraft, HP, Walmart, Kia, LG, Audi, Volvo, Hilton, Walgreens, Hershey and Sony. We have over 800,000 registered social media publishers in over 179 different countries, of which approximately 63,000, 81,000 and 50,000 publishers performed an SMS transaction during 2010, 2011 and through June 30, 2012, respectively, including high-profile celebrities such as Kim Kardashian, Diddy, Rainn Wilson, Mario Lopez, Tyrese, Michael Ian Black and Bow Wow.

Our total number of registered publishers may be higher than the number of our actual individual publishers because some publishers have multiple registrations, other publishers may have died or become incapacitated and others may have registered under fictitious names. Our publishers currently publish sponsored content to blogs, Twitter, Facebook and Foursquare and reach other existing platforms such as Tumblr, LinkedIn, Google and Bing through syndication of that content.

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To date, we have completed over 3.0 million social media transactions for customers ranging from small local businesses to Fortune 50 organizations. We consider each individual sponsored blog post, tweet, action or other status update as an individual transaction so long as the publisher of that content is being compensated for such post, tweet or other status update.

We derive more than 80% of our revenue from advertisers for the use of our network of social media publishers to fulfill advertiser sponsor requests for a blog post, tweet, click, purchase or action. We derive the remaining portion of our revenue from various service fees charged to advertisers and publishers and media revenue. Service fees to advertisers include fees charged for management of advertising campaigns through our platforms and inactivity fees for dormant accounts. Service fees to publishers include upgrade account fees for obtaining greater visibility to advertisers in advertiser searches in our platforms, early cash out fees if a publisher wishes to be paid sponsorship fees without having met certain minimum balance thresholds and inactivity fees for dormant accounts. We are currently in the early stages of developing an additional revenue stream from targeted display advertising on blogs through the IZEAMedia network. Targeted display advertising is the ability to segment audiences individually by demographic, behavioral, contextual, or geographic means to display the most relevant advertisement to the segment. This display advertising is designed to complement a social media sponsorship campaign on our platforms. Although no assurance can be given, we believe that this network could represent up to 5% of our revenue by the end of 2012.

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Our Industry

Despite the inherently conversational nature of social media, many brand budgets are currently allocated towards display advertising (banner ads and text links) on social sites. While most advertisers understand the value of word of mouth marketing, peer recommendations and product reviews, few understand how to efficiently engage social media users for these purposes. Those who effectively attempt an approach are quickly limited by the amount of effort required to effectively manage and measure a truly integrated campaign.

The SMS space has been limited primarily by the current inefficiencies of the market. The social media publisher and advertiser universe is large and highly fragmented among topic, quality and platform. Despite the size of this market, most advertisers and social media publishers lack an efficient way to identify and engage each other. Instead, we believe brands have been forced to utilize a variety of highly inefficient sources and processes to navigate the complicated landscape of SMS, often resulting in low returns on their time investment or worse-yet, questionable results.

At the same time, social media publishers that would like to monetize their community are faced with significant challenges in finding quality advertisers who are motivated to sponsor them and making them aware of their blog, twitter or Facebook profile. In addition, smaller publishers simply lack the individual influence and audience needed to warrant the processing of a micro-transaction. In many cases it costs an advertiser more money to issue a check to a small publisher than the value of the sponsorship payment itself.

Further complicating the SMS process for both parties are FTC regulations around social media endorsements, IRS tax reporting generally applicable to anyone receiving income for services, and the associated campaign tracking required to provide compliance. While many advertisers would prefer to be “part of the conversation,” based on our experience operating in this market, we believe the complexity and cost of individual SMS often deters them from doing so.

We believe that the current state of SMS represents a significant corporate opportunity for us. We address these common problems with targeted, scalable marketplaces that aggregate social media publishers and advertisers. We offer an efficient, innovative way for publishers and advertisers of all sizes to find each other and complete a sponsorship transaction.

Our Strengths

Since our inception in 2006, we have worked diligently to establish and leverage key strengths in our business model, including:

A culture of innovation and creativity.   We believe the only way to survive and thrive in our rapidly changing world is to change ahead of it. We are in a state of constant evolution and reinvention, this is "The IZEA Way." We have created a culture committed to innovation and creativity that challenges convention and breaks new ground. IZEA team members are protective and proud of our culture by applying its “humble, yet hungry” attitude to all facets of our business. Our people and their innovations ultimately provide us with our largest competitive advantage.
First-mover advantage with a highly disruptive business model. We believe that by pioneering the SMS space and investing heavily in innovation and marketing, we were first to develop positive rapport among publishers and brand marketers alike. This loyalty has resulted in consistent growth of underlying revenue and gross profit margin, as well as increased participation levels across the business.
Powerful network effect. As more brand marketers contribute opportunities into our marketplaces, we believe we will increase the breadth and depth of the monetization value offered to our social media publisher-partners, attracting more publishers and thereby enhancing the value of our platforms to future brand clients. Our premium platforms have referral programs designed to further enhance the network effect for each publisher we sign up. Directly trackable publisher referrals represent approximately 34% and 28% of all traffic to SponsoredTweets.com and 45% and 49% of new Twitter publisher signups in 2011 and the six months ended June 30, 2012, respectively. Directly trackable publisher referrals are new publisher signups that we receive as the result of a current publisher sharing a unique tracking link to one of our platforms. The link allows us to determine how a new publisher learned about our platform. The referral program in SocialSpark.com has accounted for 36% and 35% of all new blog publisher sign-ups in 2011 and the six months ended June 30, 2012, respectively. We paid referral fees to publishers totaling $22,819, $38,659 and $22,147 in the years ended December 31, 2010 and 2011 and the six months ended June 30, 2012, respectively. These programs amplify our marketing spending and decrease the investment required to attract new publishers.

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Scalable and leverageable operations. Our unique business model allows revenue to be derived in a variety of ways, all of which rely on our marketplace approach as a hub. We have replicated this business model across multiple new product offerings without substantially increasing our operations and support expense. Moving forward, our goal is to maintain scalable growth through new offerings in the burgeoning social-mobile category.
Our Growth Strategy

After six years of development, we believe our premier platforms are market-tested and ready for growth. Our development efforts have included assembling an industry-experienced senior management team, launching and optimizing our online marketplaces, developing a cross-platform sales force and refining our message to the market.  Key elements of our strategy to accelerate revenue growth and continue product development include:

Bolster our sales force and location. We expect growth of our client development team to be the primary driver of near term revenues. We intend to add additional sales personnel who receive a commission for meeting sales targets to more effectively service clients throughout the United States and the world. Experienced senior team members are expected to cultivate deep relationships with agencies and brands in our recently opened New York and Chicago offices, as well as smaller satellite locations in key markets. We intend to add inside sales personnel to our Orlando headquarters to service smaller clients over the telephone and Internet. In addition to our expanded presence in the United States, we intend to open offices in Europe by the end of 2013.

Develop strategic partnerships. Establishing strategic partnerships with companies that can provide additional growth in our base of publishers and brand advertisers. In August 2011, we announced an exclusive alliance with India's UTV to create new monetization opportunities for the estimated 12 million Twitter users in India. Under the terms of the UTV agreement, we and UTV have agreed to collaborate on an exclusive basis to develop a co-branded SponsoredTweets service for India pursuant to which we are responsible for operating the co-branded service and UTV is responsible for promoting the co-branded service. The UTV agreement provides that net revenue generated from the co-branded service will be shared between us and UTV ranging between 7.5%  for us in the event all tweeters and advertisers are UTV sourced and up to 85% to us if the advertisers are sourced by us, depending on the year of the three-year agreement, with specified percentages within the range based on a combination of UTV sourced tweeters and advertisers.  UTV's Indian celebrities including Lara Dutta, Mahesh Bhupati, Anurag Kashyap, Rohan Bopanna and Neetu Chandra, among others, have already signed up for the co-branded SponsoredTweets service.

Continue emphasis on product innovation. Recruiting additional engineering and product development team members to enhance our various marketplaces while developing new technology platforms that complement our mission as a company.

Seek complementary acquisitions. Identifying and acquiring companies, technologies and assets to add to our portfolio of software services and drive additional near and long-term revenue. In July 2011, we acquired Germany's Magpie Twitter advertising network that included approximately 12,000 advertisers and 20,000 Twitter publishers in 143 countries.

Develop talent relationships within Staree, our newest platform. Creating partnerships with top talent agencies around the world to target celebrities to leverage Staree, our mobile platform designed to help monetize personal social multimedia content, in their day-to-day social media strategy. In May 2012, we entered into celebrity spokesperson agreements with television personality Mario Lopez, Latin Grammy Award-winning recording artist Daddy Yankee, and actors/musicians Logan Henderson and Kendall Schmidt from the band Big Time Rush, pursuant to which they provide us with various endorsement services related to the promotion of Staree. The launch of Staree.com has been our most successful product launch to date, generating 7.4 million page views in its first 60 days, compared to 2.1 million page views for SocialSpark.com and 323 thousand page views for SponsoredTweets.com. We have completed development on a new iPhone version of the Staree mobile app. The new version enables in-app purchases of photos and is currently in the Apple App Store approval process. We expect to receive approval and begin selling in-app items during the month of August 2012.

Business Risks and Uncertainties

Our business growth, however, may be limited by a number of risks and uncertainties that we currently face, including:

•	We have incurred significant net losses since our inception. We incurred net losses of $2,157,759 and $3,978,592 for

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the years ended December 31, 2010 and December 31, 2011, respectively. We incurred a net loss of $2,576,579 in the six months ended June 30, 2012. We expect to continue to incur losses in 2012.

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Our ability to continue as a going concern is dependent upon attaining profitable operations through achieving revenue growth targets while bringing expenses to a level that will result in positive cash flows.

•	We have a limited operating history and are subject to the risks encountered by early-stage companies.

•
If we cannot obtain needed financing by the end of February 2013, we may have to curtail our operations, sell some of our assets or take any of a variety of corporate or financing actions that may dilute your financial interest or the value of your common stock.

•
We have experienced rapid growth over a short time period in our SMS platforms and we do not know whether our growth can be maintained. If we are unable to successfully respond to changes in the market, our business could be harmed.

•	The SMS industry is subject to numerous changes that could cause our revenue to decline.

•	If we fail to retain our existing publishers and advertisers or if there is a decline for our premier social media marketing platforms, our revenue and business will be harmed.

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Since we are unable to identify the number of actual individual publishers, our total number of publishers may be higher than the number of our actual individual publishers and may not be representative of the number of persons who are active potential customers.

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Our SMS business is subject to the risks associated with word of mouth advertising and endorsements, such as violations of federal and state deceptive and unfair practice laws, “truth-in-advertising” laws and regulations, FTC Guides and other similar regulatory requirements. For example, we may be subject to liability if consumers are not aware of the paid relationship between advertiser and publisher with respect to the endorsements that they are relying on or, if we do not otherwise comply with FTC and state rules on advertising and marketing, we could be subject to penalties that could include monetary damages and an order to cease our operations.

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Our business depends on our ability to maintain and scale the network infrastructure necessary to operate our platforms and applications, and any significant disruption in service of our platforms and applications could result in a loss of publishers and advertisers.

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If our technology platforms contain defects or if we fail to detect click-fraud (“click-fraud” is a form of online fraud when a person or computer program imitates a legitimate user by clicking on an advertisement for the purpose generating a charge per click without having an actual interest in the target of the advertisement's link), we could lose the confidence of our advertisers and advertising partners, thereby causing our business to suffer.

•	We do not rely upon patents for the protection of our proprietary technology and our competitors may be able to offer similar products and services which would harm our competitive position.

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There may be substantial sales of our common stock after the effective date of this registration statement relating to the 274,224 shares being registered under this selling stockholder resale prospectus, which could cause our stock price to drop (possibly below the price offered in this offering) and impair our ability to raise additional capital.

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Our common stock is quoted on the OTCQB marketplace, which is not a national securities exchange like Nasdaq. A stockholder may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock, and our common stock may be less attractive for investment by larger financial institutions or as consideration in possible future acquisition transactions.

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Our senior secured promissory note has a conversion price based upon the future trading price of our common stock without any “floor” conversion price, which could result in a significant increase in the number of our outstanding shares and substantially dilute the ownership interests of existing stockholders.

Recent Developments

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Election of Independent Directors

We recently added three independent board members, bringing additional industry expertise, experience and corporate governance to our company. Daniel R. Rua, a Managing Partner of Inflexion Partners, and Ed Sim, a Managing Partner of BOLDstart Ventures, share similar backgrounds as venture capital investors and board members in many early-stage and technology growth companies. Both men have extensive expertise in capital markets, as well as mergers and acquisitions having been involved in sale of their portfolio companies to large organizations within our industry.

Brian W. Brady joined our board of directors on August 7, 2012. Mr. Brady is the Founder and Chief Executive Officer of Northwest Broadcasting, Inc., which owns and operates seven television stations including FOX affiliates in four U.S. markets. Mr. Brady served on the FOX Affiliate Board for nine years, serving as Chairman for four of those years. He is also the President of Eagle Creek Broadcasting, which owns and operates a CBS affiliate in Laredo, Texas. Mr. Brady's more than 25 years of experience in the multi-media industry makes his input invaluable to us as we expand our portfolio of clients and platform offerings.

Private Investments by Executive Officers and Directors

On August 1, 2012, Edward H. (Ted) Murphy, our President and Chief Executive Officer, purchased 8,000 shares of our common stock directly from the company in a private transaction approved by disinterested members of our board of directors. Mr. Murphy paid a total purchase price of $19,200 or $2.40 per share, the market price on August 1, 2012.

On August 6, 2012, Ryan S. Schram, our Chief Marketing Officer, purchased 8,000 shares of our common stock directly from the company in a private transaction approved by our board of directors. Mr. Schram paid a total purchase price of $19,200 or $2.40 per share.

On August 6, 2012, Brian W. Brady, a director, made a private investment of $100,000 for the purchase of 41,667 shares of our common stock at $2.40 per share. In accordance with the terms of the stock subscription agreement, if our proposed public offering is priced and sold below $2.40 per share in the next 120 days, we will issue additional shares to him, effectively adjusting the purchase price per share to 10% below the public offering price, with a floor of $.50 per share. Mr. Brady also received 35,000 shares of our restricted common stock and may receive a $10,000 cash finance fee upon the closing of any equity offering or debt financing by us with net proceeds exceeding $2.0 million.

Private Placement and Concurrent Offering

On May 8 and 15, 2012, we sold a total of 274,224 shares of our common stock at a purchase price of $5.00 per share, receiving gross proceeds of $1,371,120, in a private placement to accredited investors. Aegis Capital Corp., the underwriter in our concurrent public offering, acted as the placement agent in the May 2012 private placement and received placement fees of $97,612. The shares of our common stock offered by the selling shareholders are not part of or conditioned on the closing of our public offering.

On August 23, 2012, a registration statement under the Securities Act with respect to a public offering by us of 2,200,000 shares of our common stock was declared effective by the U.S. Securities and Exchange Commission. We will receive approximately $1,784,000 of net proceeds from the public offering after payment of underwriting discounts and commissions and estimated expenses of the offering.

Corporate Background and Information

IZEA, Inc. was incorporated under the name Rapid Holdings, Inc. in Nevada on March 22, 2010. On May 12, 2011, we completed a share exchange pursuant to which we acquired all of the capital stock of IZEA Innovations, Inc., a privately held Delaware corporation (“IZEA Innovations”), which became our wholly owned subsidiary. In connection with the share exchange, we discontinued our former business and continued the SMS business of IZEA Innovations as our sole line of business.  IZEA Innovations was incorporated in the state of Florida in February 2006 and reincorporated in the state of Delaware in September 2006. On November 23, 2011, our name changed from “IZEA Holdings, Inc.” to “IZEA, Inc.” and the name of our subsidiary changed from “IZEA, Inc.” to “IZEA Innovations, Inc."

Our executive offices are located at 150 North Orange Avenue, Suite 412, Orlando, Florida 32801 and our telephone number is (407) 674-6911. We maintain a corporate website at http://www.izea.com. The contents on our website and the downloadable files found there are not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

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THE OFFERING

Securities offered:	274,224 shares of common stock.

Common stock outstanding before the offering:	1,848,015 shares

Common stock to be outstanding after the offering:	4,048,015 shares (1)

Use of proceeds:	We will receive none of the proceeds from the sale of shares by the selling stockholders.

OTCQB symbol:	IZEA

Risk factors:
As part of your evaluation of our company, you should take into account not only our business plan and strategy, but also special risks we face in our business, including those described under “Business Risks and Uncertainties” on page 6. For a detailed discussion of these and other risks, see “Risk Factors” beginning on page 11.

(1) Includes the 274,224 shares of common stock plus 2,200,000 shares to be issued as a result of our concurrent public offering at a public offering price of $1.00 per share.
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The number of shares of our common stock to be outstanding after this offering is based on 1,848,015 shares of common stock outstanding as of September 5, 2012 , and excludes as of that date:

•	5 shares of series A preferred stock convertible into an aggregate of 3,788 shares of common stock;

•	warrants to purchase an aggregate of 18,434 shares of common stock;

•
stock options to purchase an aggregate 396,932 shares of common stock, and an aggregate of 253,053 additional shares of common stock reserved for future issuance under our 2011 Equity Incentive Plan of IZEA, Inc. adopted on May 12, 2011 (the “May 2011 Equity Incentive Plan”) and an aggregate of 50,000 shares of common stock reserved for future issuance under our 2011 B Equity Incentive Plan of IZEA, Inc. adopted on August 22, 2011 (the “August 2011 Equity Incentive Plan”);

•	83,333 shares of common stock that may become issuable upon the conversion of our convertible promissory note in the principal amount of $75,000, assuming a conversion price of $0.90 per share; and

•	611,112 shares of common stock that may become issuable upon the conversion of our senior secured promissory note in the principal amount of $550,000, assuming a conversion price of $0.90 per share.

All information in this prospectus reflects the completion of the sale of 2,200,000 shares of our common stock at a price of $1.00 per share in our concurrent public offering. Unless otherwise specifically stated, all information in this prospectus assumes (i) no exercise of the underwriter's over-allotment option or the underwriter's warrant in our concurrent public offering, (ii) no exercise of outstanding stock options or warrants to purchase shares of our common stock, and (iii) no conversion of outstanding preferred stock, the $75,000 convertible promissory note or the $550,000 senior secured promissory note into shares of our common stock.

All share and per share information for our common stock or common stock equivalents issued on or after May 12, 2011 in this prospectus reflects, and where appropriate, is restated for a 1-for-40 reverse stock split of our outstanding shares of common stock that became market effective on August 1, 2012.

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SELECTED SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements and related notes, which are included in this prospectus.

	Six Months Ended June 30, (Unaudited)		Years Ended December 31,
Consolidated Statement of Operations Data:	2012	2011	2011	2010
Revenue	$2,849,385	$1,768,679	$4,347,235	$3,821,538
Cost of sales	1,159,771	822,734	1,951,571	1,819,031
Total operating expenses	4,269,347	2,207,965	6,682,452	4,085,647
Total other income (expense)	(176,846)	14,797	308,196	(74,619)
Net loss	$(2,756,579)	$(1,247,223)	$(3,978,592)	$(2,157,759)
Loss per common share - basic and diluted	$(2.46)	$(4.59)	$(6.49)	$(3.34)
Weighted average common shares outstanding - basic and diluted	1,121,466	271,683	612,791	645,602
The following table summarizes our balance sheet data as of June 30, 2012 as reported and as adjusted. The as adjusted information gives effect to the receipt of net proceeds of approximately $1,784,000 from the sale of 2,200,000 shares of our common stock at a public offering price of $1.00 per share in our concurrent public offering.

	As of June 30, 2012
Consolidated Balance Sheet Data:	Actual (unaudited)	As Adjusted for our Public Offering (unaudited)
Cash and cash equivalents	$190,225	$1,974,225
Working capital (deficit)	(2,302,270)	(518,270)
Total assets	1,404,754	3,188,754
Total liabilities	3,490,068	3,490,068
Total stockholders' equity (deficit)	(2,085,314)	(301,314)

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RISK FACTORS
An investment in our shares of common stock involves a high degree of risk and should not be purchased by anyone who cannot afford to lose their entire investment. You should consider carefully the material risks set forth in this section, together with the other information contained in this prospectus, before making a decision to invest in our shares. Our business, operating results and financial condition could be seriously harmed and you could lose your entire investment by the occurrence of any of the following material risks.
Risks Related to our Business

We have a history of losses, expect future losses and cannot assure you that we will achieve profitability.

We have incurred significant net losses and negative cash flow from operations since our inception. We incurred net losses of $2,157,759 and $3,978,592 for the years ended December 31, 2010 and December 31, 2011, respectively. We incurred a net loss of $2,756,579 for the six months ended June 30, 2012, and had an accumulated deficit of $20,887,363 as of that date. Although our revenue has increased since inception, we have not achieved profitability and cannot be certain that we will be able to sustain these growth rates or realize sufficient revenue to achieve profitability. We expect to increase our revenue by over 100% by expanding our sales staff, increasing average revenue per customer and adding features to our existing platforms, as well as introducing new platforms to take advantage of social media activities. Our ability to continue as a going concern is dependent upon raising capital from financing transactions, increasing revenue by over 100% and keeping operating expenses at less than 50% of our revenue levels in order to achieve positive cash flows, none of which can be assured. If we achieve profitability, we may not be able to sustain it.

Our independent registered public accounting firm's report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

As of June 30, 20012, our total stockholders' deficit was $2,085,314 and we had a working capital deficit of $2,302,270. Primarily as a result of our losses and limited cash balances, our independent registered public accounting firm has included in its report for the year ended December 31, 2011 an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, the sale of the shares of our common stock in our concurrent public offering or obtaining alternate financing. If we are not able to complete our concurrent public offering or obtain alternate financing, we may be forced to limit or cease our operations.

We have a limited operating history and are subject to the risks encountered by early-stage companies.

Our operating subsidiary incorporated in the state of Florida in February 2006 as PayPerPost, Inc., reincorporated in the state of Delaware in September 2006 and changed its corporate name to IZEA, Inc. in November 2007. Because we have a limited operating history, we encounter risks and uncertainties frequently experienced by early-stage companies in rapidly evolving markets. For us, these risks include:

•	risks associated with our dependence on our premier platforms, SocialSpark, SponsoredTweets, WeReward and related services, for the majority of our revenues for the foreseeable future;

•	risks that our growth strategy may not be successful; and

•	risks that fluctuations in our operating results will be significant relative to our revenues.

Our future growth will depend substantially on our ability to address these and the other risks described in this section. If we do not successfully address these risks, our business would be significantly harmed.

If we cannot obtain needed financing by the end of February 2013, we may have to curtail our operations, sell some of our assets or take any of a variety of corporate or financing actions that may dilute your financial interest or the value of your common stock.

Our ongoing capital needs are significant and we will need additional financing to fund continued sales and marketing and technology development of our marketplace platforms. Under a convertible promissory note we entered into in May 2012 and senior secured promissory note we entered into in February 2012, we are also required to pay $75,000 plus accrued interest on December 4, 2012 and $550,000 on February 2, 2013 upon the respective maturity dates of those notes. While we believe that our existing cash reserves and expected cash receipts will provide the funds necessary to satisfy cash requirements through at least the end of February 2013 (based upon our current plans and assumptions), we cannot guarantee that we will have the

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cash available to repay both of these notes when they become due. In the event that we are required to seek additional financing in the future, additional funds may not be available when needed or, if available, not on terms acceptable to our management. Current stockholders may be diluted as a result of additional financing. If we do not obtain additional financing, we may be forced to reduce planned expenditures, curtail our operations or sell some of our assets.

We have experienced rapid growth over a short period in our SMS platforms and we do not know whether this will continue to develop or whether it can be maintained. If we are unable to successfully respond to changes in the market, our business could be harmed.

Our business has grown rapidly as advertisers and publishers have increasingly used our SMS platforms. However, the SMS industry is relatively new. Given the limited history, it is difficult to predict whether our platforms will continue to grow or whether it can be maintained. We expect that the platforms will evolve in ways which may be difficult to predict. It is possible that advertisers and publishers could broadly determine that they no longer believe in the value of our current platforms. In the event of these or any other changes to the market, our continued success will depend on our ability to successfully adjust our strategy to meet the changing market dynamics. If we are unable to do so, our business, prospects, results of operation and financial condition could be materially harmed.

The SMS landscape is subject to numerous changes that could cause our revenue to decline.

Our business model may not continue to be effective in the future for a number of reasons, including the following:

•	SMS is, by its nature, limited in content relative to other media;

•	companies may be reluctant or slow to adopt SMS that replaces, limits or competes with their existing direct marketing efforts;

•	companies may prefer other forms of advertising we do not offer, including certain forms of search engine placements;

•	companies, such as Facebook and Twitter, may no longer grant us access to their websites in connection with our SMS platforms;

•
companies may not utilize SMS due to concerns of “click-fraud” particularly related to search engine placements (“click-fraud” is a form of online fraud when a person or computer program imitates a legitimate user by clicking on an advertisement for the purpose generating a charge per click without having an actual interest in the target of the advertisement's link); and

•	regulatory actions may negatively impact certain business practices that we currently rely on to generate a portion of our revenue and profitability.

If the number of companies that purchase SMS from us does not grow, we may experience difficulty in attracting publishers, and our revenue could decline which would have a material adverse effect on our business, prospects, results of operations and financial condition.

If we fail to retain our existing publishers, our revenue and business will be harmed.

We have over 800,000 registered social media publishers in over 179 different countries, of which approximately 63,000, 81,000 and 50,000 publishers performed an SMS transaction during 2010, 2011 and through June 30, 2012, respectively. We must continue to retain and acquire publishers that publish sponsorships through our premier platforms in order to increase revenue and achieve profitability. If publishers do not perceive our products and services to be of high value and quality or if we fail to introduce new and more relevant products and services, we may not be able to acquire or retain publishers. If we are unable to acquire new publishers in numbers sufficient to grow our business, or if publishers cease using our products and services, the revenue we generate may decrease and our operating results will be adversely affected. We believe that many of our new publishers originate from word of mouth and other referrals from existing publishers, and therefore we must ensure that our existing publishers remain loyal to our service in order to continue receiving those referrals. If our efforts to satisfy our existing publishers are not successful, we may not be able to acquire new publishers in sufficient numbers to continue to grow our business or we may be required to incur significantly higher marketing expenses in order to acquire new publishers.

If we fail to retain existing advertisers or add new advertisers, our revenue and business will be harmed.

We have more than 80,000 registered advertisers in over 155 different countries, of which approximately 6,000, 7,000 and 3,500 advertisers created an SMS opportunity during 2010, 2011 and through June 30, 2012, respectively. We depend on our ability to attract and retain advertisers that are prepared to offer products or services on compelling terms through our platforms. We must continue to attract and retain advertisers in order to increase revenue and achieve profitability. If new

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advertisers do not find our marketing and promotional services effective, or if existing advertisers do not believe that utilizing our platforms provides them with a long-term increase in customers, revenue or profit, they may stop advertising through our platforms. In addition, we may experience attrition in our advertisers in the ordinary course of business resulting from several factors, including losses to competitors and closures or bankruptcies. If we are unable to attract new advertisers in numbers sufficient to grow our business, or if too many advertisers are unwilling to offer products or services with compelling terms through our platforms or offer favorable payment terms to us, our operating results will be adversely affected.

A decline in the demand for our premier social media marketing platforms or related services would seriously harm our revenue and margins.

Our premier social media marketing platforms, SocialSpark, SponsoredTweets and WeReward, accounted for 51%, 70% and 81% of our revenue for the years ended December 31, 2010 and 2011 and the six months ended June 30, 2012, respectively. We anticipate that revenue from these premier platforms will continue to constitute the majority of our revenue for the foreseeable future. Consequently, a decline in demand for these platforms or their failure to achieve broad market acceptance would seriously harm our business.

Intense competition in our target market could impair our ability to grow and to achieve profitability.

The market for SMS is highly competitive. We expect this competition to continue to increase, in part because there are no significant barriers to entry to our industry. Increased competition may result in price reductions for advertising space, reduced margins and loss of market share. Our principal competitors include other companies that provide advertisers with Internet advertising solutions and companies that offer pay per click search services.

Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high traffic websites and SMS providers, as well as competition with other media for advertising placements, could result in significant price competition, declining margins and reductions in advertising revenue. In addition, as we continue our efforts to expand the scope of our services, we may compete with a greater number of other media companies across an increasing range of different services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over those offered by us, our business, prospects, results of operations and financial condition could be negatively affected. We also compete with traditional advertising media, such as direct mail, television, radio, cable and print for a share of advertisers' total advertising budgets. Many current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical, sales and marketing resources. As a result, we may not be able to compete successfully. If we fail to compete successfully, we could lose customers or advertising inventory and our revenue and results of operations could decline.

Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, or if we receive unfavorable media coverage, our ability to expand our base of publishers and advertisers will be impaired and our business and operating results will be harmed.

We believe that the brand identity that we have developed has significantly contributed to the success of our business. We also believe that maintaining and enhancing the "IZEA" brand is critical to expanding our base of publishers and advertisers. Maintaining and enhancing our brand may require us to make substantial investments and these investments may not be successful. If we fail to promote and maintain the "IZEA" brand, or if we incur excessive expenses in this effort, our business, prospects, operating results and financial condition will be materially and adversely affected. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. Unfavorable publicity or consumer perception of our platforms, applications, practices or service offerings, or the offerings of our advertisers, could adversely affect our reputation, resulting in difficulties in recruiting, decreased revenue and a negative impact on the number of advertisers and the size of our publisher base, the loyalty of our publishers and the number and variety of sponsorships we offer each day. As a result, our business, prospects, results of operation and financial condition could be materially and adversely affected.

Our total number of publishers may be higher than the number of our actual individual publishers and may not be representative of the number of persons who are active potential customers.

Our total number of publishers may be higher than the number of our actual individual publishers because some publishers have multiple registrations, other publishers may have died or become incapacitated and others may have registered under fictitious names. Given the challenges inherent in identifying these publishers, we do not have a reliable system to

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accurately identify the number of actual individual publishers, and thus we rely on the number of total publishers as our measure of the size of our publisher base. In addition, the number of publishers includes the total number of individuals that have completed registration through a specific date, less individuals who have unsubscribed, and should not be considered as representative of the number of persons who continue to actively publish the sponsorships we offer through our platforms.

We may become subject to government regulation and legal uncertainties that could reduce demand for our products and services or increase the cost of doing business, thereby adversely affecting our financial results.

We are not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and laws or regulations directly applicable to Internet commerce. However, due to the increasing popularity and use of the social media, it is possible that a number of laws and regulations may become applicable to us or may be adopted in the future with respect to the Internet covering issues such as:

•	truth-in-advertising;

•	user privacy;

•	taxation;

•	right to access personal data;

•	copyrights;

•	distribution; and

•	characteristics and quality of services.

The applicability of existing laws governing issues such as property ownership, copyrights and other intellectual property, encryption, taxation, libel, export or import matters and personal privacy to social media platforms is uncertain. The vast majority of these laws were adopted prior to the broad commercial use of social media platforms and related technologies. As a result, they do not contemplate or address the unique issues of social media and related technologies. Changes to these laws intended to address these issues, including some recently proposed changes, could create uncertainty in the social media marketplace. Such uncertainty could reduce demand for our services or increase the cost of doing business due to increased costs of litigation or increased service delivery costs.

Our SMS business is subject to the risks associated with word of mouth advertising and endorsements, such as violations of the “truth-in-advertising,” FTC Guides and other similar regulatory requirements and, more generally, loss of consumer confidence.

We do not engage in targeted or online behavioral advertising practices, nor do we compile or use information concerning consumer behavior on an individual level, but we may do so from time to time in the aggregate and on an anonymous basis to analyze our services and offerings, and better optimize them for improved business results.  As the practice of targeted advertising has become increasingly scrutinized by both regulators and the industry alike, a greater emphasis has been placed on educating consumers about their privacy choices on the Internet, and providing them with the right to opt in or opt out of certain industry practices, such as targeted advertising. The common thread throughout both targeted advertising and the FTC requirements described in detail in the section "Business - Government Regulation" of this prospectus is the increased importance placed on transparency between the advertiser and the consumer -- ensuring that consumers know the difference between “information” and “advertising” on the Internet, and are afforded the opportunity to decide how their data will be used in the manner to which they are marketed. There is a risk regarding negative consumer perception “of the practice of undisclosed compensation of social media users to endorse specific products” which pertains to a risk of overall general public confidence in the FTC's ability to enforce its Guides Concerning the Use of Endorsements and Testimonials in Advertising in social media.  As described in the section "Business - Government Regulation," we undertake various measures through controls across our platforms and by monitoring and enforcing our code of ethics to ensure that advertisers and publishers comply with the FTC Guides when utilizing our sites, but if competitors and other companies do not, it could create a negative overall perception for the industry. Not only will readers stop relying on blogs for useful, timely and insightful information that enrich their lives by having access to up-to-the-minute information that often bears different perspectives and philosophies, but a lack of compliance will almost inevitably result in greater governmental oversight and involvement in an already-highly regulated marketplace.  If there is pervasive overall negative perception caused by others not complying with FTC Guides among its other acts, regulations and policies, then this could result in reduced revenue and results of operations and higher compliance costs for us.

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New tax treatment of companies engaged in internet commerce may adversely affect the commercial use of our services and our financial results.

Due to the global nature of social media, it is possible that various states or foreign countries might attempt to regulate our transmissions or levy sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in internet commerce. New or revised international, federal, state or local tax regulations may subject us or our publishers to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over social media. New or revised taxes and, in particular, sales taxes, VAT and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over social media. New taxes could also create significant increases in internal costs necessary to capture data, and collect and remit taxes. Any of these events could have an adverse effect on our business and results of operations.

Failure to comply with federal, state and international privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. The existing privacy-related laws and regulations are evolving and subject to potentially differing interpretations. In addition, various federal, state and foreign legislative and regulatory bodies may expand current or enact new laws regarding privacy matters. For example, recently there have been Congressional hearings and increased attention to the capture and use of location-based information relating to users of smartphones and other mobile devices. We have posted privacy policies and practices concerning the collection, use and disclosure of publisher data on our websites and platforms. Several internet companies have incurred penalties for failing to abide by the representations made in their privacy policies and practices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, FTC requirements or orders or other federal, state or international privacy or consumer protection-related laws, regulations or industry self-regulatory principles could result in claims, proceedings or actions against us by governmental entities or others or other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or with our own privacy policies and practices could result in a loss of publishers or advertisers and adversely affect our business. Federal, state and international governmental authorities continue to evaluate the privacy implications inherent in the use of third-party web "cookies" for behavioral advertising. The regulation of these cookies and other current online advertising practices could adversely affect our business.

Our business depends on our ability to maintain and scale the network infrastructure necessary to operate our platforms and applications, and any significant disruption in service on our platforms and applications could result in a loss of publishers or advertisers.

Publishers and advertisers access our services through our platforms and applications. Our reputation and ability to acquire, retain and serve our publishers and advertisers are dependent upon the reliable performance of our platforms and applications and the underlying network infrastructure. As our publisher base continues to grow, we will need an increasing amount of network capacity and computing power. We have spent and expect to continue to spend substantial amounts for data centers and equipment and related network infrastructure to handle the traffic on our platforms and applications. The operation of these systems is expensive and complex and could result in operational failures. In the event that our publisher base or the amount of traffic on our platforms and applications grows more quickly than anticipated, we may be required to incur significant additional costs. Interruptions in these systems, whether due to system failures, computer viruses or physical or electronic break-ins, could affect the security or availability of our platforms and applications, and prevent our publishers and advertisers from accessing our services. A substantial portion of our network infrastructure is hosted by third-party providers. Any disruption in these services or any failure of these providers to handle existing or increased traffic could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. If we do not maintain or expand our network infrastructure successfully or if we experience operational failures, we could lose current and potential publishers and advertisers, which could harm our operating results and financial condition.

If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of users to access our platforms, our platforms and applications may be perceived as not being secure, advertisers and publishers may curtail or stop using our services, and we may incur significant legal and financial exposure.

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Our platforms and applications and the network infrastructure that is hosted by third-party providers involve the storage and transmission of advertiser and publisher proprietary information, and security breaches could expose us to a risk of loss of this information, litigation, and potential liability. Our security measures may be breached due to the actions of outside parties, employee error, malfeasance, security flaws in the third party hosting service that we rely upon or otherwise, and, as a result, an unauthorized party may obtain access to our data or our advertisers' or publishers' data. Additionally, outside parties may attempt to fraudulently induce employees, advertisers or publishers to disclose sensitive information in order to gain access to our data or our advertisers' or users' data.  Although we do have security measures in place, we have had instances where some publisher accounts were hacked and instances where customers have used credit cards fraudulently. While these breaches of our security did not result in material harm to our business, any future breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of our platforms and applications that could potentially have an adverse effect on our business. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed and we could lose advertisers and publishers.

Delays in releasing enhanced versions of our products and services could adversely affect our competitive position.

As part of our strategy, we expect to periodically release enhanced versions of our premier platforms and related services. Even if our new versions contain the features and functionality our customers want, in the event we are unable to timely introduce these new product releases, our competitive position may be harmed. We cannot assure you that we will be able to successfully complete the development of currently planned or future products in a timely and efficient manner. Due to the complexity of these products, internal quality assurance testing and customer testing of pre-commercial releases may reveal product performance issues or desirable feature enhancements that could lead us to postpone the release of these new versions. In addition, the reallocation of resources associated with any postponement would likely cause delays in the development and release of other future products or enhancements to our currently available products. Any delay in releasing other future products or enhancements of our products could cause our financial results to be adversely impacted.

If our technology platforms contain defects, we may need to suspend their availability and our business and reputation would be harmed.

Platforms as complex as ours often contain unknown and undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction and initial release of new platforms or enhancements to existing platforms. Although we attempt to resolve all errors that we believe would be considered serious by our customers before making our platforms available to them, our products are not error-free. These errors or performance problems could result in lost revenues or delays in customer acceptance that would be detrimental to our business and reputation. We may not be able to detect and correct errors before releasing our product commercially. We cannot assure you that undetected errors or performance problems in our existing or future products will not be discovered in the future or that known errors, considered minor by us, will not be considered serious by our customers, resulting in a decrease in our revenues.

We may be subject to lawsuits for information by our advertisers and social media publishers, which may affect our business.

Laws relating to the liability of providers of online services for activities of their advertisers or of social media publishers (such as bloggers, mobile users and tweeters) and for the content of their advertisers' listings are currently unsettled. It is unclear whether we could be subjected to claims for defamation, negligence, copyright or trademark infringement or claims based on other theories relating to the information we publish on our websites or the information that is published across our platforms. These types of claims have been brought, sometimes successfully, against online services, as well as print publications in the past. We may not successfully avoid civil or criminal liability for unlawful activities carried out by our advertisers or social media publishers. Our potential liability for unlawful activities of our advertisers or social media publishers or for the content of our advertisers' listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Our insurance may not adequately protect us against these types of claims and the defense of such claims may divert the attention of our management from our operations. If we are subjected to such lawsuits, it may adversely affect our business.

If we fail to detect click-fraud, we could lose the confidence of our advertisers and advertising partners as a result of lost revenue to advertisers or misappropriation of proprietary and confidential information, thereby causing our business to suffer.

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“Click-fraud” is a form of online fraud when a person or computer program imitates a legitimate user by clicking on an advertisement for the purpose generating a charge per click without having an actual interest in the target of the advertisement's link. We are exposed to the risk of fraudulent or illegitimate clicks on our sponsored listings. The security measures we have in place, which are designed to reduce the likelihood of click-fraud, detect click-fraud from time to time. While the instances of click-fraud that we have detected to date have not had a material effect on our business, click-fraud could result in an advertiser experiencing a reduced return on their investment in our advertising programs because the fraudulent clicks will not lead to revenue for the advertisers. As a result, our advertisers and advertising partners may become dissatisfied with our advertising programs, which could lead to loss of advertisers, advertising partners and revenue. In addition, anyone who is able to circumvent our security measures could misappropriate proprietary and confidential information or could cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to address problems caused by such breaches. Concerns over the security of the Internet and other online transactions and the privacy of users may also deter people from using the Internet to conduct transactions that involve transmitting confidential information.

If third parties claim that we infringe their intellectual property rights, it may result in costly litigation.

We cannot assure you that third parties will not claim our current or future products or services infringe their intellectual property rights. Any such claims, with or without merit, could cause costly litigation that could consume significant management time. As the number of product and services offerings in our market increases and functionalities increasingly overlap, companies such as ours may become increasingly subject to infringement claims. Such claims also might require us to enter into royalty or license agreements. If required, we may not be able to obtain such royalty or license agreements, or obtain them on terms acceptable to us.

We do not rely upon patents to protect our proprietary technology, and our competitors may be able to offer similar products and services which would harm our competitive position.

Our success depends upon our proprietary technology. We do not have patents on any of our technology and we have not filed any patent applications to date because we have determined that the costs of patent prosecution outweigh the benefits given the alternative of reliance upon copyright law to protect our computer code and other proprietary technology and properties. In addition to copyright laws, we rely upon service mark and trade secret laws, confidentiality procedures and contractual provisions to establish and protect our proprietary rights. As part of our confidentiality procedures, we enter into non-disclosure agreements with our employees and consultants. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. In addition, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products and services or design around any intellectual property rights we hold.

Our market is subject to rapid technological change and, to compete, we must continually enhance our products and services.

We must continue to enhance and improve the performance, functionality and reliability of our products and services. The SMS industry is characterized by rapid technological change, changes in user requirements and preferences, frequent new product and services introductions embodying new technologies and the emergence of new industry standards and practices that could render our products and services obsolete. In the past, we have discovered that some of our customers desire additional performance and functionality not currently offered by our products. Our success will depend, in part, on our ability to develop new products and services that address the increasingly sophisticated and varied needs of our customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, customer requirements or emerging industry standards, we may not be able to increase our revenue and expand our business.

Difficulties we may encounter managing our growth could adversely affect our results of operations.

We have experienced a period of growth that has placed, and if such growth continues, will continue to place, a strain on our administrative infrastructure. As our business needs expand, we intend to hire new employees assuming we complete our concurrent public offering. This expansion is placing and is expected to continue to place a significant strain on our managerial and financial resources. To manage the expected growth of our operations and personnel, we will be required to:

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•	improve existing, and implement new, operational, financial and management controls, reporting systems and procedures;

•	install enhanced management information systems; and

•	train, motivate and manage our employees.

We may not be able to install adequate management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to manage growth effectively, our business would be seriously harmed.

If we lose key personnel or are unable to attract and retain additional qualified personnel we may not be able to successfully manage our business and achieve our objectives.

We believe our future success will depend upon our ability to retain our key management, including Edward H. (Ted) Murphy, our President and Chief Executive Officer, Donna L. Mackenzie, our Chief Financial Officer, and Ryan S. Schram, our Chief Marketing Officer. We maintain key-man life insurance for our benefit on the life of Mr. Murphy in the amount of $1.5 million. We may not be successful in attracting, assimilating and retaining our employees in the future.

Our future success and our ability to expand our operations will also depend in large part on our ability to attract and retain additional qualified graphic designers, computer scientists, sales and marketing and senior management personnel. Competition for these types of employees is intense due to the limited number of qualified professionals and the high demand for them, particularly in the Orlando, Florida area, where our headquarters is located. We have in the past experienced difficulty in recruiting qualified personnel. Failure to attract, assimilate and retain personnel, particularly tech and sales and marketing personnel, would have a material adverse effect on our business and potential growth.

International operations could expose us to additional risks which could harm our business, prospects, results of operation, and financial condition.

We recently expanded into the European marketplace through our acquisition of a German SMS network, Magpie, and we have entered into a joint venture to provide a co-branded SponsoredTweets service in India. While international operations are not significant to our revenues, we plan to further expand internationally. In certain international markets, we may not benefit from any first-to-market advantages or otherwise succeed. In addition to risks described elsewhere in this section, our international operations expose us to additional risks, including the following:

•	changes in local political, economic, social, and labor conditions, which may adversely harm our business;

•	restrictions on foreign ownership and investments, and stringent foreign exchange controls that might prevent us from repatriating cash earned in countries outside the United States;

•	import and export requirements that may prevent us from offering products or providing services to a particular market and may increase our operating costs;

•	currency exchange rate fluctuations and our ability to manage these fluctuations through our foreign exchange risk management program;

•	longer payment cycles in some countries, increased credit risk, and higher levels of payment fraud;

•	uncertainty regarding liability for services and content, including uncertainty as a result of local laws and lack of legal precedent; and

•
different employee/employer relationships, existence of workers' councils and labor unions, and other challenges caused by distance, language, and cultural differences, making it harder to do business in certain jurisdictions.

In addition, compliance with complex foreign and U.S. laws and regulations that may apply to international operations increases may increase the cost of doing business in international jurisdictions. These numerous and sometimes conflicting laws and regulations include internal control and disclosure rules, data privacy and filtering requirements, anti-corruption laws, such as the Foreign Corrupt Practices Act, and other local laws prohibiting corrupt payments to governmental officials, and anti-competition regulations, among others. Violations of these laws and regulations could result in fines and penalties, criminal sanctions against us, our officers, or our employees, prohibitions on the conduct of our business and on our ability to offer our products and services in one or more countries, and could also materially affect our brand, our international expansion efforts, our ability to attract and retain employees, our business, and our operating results.

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Risks Relating to our Common Stock and our Concurrent Public Offering

Our promissory notes have a future determined conversion price which may result in substantial dilution to the ownership interests of our existing stockholders.

On February 3, 2012, we and our subsidiary, IZEA Innovations, Inc., jointly issued a senior secured promissory note in the principal amount of $550,000 to two of our existing shareholders. According to the terms of the note, if the note is not fully paid by maturity and the note's maturity is automatically extended until February 2, 2013, the noteholders may convert the outstanding principal amount of the note at a conversion price equal to 90% of the closing price of our common stock on the trading day prior to the date that the note becomes convertible. On May 4, 2012, we and our subsidiary, IZEA Innovations, Inc., jointly issued a 30-day promissory note to two of our existing shareholders in the principal amount of $75,000. In June 2012, the note was extended until December 4, 2012 and the parties agreed that the noteholders could convert the note at any time on or before the maturity date into shares of common stock at a conversion price equal to the lower of (i) $5.00 per share or (ii) 90% of the then market price based on a volume weighted average price per share of our common stock as quoted on Bloomberg for the ten trading days prior to the conversion date. The note bears interest at a rate of 8% per annum with a default rate of 18% per annum. The $75,000 note will automatically convert into shares of our common stock if we complete a public offering of our securities for gross proceeds of not less than $10,000,000. No payment of accrued interest on the note is required to be made to the noteholders upon such conversion.

The notes have a conversion price based upon the future trading price of our common stock without any “floor” conversion price, which makes the ultimate maximum number of shares to be issued upon conversion indeterminable at this time. The conversion of the note will result in a significant increase in the number of our outstanding shares and substantially dilute the ownership interests of existing stockholders. We have 1,848,015 shares of common stock outstanding as of September 5, 2012 . Upon completion of our concurrent public offering (at a public offering price of $1.00 per share), there will be approximately 4,048,015 shares of common stock outstanding. The conversion of both our convertible promissory notes with principal amounts totaling $625,000 would result in an additional issuance of 694,445 shares of common stock (assuming a conversion price of $0.90 per share). However, the actual conversion price could be lower resulting in even higher share amounts.

Exercise of stock options, warrants and other convertible securities will dilute your percentage of ownership and could cause our stock price to fall.

As of September 5, 2012 , we have outstanding stock options and warrants to purchase 415,366 shares of common stock, preferred stock convertible into 3,788 shares of common stock and convertible promissory notes with principal amounts totaling $625,000 convertible into 694,445 shares of common stock (assuming a conversion price of $0.90 per share) that could result in our issuing a significant number of additional shares of common stock. Additionally, we have available shares to issue stock options to purchase up to 253,053 shares of common stock under our May 2011 Equity Incentive Plan and up to 50,000 shares of common stock under our August 2011 Equity Incentive Plan. In the future, we may grant additional stock options, warrants and convertible securities. The exercise, conversion or exchange of stock options, warrants or convertible securities will dilute the percentage ownership of our other stockholders. Sales of a substantial number of shares of our common stock could cause the price of our common stock to fall and could impair our ability to raise capital by selling additional securities.

Our earnings are subject to substantial quarterly and annual fluctuations and to market downturns.

Our revenues and earnings may fluctuate significantly in the future. General economic or other political conditions may cause a downturn in the market for our products or services. Despite the recent improvements in market conditions, a future downturn in the market for our products or services could adversely affect our operating results and increase the risk of substantial quarterly and annual fluctuations in our earnings. Our future operating results may be affected by many factors, including, but not limited to: our ability to retain existing or secure anticipated advertisers and publishers; our ability to develop, introduce and market new products and services on a timely basis; changes in the mix of products developed, produced and sold; and disputes with our advertisers and publishers.  These factors affecting our future earnings are difficult to forecast and could harm our quarterly and/or annual operating results.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies.  As a public company, we expect these new rules and regulations to increase our compliance costs in 2011 and beyond and to make certain activities more time consuming and costly.  As a public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer

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liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Our stock price may be volatile.

The stock market in general, and the stock prices of technology-based companies in particular, have experienced volatility that often has been unrelated to the operating performance of any specific public company.  The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;

•	competitive pricing pressures;

•	our ability to obtain working capital financing;

•	additions or departures of key personnel;

•	limited "public float" in the hands of a small number of persons who sales or lack of sales could result in positive or negative pricing pressure on the market prices of our common stock;

•	expiration of any Rule 144 holding periods or registration of unregistered securities issued by us;

•	sales of our common stock;

•	our ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	regulatory developments; and

•	economic and other external factors.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

 We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.  The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There may be a limited public market for our securities; we presently fail to qualify for listing on any national securities exchanges.

Our common stock currently does not meet all of the requirements for initial listing on a national securities exchange. Specifically, the bid price of our common stock is less than the minimum bid price required to obtain a listing. Trading in our common stock continues to be conducted in the over-the-counter market. As a result, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of our common stock, and our common stock may be less attractive for margin loans, for investment by larger financial institutions, as consideration in possible future acquisition transactions or other purposes.

 Our common stock is currently deemed a “penny stock,” which makes it more difficult for our investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act.  The penny stock rules generally apply to companies whose common stock is not listed on the Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market,

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if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately and timely or to prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. As discussed in our 2011 Annual Report on Form 10-K, due to our limited resources and the short period of time since becoming a public reporting company, we have not been able to conduct an assessment of our internal control over financial reporting for 2011 and have excluded management's assessment of internal control over financial reporting for 2011. In addition, during the quarter ended June 30, 2011, a material weakness existed in our internal controls over financial reporting with respect to the incompletion of our assessment of the accounting impact of the issuance of complex and non-standard debt and equity instruments in May 2011. As a result of this material weakness, we were required to restate our financial statements for the quarter ended June 30, 2011. This material weakness was subsequently remediated as of September 30, 2011. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

You will experience immediate and substantial dilution as a result of our concurrent public offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of our concurrent public offering. After giving effect to the sale by us of 2,200,000 shares of common stock offered in our concurrent public offering at a public offering price of $1.00 per share, investors in our concurrent public offering can expect an immediate dilution of $1.10 per share, or 110% at the public offering price. In addition, in the past, we have issued convertible preferred stock, stock options and warrants to acquire shares of our common stock. To the extent these securities are ultimately converted or exercised, you will sustain further dilution. We may also acquire other technologies or finance strategic alliances by issuing equity, which may result in additional dilution to our stockholders.

If you are not an institutional investor, you may purchase securities in our concurrent public offering only if you reside within the states in which we will apply to have the securities registered or are exempt from registration, and, if required, meet any requisite suitability standards.

Because our common stock is quoted on the OTCQB marketplace and not listed on a national securities exchange, our concurrent public offering must be registered, or be exempt from registration, in any state in which the securities are to be offered or sold. We will apply to register securities, or will seek to obtain an exemption from registration, only in certain states. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. The definition of an “institutional investor” varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. If you are not an institutional investor, you may purchase securities in our concurrent public offering only if you reside in the jurisdictions where there is an effective registration or exemption, and, if required, meet any requisite suitability standards.

Because we are seeking a limited offering qualification in California, sales of our shares will be limited in California.

We are seeking a limited offering qualification of our securities in California. If the offering is approved in California on the basis of such limited offering qualification, in the absence of any other exemptions, offers and sales of our securities can only be made to proposed California purchasers based on their meeting certain suitability standards. California investors must meet at least one of the following criteria:

•	a $150,000 liquid net worth (a net worth exclusive of home, home furnishings and automobile), plus estimated $70,000 gross income during the current tax year; or

•	a $250,000 liquid net worth and an investment limitation of not more than 10% of the investor's liquid net worth.

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If the offering is approved in California on the basis of a limited offering qualification, we will not have to demonstrate compliance with some of the merit regulations of the California Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 et seq. In addition, the exemptions for secondary trading in California available under California Corporations Code Section 25104(h) will be withheld, although there may be other exemptions to cover private sales in California of a bona fide owner for his own account without advertising and without being effected by or through a broker-dealer in a public offering.

Until we register a class of our securities under Section 12 of the Securities Exchange Act of 1934, we will only be subject to the periodic reporting obligations imposed by Section 15(d) of the Securities Exchange Act of 1934.

Until such time as we register a class of our securities under Section 12 of the Securities Exchange Act of 1934, we will only be subject to the periodic reporting obligations imposed by Section 15(d) of the Securities Exchange Act of 1934. Accordingly, we will not be subject to the proxy rules, Section 16 short-swing profit provisions, beneficial ownership reporting, the bulk of the tender offer rules and the reporting requirements of Section 13 of the Securities Exchange Act of 1934.

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NOTE ON FORWARD-LOOKING STATEMENTS
Some of the statements in this prospectus are forward-looking statements that involve risks and uncertainties. In some cases, you can identify forward-looking statements by our use of words such as “may,” “could,” “should,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” or the negative or other variations of these words and other similar words. Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, among others, those discussed in more detail under the heading “Risk Factors” and elsewhere in this prospectus.
Our forward-looking statements are based on our current expectations, intentions and beliefs as of the date of this prospectus. Although we believe that the expectations reflected in our forward-looking statements are reasonable as of the date of this prospectus, we cannot guarantee future results, acquisitions of new creditor clients, settlement volumes or amounts, levels of activity, performance or achievements or other future events. You should not place undue reliance on our forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ seriously from expectations are:

•	our ability to raise additional funding,

•	our ability to maintain and grow our business,

•	variability of operating results,

•	our ability to maintain and enhance our brand,

•	our expansion and development of new products and services,

•	marketing and other business development initiatives,

•	competition in the industry,

•	general government regulation,

•	economic conditions,

•	dependence on key personnel,

•	the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the service requirements of our clients,

•	our ability to protect our intellectual property,

•	the potential liability with respect to actions taken by our existing and past employees,

•	risks associated with international sales, and

•	other risks described in this prospectus and in our other filings with the SEC.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered for sale by them under this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders.

We will bear all expenses incident to the registration of the shares of our common stock under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included in this prospectus.
Special Note Regarding Forward-Looking Information

The following discussion and analysis is provided to increase the understanding of, and should be read in conjunction with, our consolidated financial statements and related notes included elsewhere in this Report. Historical results and percentage relationships among any amounts in these financial statements are not necessarily indicative of trends in operating results for any future period. This report contains “forward-looking statements.” The statements, which are not historical facts contained in this report, including this Management's Discussion and Analysis of Financial Condition and Results of Operations, and notes to our consolidated financial statements, particularly those that utilize terminology such as “may” “will,” “should,” “expects,” “anticipates,” “estimates,” “believes,” or “plans” or comparable terminology are forward-looking statements. Such statements are based on currently available operating, financial and competitive information, and are subject to various risks and uncertainties. Future events and our actual results may differ materially from the results reflected in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, our ability to raise additional funding, our ability to maintain and grow our business, variability of operating results, our ability to maintain and enhance our brand, our expansion and development of new products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the service requirements of our clients, our ability to protect our intellectual property, the potential liability with respect to actions taken by our existing and past employees, risks associated with international sales, and other risks described herein and in our other filings with the Securities and Exchange Commission.

The safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934 excludes issuers of “penny stock” (as defined in Rule 3a51-1 under the Securities Exchange Act of 1934). Our common stock currently falls within that definition.

All forward-looking statements in this document are based on information currently available to us as of the date of this report, and we assume no obligation to update any forward-looking statements.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Company History

IZEA, Inc., formerly known as IZEA Holdings, Inc., and before that Rapid Holdings, Inc., was incorporated in Nevada on March 22, 2010.  On May 12, 2011, we completed a share exchange pursuant to which we acquired all of the capital stock of IZEA Innovations, Inc. ("IZEA"), which became our wholly owned subsidiary.  IZEA was incorporated in the state of Florida in February 2006 and was later reincorporated in the state of Delaware in September 2006 and changed its name to IZEA, Inc. from PayPerPost, Inc. on November 2, 2007. In connection with the share exchange, we discontinued our former business and continued the SMS business of IZEA as our sole line of business. On November 23, 2011, our name changed from "IZEA Holdings, Inc." to "IZEA, Inc." and the name of our subsidiary changed from "IZEA, Inc." to "IZEA Innovations, Inc."

The share exchange was accounted for as a reverse merger and recapitalization where IZEA was the acquirer for accounting purposes and IZEA, Inc. was the acquired company. Accordingly, IZEA's historical financial statements for periods prior to the acquisition have become ours retroactively restated for, and giving effect to, the number of shares received in the share exchange.  The assets, liabilities and accumulated earnings, along with operations, reported in the financial statements prior to the share exchange are those of IZEA and are recorded at the historical cost basis.

On July 30, 2012, we filed a Certificate of Change with the Secretary of State of Nevada to effect a reverse stock split of the issued and outstanding shares of our common stock at a ratio of one share for every 40 shares outstanding prior to the effective date of the reverse stock split. Additionally, our authorized shares of common stock was decreased from 500,000,000 shares to 12,500,000 shares. All share and per share information for our common stock or common stock equivalents issued on or after May 12, 2011 in this prospectus reflects, and where appropriate, is restated for a 1-for-40 reverse stock split of our outstanding shares of common stock that became market effective on August 1, 2012.

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Company Overview

We are a leading company in the growing social media sponsorship (SMS) segment of social media, where a company compensates a social media publisher to share sponsored content within their social network.  We accomplish this by operating multiple marketplaces that include our premier platforms SocialSpark, SponsoredTweets and WeReward, as well as our legacy platforms PayPerPost and InPostLinks. Our advertisers include a wide range of small and large businesses, including Fortune 500 companies, as well as advertising agencies. We generate our primary revenue through the sale of SMS to our advertisers.  We fulfill the SMS through our marketplace platforms by connecting our social media publishers such as bloggers, tweeters and mobile application users with our advertisers.

Results of Operations

Results of Operations for the Six Months Ended June 30, 2012 Compared to June 30, 2011

	Six Months Ended June 30,
	2012	2011	$ Change	% Change
Revenue	$2,849,385	$1,768,679	$1,080,706	61.1%
Cost of sales	1,159,771	822,734	337,037	41.0%
Gross profit	1,689,614	945,945	743,669	78.6%
Operating expenses:
General and administrative	3,471,752	1,896,531	1,575,221	83.1%
Sales and marketing	797,595	311,434	486,161	156.1%
Total operating expenses	4,269,347	2,207,965	2,061,382	93.4%
Loss from operations	(2,579,733)	(1,262,020)	(1,317,713)	(104.4)%
Other income (expense):
Interest expense	(44,267)	(15,032)	(29,235)	194.5%
Loss on exchange and change in fair value of derivatives, net	(133,034)	29,791	(162,825)	(546.6)%
Other income (expense), net	455	38	417	1,097.4%
Total other income (expense)	(176,846)	14,797	(191,643)	1,295.1%
Net loss	$(2,756,579)	$(1,247,223)	$(1,509,356)	(121.0)%

Revenues

We derive revenue from three sources: revenue from an advertiser for the use of our network of social media publishers to fulfill advertiser sponsor requests for a blog post, tweet, click, purchase, or action ("Sponsored Revenue"), revenue from the posting of targeted display advertising ("Media Revenue") and revenue derived from various service fees charged to advertisers for management, maintenance and enhancement of their accounts, and to publishers for maintenance and enhancement of their accounts ("Service Fee Revenue").

Revenues for the six months ended June 30, 2012 increased by $1,080,706, or 61.1%, compared to the same period in 2011. The increase was attributable to a $1,011,000 increase in our Sponsored Revenue and $132,000 from our new revenue stream, Media Revenue, offset by a $62,000 decline in Service Fee Revenue. In the six months ended June 30, 2012, Sponsored Revenue was 84%, Media Revenue was 5% and Service Fee Revenue was 11% of total revenue compared to Sponsored Revenue of 79% and Service Fee Revenue of 21% in the six months ended June 30, 2011. The increase in Sponsored Revenue was primarily attributable to increased sales growth in our premier social media platforms, Social Spark and SponsoredTweets. This exponential growth was brought about by a focus on localized client development through the increase in number of our executive sales team in Orlando, New York City, Chicago, Seattle and Dallas. This resulted in an increase in the number of customers starting campaigns and an increase in the average revenue per customer. The increase in Media Revenue was due to the implementation of IZEAMedia, our display advertising solution, for our platforms.  IZEAMedia is a new feature that allows our publishers to place targeted display advertising in three of our platforms, SocialSpark, PayPerPost and Staree, for which we share revenue with the publisher. Service fees declined during the period because a majority of the fees were initially assessed to our customers in the second quarter of 2011 when new service fee policies were implemented.

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While we expect that revenue from our legacy platforms, PayPerPost and InPostLinks, will continue to decline in amount and as a percentage of our total revenue, we still expect to increase our total revenue by over 100% in 2012 by expanding our professional sales staff, increasing average revenue per customer, adding features to our existing platforms and introducing new platforms to take advantage of social media activities. We have expanded and plan to continue the expansion our sales staff with outside sales executives that are located in major markets outside of our corporate headquarters. We believe that locating outside sales executives in close proximity to our customers will help drive a closer relationship with our customers resulting in increased repeat spending and an increase in average revenue per customer. We also plan to expand our internal sales representatives to augment the efforts of our outside sales executives so that we can take advantage of the doubling of potential revenue opportunities for our Company in the past year. We have seen total qualified revenue opportunities for our sales team grow from $4 million in June 2011 to over $9 million in June 2012. We continuously review our existing platforms and our industry in order to add new features and additional revenue streams. Two current examples are the new revenue stream from IZEAMedia and the introduction of our new platform, www.staree.com. Our Staree platform allows us to further our efforts in social media sponsorships with a site that allows the sharing of sponsored photos and videos.

Cost of Sales and Gross Profit

Our cost of sales comprise primarily of amounts paid to our social media publishers for fulfilling an advertiser’s sponsor request for a blog post, tweet, click, purchase or action.

Cost of sales for the six months ended June 30, 2012 increased by $337,037, or 41.0%, compared to the same period in 2011.   Cost of sales increased as a direct result of the increase in our Sponsored Revenue and the direct publisher costs to generate such revenue. Publisher costs typically range from 50% to 80% of the advertising campaign depending on the type of publisher used in the campaign. Celebrity publishers typically used in our SponsoredTweets marketplace cost more than our average publisher cost of 50% in other marketplaces.

Gross profit for the six months ended June 30, 2012 increased by $743,669, or 78.6%, compared to the same period in 2011.  However, our gross margin remained at 59% for the six months ended June 30, 2012 and 2011. The increase in gross profit is a result of the higher revenue.

Operating Expenses

Operating expenses consist of general and administrative, and sales and marketing expenses.  Total operating expenses for the six months ended June 30, 2012 increased by $2,061,382, or 93.4%, compared to the same period in 2011. The increase was primarily attributable to increased payroll expenses, professional fees, costs of being a public company and increases in sales and marketing expenses.

General and administrative expenses consist primarily of payroll, general operating costs, public company costs, facilities costs, insurance, depreciation, professional fees, and investor relations fees.  General and administrative expenses for the six months ended June 30, 2012 increased by $1,575,221 or 83.1%, compared to the same period in 2011. The increase was primarily attributable to a $52,000 increase in rent expense with the addition of three new office space locations in mid-2011, a $670,000 increase in payroll, personnel and related benefit expenses due to salary increases and additional employees, a $90,000 increase in travel related to additional personnel in multiple locations, a $432,000 increase in professional fees and reporting costs as a result of the abandoned financing transactions, a $116,000 increase in costs for investor relations as a result of being a public company, and an increase in stock-based compensation of $103,000.  We expect that personnel costs and professional fees will continue to increase over prior levels as we continue to expand our sales force, work on financing transactions, and incur a full year of reporting costs and investor relations activities as a public company.

Sales and marketing expenses consist primarily of compensation for sales and marketing and related support resources, sales commissions and trade show expenses. Sales and marketing expenses for the six months ended June 30, 2012 increased by $486,161 or 156.1%, compared to the same period in 2011.   The increase was primarily attributable to the increase in tradeshow activities, the addition of more outside contractors to support our customers and promotional expenses to launch our new products and services, Staree in particular. In May 2012, we entered into four agreements to issue a total of 75,521 shares of restricted common stock for celebrity endorsements of our products and services (primarily to related to the launch of our new Staree platform). In the majority of the agreements, the restricted stock vested 25% immediately upon the signing of the agreements and then vests 6.25% per month over the following twelve months. In addition to the shares, we paid cash payments of $100,000. We recorded a total of $254,223 in marketing expense for the value of the restricted awards vested and the cash payments earned during the six months ended June 30, 2012. Future compensation related to nonvested restricted awards expected to vest and unearned cash compensation of $236,245 is estimated to be recognized over the remaining individual contract terms of up to eleven months.

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Other Income (Expense)

Other income (expense) consists primarily of interest expense and the change in the fair value of derivatives.

Interest expense during the six months ended June 30, 2012 increased by $29,235 compared to the same period in 2011 primarily due to the issuance of a senior secured promissory note in the principal amount of $550,000 in February 2012 and a $75,000 promissory note in May 2012. The carrying value and the direct finance costs on the notes are subject to amortization, through charges to interest expense, over the term to maturity using the effective interest method.

We entered into financing transactions during the six months ended June 30, 2012 and 2011 that gave rise to derivative liabilities. These financial instruments are carried as derivative liabilities, at fair value, in our financial statements. Changes in the fair value of derivative financial instruments are required to be recorded in other income (expense) in the period of change. We recorded income resulting from the change in the fair value of certain warrants during the six months ended June 30, 2012 and 2011 in the amount of $727,725 and $29,791, respectively. We recognized a $764,513 loss on exchange when we redeemed certain warrants to purchase an aggregate of 123,052 shares of common stock for the same number of shares without the Company receiving any further cash consideration during the six months ended June 30, 2012. Additionally, we recorded $96,246 in expense resulting from the change in the fair value of our compound embedded derivatives in our promissory notes during the six months ended June 30, 2012. The net effect of these changes in fair values and loss on exchange of warrants resulted in a total expense of $133,034 and income of $29,791 during the six months ended June 30, 2012 and 2011, respectively. We have no control over the amount of change in the fair value of our derivative instruments as this is a factor based on fluctuating rates and market conditions outside of our control.

Net Loss

Net loss for the three months ended June 30, 2012 was $2,756,579 which increased from the net loss of $1,247,223 for the same period in 2011.  As discussed above, although gross profit increased over the prior year due to increased revenue, these improvements were exceeded by the large increase in operating expenses attributable to increased headcount, professional fees, public company and other sales and marketing expenses.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

	Years Ended December 31,
	2011	2010	$ Change	% Change
Revenue	$4,347,235	$3,821,538	$525,697	13.8%
Cost of sales	1,951,571	1,819,031	132,540	7.3%
Gross profit	2,395,664	2,002,507	393,157	19.6%
Operating expenses:
General and administrative	5,859,087	3,319,257	2,539,830	76.5%
Sales and marketing	823,365	766,390	56,975	7.4%
Total operating expenses	6,682,452	4,085,647	2,596,805	63.6%
Loss from operations	(4,286,788)	(2,083,140)	(2,203,648)	(105.8)%
Other income (expense):
Interest expense	(24,392)	(74,644)	50,252	(67.3)%
Change in fair value of warrant liability	332,484	—	332,484	100.0%
Other income (expense), net	104	25	79	316.0%
Total other income (expense)	308,196	(74,619)	382,815	513.0%
Net loss	$(3,978,592)	$(2,157,759)	$(1,820,833)	(84.4)%

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Revenues

We derive revenue from two sources: revenue from an advertiser for the use of our network of social media publishers to fulfill advertiser sponsor requests for a blog post, tweet, click, purchase, or action and revenue derived from various service fees charged to advertisers for management, maintenance and enhancement of their accounts, and to publishers for maintenance and enhancement of their accounts.

Revenues for the year ended December 31, 2011 increased by $525,697, or 13.8%, compared to the same period in 2010. The increase was attributable to an approximately $96,000 increase in our Sponsored Revenue and a $429,000 increase in Service Fee Revenue. In 2011, Sponsored Revenue was 80% and Service Fee Revenue was 20% of total revenue compared to Sponsored Revenue of 88% and Service Fee Revenue of 12% in 2010. The increase in Sponsored Revenue was primarily attributable to increased sales from our expanded sales force and growth in our three premier social media platforms, Social Spark, SponsoredTweets and WeReward. These products accounted for 70% of our revenue in 2011 compared to 51% of our revenue in 2010. The increase in Service Fee Revenue is primarily due to the growth in our managed customer base on which we receive management fee revenue and additional account maintenance fees received from advertisers and publishers.  We expect that our revenue will continue to increase over prior period levels as we continue to focus our sales efforts on our three premier social media marketing platforms.

Cost of Sales and Gross Profit

Our cost of sales comprise primarily of amounts paid to our social media publishers for fulfilling an advertiser's sponsor request for a blog post, tweet, click, purchase, or action.

Cost of sales for the year ended December 31, 2011 increased by $132,540, or 7.3%, compared to the same period in 2010.   Cost of sales increased as a direct result of the increase in our Sponsored Revenue and higher publisher costs to generate such revenue. Publisher costs typically range from 50% to 80% of the advertising campaign depending on the type of publisher used in the campaign. Celebrity publishers typically used in our SponsoredTweets marketplace cost more than our average publisher cost of 50% in other marketplaces.

Gross profit for the year ended December 31, 2011 increased by $393,157, or 19.6%, compared to the same period in 2010.  Our gross margin increased to 55% for the twelve months ended December 31, 2011 as compared to 52% for the same period in 2010. The gross margin increase was primarily attributable to the substantial increase in service fees received from advertisers and publishers that have minimal costs associated with the revenue.

Operating Expenses

Operating expenses consist of general and administrative, and sales and marketing expenses.  Total operating expenses for the year ended December 31, 2011 increased by $2,596,805, or 63.6%, compared to the same period in 2010. The increase was primarily attributable to increased payroll and operating expenses, costs of being a public company and increases in sales and marketing expenses.

General and administrative expenses consist primarily of payroll, general operating costs, public company costs, facilities costs, insurance, depreciation, professional fees and investor relations fees.  General and administrative expenses for the year ended December 31, 2011 increased by $2,539,830 or 76.5%, compared to the same period in 2010. The increase was primarily attributable to a $77,000 increase in rent expense with the addition of three new office space locations in 2011, a $732,000 increase in payroll, personnel and related benefit expenses due to salary increases and additional employees, a $236,000 increase in professional fees and reporting costs as a result the financing transactions and costs of being a public company in 2011, and investor relations costs of $1,216,000.  We paid $1,180,000 including the $165,000 value of 500,000 shares of common stock issued to one consulting company for investor relation services that included an investor marketing campaign during 2011. We do not anticipate large expenditures on investor relations campaigns in future periods of the same magnitude as in our first few months of becoming a public company in 2011. However, we do anticipate continued higher costs in 2012 related to the costs of being a public company, including but not limited to legal, accounting, transfer agent and other fees, as a result of future public offerings and a full year of public reporting costs in 2012 compared to only a half year in 2011.

Sales and marketing expenses consist primarily of compensation for sales and marketing and related support resources, sales commissions and trade show expenses. Sales and marketing expenses for the year ended December 31, 2011 increased by $56,975 or 7.4%, compared to the same period in 2010.   The increase was also attributable to the marketing of our SocialSpark, SponsoredTweets and WeReward platforms.

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Other Income (Expense)

Other income (expense) consists primarily of interest expense and the change in the fair value of warrant liability.

Interest expense during the year ended December 31, 2011 decreased by $50,252 compared to the same period in 2010 due to our overall reduction in debt as a result of the conversion of $1,444,800 of related party notes payable in May 2010 and principal payments made on our note payable to the bank.

We recognized other income for a change in fair value of our warrant liability of $332,484 during the year ended December 31, 2011 related to warrants issued in connection with the May 2011 Offering as further discussed below. We have no control over the amount of change in the fair value of our derivative instruments as this is a factor based on fluctuating rates and market conditions outside of our control.

Net Loss

Net loss for the year ended December 31, 2011was $3,978,592 which increased from the net loss of $2,157,759 for the same period in 2010,   As discussed above, although gross profit increased over the prior year due to increased revenue and interest expense declined as a result of the conversion of debt in 2010, these improvements were exceeded by the large increase in operating expenses attributable to increased headcount, public company and investor relations costs, and other sales and marketing expenses.

Liquidity and Capital Resources

Our cash position was $190,225 as of June 30, 2012 as compared to $225,277 as of December 31, 2011, a decrease of $35,052.  We have incurred significant net losses and negative cash flow from operations since our inception. We incurred net losses of $2,756,579 and $3,978,592 for the six months ended June 30, 2012 and for the year ended December 31, 2011, respectively, and had an accumulated deficit of $20,887,363 as of June 30, 2012.   The opinion of our independent registered public accounting firm on our audited financial statements as of and for the year ended December 31, 2011 contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon raising capital from financing transactions.

Cash used for operating activities was $1,778,885 during the six months ended June 30, 2012 and was primarily a result of our net loss during the period of $2,756,579.  Cash provided by financing activities was $1,749,192 during the six months ended June 30, 2012 and was primarily a result of net proceeds of $543,700 received from the issuance of a promissory notes and $1,221,858 received from the sale of our common stock as further discussed below. Financing activities were reduced by principal payments of $17,465 on our capital leases.

To date, we have financed our operations through internally generated revenue from operations, the sale of our equity and the issuance of notes and loans from shareholders.

On February 3, 2012, we issued a senior secured promissory note in the principal amount of $550,000 with an original issuance discount of $50,000, plus $3,500 in lender fees to two of our existing shareholders.  In connection with the note, we incurred expenses of $21,800 for legal and other fees. Accordingly, net cash proceeds from the note amounted to $474,700. Unless earlier converted, exchanged or prepaid, the note matures on February 2, 2013. The note may be prepaid by us at any time. The obligations under the note are first priority senior secured obligations (subject to an equipment lease) and are secured by substantially all of our assets and assets of our subsidiary. The face value of the note may be exchanged at the option of the holders into the applicable dollar amount of equity securities issued by us in a subsequent financing. The holders may convert the outstanding principal amount of the note at a conversion price of 90% of the closing price of our common stock on the trading day prior to the date that the note becomes convertible, subject to further adjustment in the case of stock splits, reclassifications, reorganizations, certain issuances at less than the conversion price and the like. We are further subject to certain liquidated damages if we fail to timely effectuate a conversion under the terms of the note. Until such time that the note is no longer outstanding, without the consent of the holders, we are prohibited from incurring certain debt, selling any account receivable or declaring any dividend.

During the six months ended June 30, 2012, we issued 551 shares of common stock upon receipt of cash proceeds of $1,099 for the exercise of stock options at an average exercise price of $2.00 per share.

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On May 4, 2012, we and our subsidiary, IZEA Innovations, Inc., jointly issued a 30-day promissory note to two of our existing shareholders, Michael Brauser and Barry Honig, in the principal amount of $75,000. In June 2012, the note was extended until December 4, 2012 and the parties agreed that the noteholders could convert the note at any time on or before the maturity date into shares of common stock at a conversion price equal to the lower of (i) $5.00 per share or (ii) 90% of the then market price based on a volume weighted average price per share of our common stock as quoted on Bloomberg for the ten trading days prior to the conversion date. The note bears interest at a rate of 8% per annum with a default rate of 18% per annum. The $75,000 note will automatically convert into shares of our common stock if we complete a public offering of our securities for gross proceeds of not less than $10,000,000. No payment of accrued interest on the note is required to be made to the noteholders upon such conversion.

On May 8 and 15, 2012, we sold a total of 274,224 shares of our common stock at a purchase price of $5.00 per share, receiving gross proceeds of $1,371,120, in a private placement to accredited investors, pursuant to the terms of a Common Stock Purchase Agreement. Pursuant to the terms of a Registration Rights Agreement, we timely filed a registration statement with the SEC for purposes of registering the resale of the shares of common stock sold in the private placement on June 6, 2012. In the event the registration statement is not declared effective within 105 days following the final closing (or 135 days if the registration statement is reviewed by the SEC), we will pay the investors 0.5% of the subscription amount of their shares for every 30-day period that the registration statement is not declared effective, subject to the ability of the investors to sell their shares pursuant to Rule 144. The liquidated damages can be paid in cash or in additional shares of our common stock, at our option.

In May and June 2012, in accordance with the terms of the May 2011 Offering financing documents, investors converted 225 shares of the Series A convertible preferred stock into 170,455 shares of common stock. As of June 30, 2012, only 5 shares of the Series A convertible preferred stock remained outstanding.

In May and June 2012, pursuant to separate private transactions, nineteen warrant holders exchanged their warrants to purchase an aggregate of 123,052 shares of common stock for the same number of shares without the Company receiving any further cash consideration. These transactions were effected in order to reduce the substantial overhang represented by the warrants issued in the May 2011 reverse merger and private placement.

In July 2012, we entered into three agreements to issue a total of 60,000 shares of restricted common stock for celebrity endorsements of our products and services. In the majority of the agreements, the restricted stock vested 25% immediately upon the signing of the agreements and then vests 6.25% per month over the following twelve months.

On July 2, 2012, we issued 71,221 shares of common stock to our former legal counsel in order to pay for general legal services totaling $356,103.

On August 1, 2012, Edward H. (Ted) Murphy, our President and Chief Executive Officer, purchased 8,000 shares of our common stock directly from us in a private transaction approved by disinterested members of our board of directors. Mr. Murphy paid a total purchase price of $19,200 or $2.40 per common share, the market price on August 1, 2012.

On August 6, 2012, Ryan S. Schram, our Chief Marketing Officer, purchased 8,000 shares of our common stock directly from us in a private transaction approved by our board of directors. Mr. Schram paid a total purchase price of $19,200 or $2.40 per common share.

On August 6, 2012, Brian W. Brady, a director, made a private investment of $100,000 for the purchase of 41,667 shares of our common stock at $2.40 per share. In accordance with the terms of the stock subscription agreement, if our proposed public offering is priced and sold below $2.40 per share within 120 days following the closing of the investment, we will issue additional shares to him, effectively adjusting the purchase price per share to 10% below the public offering price, with a floor of $.50 per share. Mr. Brady also received 35,000 shares of our restricted common stock and may receive a $10,000 cash finance fee upon a closing of any equity offering or debt financing by us with net proceeds exceeding $2.0 million.

We used the proceeds from the above stock issuances for general working capital purposes. We are in the process of registering shares of our common stock for a public offering pursuant to a registration statement filed with the SEC to raise gross proceeds of at least $2,200,000 in order to meet the needs of our operations and future growth plans. Other financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing alternatives. However, the trading price of our common stock and a downturn in the U.S. equity markets could make it more difficult to complete a public offering or obtain financing through the issuance of equity or debt securities. Even if we are able to raise funds in financing transactions, it is possible that we could incur unexpected costs and expenses, fail to collect significant

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amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock.

There can be no assurance that we will be successful in our public offering or in any other financing or that the terms of any such financing transactions will not result in the issuance, or potential issuance, of a significant amount of equity securities that will cause substantial dilution to our stockholders. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing by the end of February 2013, we may be forced to reduce planned expenditures, curtail our operations or sell some of our assets.

Off Balance Sheet Arrangements

We do not engage in any activities involving variable interest entities or off-balance sheet arrangements.

Critical Accounting Policies and Use of Estimates

The preparation of the accompanying financial statements and related disclosures in conformity with U.S. GAAP requires us to make judgments, assumptions and estimates that affect the amounts reported in the accompanying financial statements and the accompanying notes.  The preparation of these financial statements requires managements to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities.  When making these estimates and assumptions, we consider our historical experience, our knowledge of economic and market factors and various other factors that we believe to be reasonable under the circumstances. Actual results could differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used in the preparation of the financial statements.

Accounts receivable are customer obligations due under normal trade terms. Uncollectability of accounts receivable is not significant since most customers are bound by contract and are required to fund us for all the costs of an “opportunity,” defined as an order created by an advertiser for a publisher to write about the advertiser's product. If a portion of the account balance is deemed uncollectible, we will either write-off the amount owed or provide a reserve based on the uncollectible portion of the account. Management determines the collectability of accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history and current economic conditions. We have a reserve for doubtful accounts of $10,000 at March 31, 2012 and December 31, 2011. We believe that this estimate is reasonable, but there can be no assurance that our estimate will not change as a result of a change in economic conditions or business conditions within our industry, our individual customers or our Company. Any adjustments to this account are reflected in the statements of operations as a general and administrative expense.

We derive our revenue from three sources: revenue from an advertiser for the use of the our network of social media publishers to fulfill advertiser sponsor requests for a blog post, tweet, click, purchase, or action ("Sponsored Revenue"), revenue from the posting of targeted display advertising ("Media Revenue") and revenue derived from various service fees charged to advertisers and publishers ("Service Fee Revenue"). Service fees to publishers include upgrade account fees for obtaining greater visibility to advertisers in advertiser searches in our platforms, early cash out fees and inactivity fees for dormant accounts. Media Revenue is generated when our publishers to place targeted display advertising in blogs. Sponsored revenue is recognized and considered earned after an advertiser's opportunity is posted on our websites and their request was completed and content listed, as applicable, by our publishers for a requisite period of time. The requisite period ranges from 3 days for an action or tweet to 30 days for a blog. Customers may prepay for services by placing a deposit in their account with us. In these cases, the deposits are recorded as unearned revenue until earned as described above. Service fees are recognized upon completion of the management of an advertiser's campaign or immediately when the maintenance or enhancement service is performed for an advertiser or publisher.   All of our revenue is generated through the rendering of services and is recognized under the general guidelines of SAB Topic 13 A.1 which states that revenue will be recognized when it is realized or realizable and earned. We consider our revenue as generally realized or realizable and earned once (i) persuasive evidence of an arrangement exists, (ii) services have been rendered, (iii) our price to the advertiser or customer is fixed (required to be paid at a set amount that is not subject to refund or adjustment) and determinable, and (iv) collectability is reasonably assured. We record revenue on the gross amount earned since we generally are the primary obligor in the arrangement, establish the pricing and determine the service specifications.

Stock based compensation is measured at grant date, based on the fair value of the award, and is recognized as an

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expense over the employee's requisite service period.  We estimate the fair value of each stock option as of the date of grant using the Black-Scholes pricing model.  Options vest ratably over four years with one-fourth of options vesting one year from the date of grant and the remaining options  vesting monthly, in equal increments over the remaining three-year period  and generally have ten-year contract lives.  We estimate the fair value of our common stock using recent independent valuations or the value paid in the most recent equity or financing transactions.  We estimate the volatility of our common stock at the date of grant based on the volatility of comparable peer companies which are publicly traded. We determine the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. We use the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We estimate forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates. Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change. Changes also impact the amount of unamortized compensation expense to be recognized in future periods.

The following table shows the amount of options granted under our 2007 Equity Incentive Plan and the assumptions used to determine the fair value of those options during the year ended December 31, 2010 and from January 1, 2011 through May 12, 2011, the date the 2007 Plan was canceled:

2007 Equity Incentive Plan Options Granted

Period Ended	Total Options Granted	Weighted Average Fair Value of Series A Common Stock	Weighted Average Expected Term	Weighted Average Volatility	Weighted Average Risk Free Interest Rate	Weighted Average Fair Value of Options Granted
December 31, 2010	1,800	$1.10	5 years	59.55%	2.65%	$0.58
May 12, 2011	3,788,620	$0.03	5 years	54.96%	2.36%	$0.02

The following table shows the amount of options granted under our May and August 2011 Equity Incentive Plans and the assumptions used to determine the fair value of those options during the year ended December 31, 2011 and the quarterly periods ended March 31, 2012 and June 30, 2012:

2011 Equity Incentive Plan Options Granted

Period Ended	Total Options Granted	Weighted Average Fair Value of Common Stock	Weighted Average Expected Term	Weighted Average Volatility	Weighted Average Risk Free Interest Rate	Weighted Average Fair Value of Options Granted
December 31, 2011	119,707	$13.20	5 years	55.05%	1.84%	$2.13
March 31, 2012	2,751	$12.50	5 years	54.85%	0.82%	$3.36
June 30, 2012	347,667	$5.18	5 years	54.93%	0.76%	$2.26

     There were 396,932 options outstanding as of September 5, 2012 with a weighted average exercise price of $6.00 per share.  There is no aggregate intrinsic value on the exercisable, outstanding options as of September 5, 2012 since the weighted average exercise price exceeded the market price of our common stock on such date.

We account for derivative instruments in accordance with ASC 815, Derivatives and Hedging, which requires additional disclosures about the our objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements. We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

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We record a beneficial conversion feature (“BCF”) related to the issuance of convertible debt and equity instruments that have conversion features at fixed rates that are in-the-money when issued, and the fair value of warrants issued in connection with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants, based on their relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature. The discounts recorded in connection with the BCF and warrant valuation are recognized (a) for convertible debt as interest expense over the term of the debt, using the effective interest method or (b) for preferred stock as dividends at the time the stock first becomes convertible.

Recent Accounting Pronouncements

There are several new accounting pronouncements issued by the Financial Accounting Standards Board which are not yet effective.  Management does not believe any of these accounting pronouncements will be applicable and therefore will not have a material impact on our financial position or operating results.

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BUSINESS
Overview

We are a leading company in the growing social media sponsorship (SMS) segment of social media, operating multiple marketplaces that include WeReward, SponsoredTweets, SocialSpark, PayPerPost and InPostLinks. WeReward, SponsoredTweets and SocialSpark are our premier platforms that are the focus of our current business for which we are actively developing new features. PayPerPost and InPostLinks are legacy platforms that we still maintain but for which we have ceased to provide new features. We generate our primary revenue through the sale of SMS to our customers.   We fulfill the SMS transaction through our marketplace platforms by connecting our social media publishers such as bloggers, tweeters and mobile application users with our advertisers.

Our platforms take the concepts of product placement and endorsements commonly found in movies, television and radio and apply them to the social web. We democratize the brand sponsorship process, allowing everyone from college students and stay at home moms to celebrities an opportunity to monetize their content, creativity and influence in social media.

We believe we pioneered the concept of a marketplace for SMS in 2006 and have focused on the scalable monetization of social media ever since. We compensate bloggers, tweeters and mobile promoters (our social media publisher-partners) to share information about companies, products, websites and events within their social media content streams. Advertisers benefit from buzz, traffic, awareness and sales. Social media publishers earn cash, points and product samples.

Each platform we operate is designed to facilitate SMS transactions in a way that is natural to its specific media format. Advertisers can utilize a single platform to fill a specific need or combine platforms with each other to execute an integrated social media campaign. All of our platforms can be activated and used in a self-serve fashion or with the assistance of our account management team.

We streamline the process of completing SMS through our proprietary technology, creating efficiencies and economies of scale for both advertisers and social media publishers. We utilize a common design methodology in each platform, which we have honed over our six years of operations. Each platform provides advertisers with access to a large network of publishers, workflow management, content control, payment processing, performance tracking and legal compliance. This methodology enables us to offer the most monetization opportunities to our publishers through a marketplace that provides an integrated FTC compliance framework, work-flow management, and automated transaction processing.

We do not have any contracts with any social media platform. Currently, access to the social media platforms that we connect with is through publicly available application program interfaces that allow the integration of our platform with the social media platform without the need to separately negotiate and enter into a contract.

We believe the value proposition we offer to both advertisers and social media publishers strengthens our position as a trusted partner and allows us to derive revenue from both customer bases. As more brand advertisers utilize our marketplaces, we thereby increase the breadth and depth of monetization opportunities for publishers, attracting more publishers and further enhancing the value of our service advertisers.

Our Platforms

Below is an overview of our platforms:

SocialSpark is our premier blog marketing platform. Through SocialSpark, we provide robust targeting and detailed analytics to advertisers. The site allows advertisers to develop large lists of high-quality blogs based on various criteria, such as relevancy, traffic and demographic data. The platform also enables advertisers to create targeted, large-scale social media campaigns with the click of a button and to observe campaign results in real time.  SocialSpark is also used by larger brands interested in engaging in conversations with their consumer bases. SocialSpark goes beyond manual outreach services conducted by public relations agencies, such as Porter Novelli, Edelman and Ketchum, by offering an automated, scalable marketplace that aggregates opportunities for bloggers and provides a single source to review work, compensation and analytics.

SponsoredTweets is an online marketplace that allows consumers to connect directly with advertisers to engage in sponsored conversations through Twitter. Marketers pay for Twitter advertising campaigns on either a cost per tweet (CPT) or cost per click (CPC) basis.  SponsoredTweets allows advertisers to hand pick individual tweeters, including celebrities, to

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participate in Twitter advertising campaigns. We believe this platform is unique in that it offers a marketplace for tweeters with varying levels of social influence, unlike Adly's, which focuses solely on celebrity endorsements.

WeReward is a social-mobile incentive platform that allows brands to drive purchases, reward loyalty and better understand their customers.  WeReward promotes businesses, consumer products and mobile applications through our proprietary application, which can be downloaded on iPhone and Android devices. Consumers are currently able to earn  WeReward points at more than 15 million businesses in the United States.  WeReward points act as a cash rebate via PayPal to create tangible value for users. This platform is similar to CheckPoints, which offers points for “checking-in” with locations or scanning the barcodes of products. WeReward expands upon this by offering points for additional tasks, such as downloading mobile applications and responding to surveys.

PayPerPost and InPostLinks are online marketplaces designed to facilitate search engine optimization efforts and allow advertisers to connect directly with bloggers to develop relevant blog post content and place text link advertising within blog posts. Both systems allow advertisers to compensate bloggers with cash in exchange for content and links back to websites. These platforms are similar to eBay for content generation and text link advertising in that they connect a buyer with our publishers (a seller) at an agreed upon price.

Staree is a mobile platform designed to help online influencers monetize their personal social multimedia content, such as status updates, photos and videos through SMS and display advertising. Staree users can earn money by sharing in a portion of the revenue earned by targeted display advertising placed on their Staree profile pages. This platform was released on a limited basis to a limited number of users in May 2012. Users can currently apply to be part of Staree and join a waiting list as the technology is perfected and optimized. We anticipate that Staree will be made available to the public around the end of our third quarter ending September 30, 2012.

SocialSpark, SponsoredTweets and WeReward, our premier social media platforms released in 2008, 2009 and 2010, respectively, together represented 51%, 70% and 81% of our total revenue (as reported in our Consolidated Statements of Operations, which includes both sponsored revenue and service fee revenue) in the years ended December 31, 2010 and 2011 and the six months ended June 30, 2012, respectively. Large brand advertisers use a combination of these platforms to fulfill advertising campaigns depending on their advertising goals.

Our first product launch in 2006, PayPerPost, and complementary product InPostLinks, are legacy platforms. These products together represented 48%, 30% and 14% of our total revenue in the years ended December 31, 2010 and 2011 and the six months ended June 30, 2012, respectively. Revenue from these legacy products is expected to continue to decline as a percentage of our total revenue and is not the focus of our business moving forward.

A summary of our premier platforms follows:

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	SocialSpark	SponsoredTweets	WeReward
Media Format	Blog posts	Status updates	Actions / check-ins
Content	Long form text/video content	Short form text content	Short form text & photo content
Best used for	• In-depth reviews • Buzz • Long term traffic generation • E-commerce "Deals"	• Short term traffic generation • Buzz • Awareness	• Driving purchases • Customer data • Short term traffic generation
Payment Model	• Cost per blog post • Cost per purchase	• Cost per tweet • Cost per click	• Cost per action
Targeting	• Blog traffic • Blog category / keywords • Blogger country	• Tweeter followers • Tweeter category / keywords • Tweeter country	• Mobile user current location • Mobile user age / sex
Metrics Gathered	• Impressions / CPM • Clicks / CPC • CTR • Cost per action / sale	• Followers / CPMF • Clicks / CPC • Engagement • Cost per action / sale	• Cost per action / sale • Revenue generated / ROI • Loyalty
Effective Media Lifespan	Years	1-2 Days	1-2 Days (media) Years (data)
Works best for	• Complex products • Distribution of embeds • Evergreen products/brands • E-commerce "deals"	• Time sensitive product launches • Celebrity engagement • Viral content	• Driving specific actions • Customer data gathering • Building loyalty

We have more than 80,000 registered advertisers in over 155 different countries, of which approximately 6,000, 7,000 and 3,500 advertisers created an SMS opportunity during 2010, 2011 and through June 30, 2012, respectively. Advertisers that have used our services include top brands such as Coca-Cola, AT&T, Microsoft, Kraft, HP, LG, Audi, Volvo, Hilton, Walgreens, Hershey and Sony. We have over 800,000 registered social media publishers in over 179 different countries, of which approximately 63,000, 81,000 and 50,000 publishers performed an SMS transaction during 2010, 2011 and through June 30, 2012, respectively, including high-profile celebrities such as Kim Kardashian, Diddy, Rainn Wilson, Mario Lopez, Tyrese, Michael Ian Black and Bow Wow.

Our total number of registered publishers may be higher than the number of our actual individual publishers because some publishers have multiple registrations, other publishers may have died or become incapacitated and others may have registered under fictitious names. Our publishers currently publish sponsored content to blogs, Twitter, Facebook and Foursquare and reach other existing platforms such as Tumblr, LinkedIn, Google and Bing through syndication of that content.

To date, we completed over 3.0 million social media transactions for customers ranging from small local businesses to Fortune 50 organizations. We consider each individual sponsored blog post, tweet, action or other status update as an individual transaction so long as the publisher of that content is being compensated for such post, tweet or other status update.

We derive more than 80% of our revenue from advertisers for the use of our network of social media publishers to fulfill advertiser sponsor requests for a blog post, tweet, click, purchase or action. We derive the remaining portion of our revenue from various service fees charged to advertisers and publishers and media revenue. Service fees to advertisers include fees charged for management of advertising campaigns through our platforms and inactivity fees for dormant accounts. Service fees to publishers include upgrade account fees for obtaining greater visibility to advertisers in advertiser searches in our platforms, early cash out fees if a publisher wishes to be paid sponsorship fees without having met certain minimum balance thresholds and inactivity fees for dormant accounts. We are currently in the early stages of developing an additional revenue stream from targeted display advertising on blogs through the IZEAMedia network. Targeted display advertising is the ability to segment audiences individually by demographic, behavioral, contextual, or geographic means to display the most relevant advertisement to the segment. This display advertising is designed to complement a social media sponsorship campaign on our platforms. Although no assurance can be given, we believe that this network could represent up to 5% of our revenue by the end of 2012.

Industry Background and Trends

Despite the inherently conversational nature of social media, many brand budgets are currently allocated towards display advertising (banner ads and text links) on social sites. While most advertisers understand the value of word of mouth

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marketing, peer recommendations and product reviews, few understand how to efficiently engage social media users for these purposes. Those who effectively attempt an approach are quickly limited by the amount of effort required to effectively manage and measure a truly integrated campaign.

The SMS space has been limited primarily by the current inefficiencies of the market. The social media publisher and advertiser universe is large and highly fragmented among topic, quality and platform. Despite the size of this market, most advertisers and social media publishers lack an efficient way to identify and engage each other. Instead, we believe brands have been forced to utilize a variety of highly inefficient sources and processes to navigate the complicated landscape of SMS, often resulting in low returns on their time investment or worse-yet, questionable results.

At the same time, social media publishers that would like to monetize their community are faced with significant challenges in finding quality advertisers who are motivated to sponsor them and making them aware of their blog, Twitter or Facebook profile. In addition, smaller publishers simply lack the individual influence and audience needed to warrant the processing of a micro-transaction. In many cases it costs an advertiser more money to cut a check to a small publisher than the value of the sponsorship payment itself.

Further complicating the SMS process for both parties are FTC regulations around social media endorsements, IRS tax reporting generally applicable to anyone receiving income for services, and the associated campaign tracking required to provide compliance. While many advertisers would prefer to be “part of the conversation,” based on our experience operating in this market, we believe the complexity and cost of individual SMS often deters them from doing so.

We believe that the current state of SMS represents a significant corporate opportunity for us. We address these common problems with targeted, scalable marketplaces that aggregate social media publishers and advertisers. We offer an efficient, innovative way for publishers and advertisers of all sizes to find each other and complete a sponsorship transaction.

Our Strengths

Since our inception in 2006, we have worked diligently to establish and leverage key strengths in our business model, including:

A culture of innovation and creativity. We believe the only way to survive and thrive in our rapidly changing world is to change ahead of it. We are in a state of constant evolution and reinvention, this is "The IZEA Way." We have created a culture committed to innovation and creativity that challenges convention and breaks new ground. IZEA team members are protective and proud of our culture by applying its “humble, yet hungry” attitude to all facets of our business. Our people and their innovations ultimately provide us with our largest competitive advantage.

First-mover advantage with a highly disruptive business model. We believe that by pioneering the SMS space and investing heavily in innovation and marketing, we were first to develop positive rapport among publishers and brand marketers alike. This loyalty has resulted in consistent growth of underlying revenue as well as increased participation levels across the business.

Powerful network effect. As more brand marketers contribute opportunities into our marketplaces, we believe we will increase the breadth and depth of monetization value offered to our publisher-partners, attracting more publishers and therefore enhancing the value of our platforms to future brand clients. Our premium platforms have referral programs designed to further enhance the network effect for each publisher we sign up. Directly trackable publisher referrals represent approximately 34% and 28% of all traffic to SponsoredTweets.com and 45% and 49% of new Twitter publisher signups in 2011 and the six months ended June 30, 2012, respectively. Directly trackable publisher referrals are new publisher signups that we receive as the result of a current publisher sharing a unique tracking link to one of our platforms. The link allows us to determine how a new publisher learned about our platform. The referral program in SocialSpark.com has accounted for 36% and 35% of all new blog publisher sign-ups in 2011 and the six months ended June 30, 2012, respectively. We paid referral fees to publishers totaling $22,819, $38,659 and $22,147 in the years ended December 31, 2010, 2011 and in the six months ended June 30, 2012. These programs amplify our marketing spending and decrease the investment required to attract new publishers.

Scalable and leverageable operations. Our unique business model allows revenue to be derived in a variety of ways, all of which rely on our marketplace approach as a hub. We have replicated this business model across multiple new product offerings without substantially increasing our operations and support expense. Moving forward, our goal is to maintain scalable growth through new offerings in the burgeoning social-mobile category.

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Our Growth Strategy

After six years of development, we believe our premier platforms are market-tested and ready for growth. Our development efforts have included assembling an industry-experienced senior management team, launching and optimizing our online marketplaces, developing a cross-platform sales force and refining our message to the market.  Key elements of our strategy to accelerate revenue growth and continue product development include:

Bolster our sales force and locations. We expect growth of our client development team to be the primary driver of near term revenues. We intend to add additional sales personnel who receive a commission for meeting sales targets to more effectively service clients throughout the United States and the world. Experienced, senior team members are expected to cultivate deep relationships with agencies and brands in our recently opened New York, Los Angeles and Chicago offices as well as smaller satellite locations in key markets. We intend to add inside sales personnel to our Orlando headquarters to service smaller clients over the telephone and Internet. In addition to our expanded presence in the U.S., we intend to open offices in Europe by the end of 2013.

Develop strategic partnerships. Establishing strategic partnerships with companies that can provide additional growth in our base of publishers and brand advertisers. In August 2011, we announced an exclusive alliance with India's UTV to create new monetization opportunities for the estimated 12 million Twitter users in India. Under the terms of the UTV agreement, we and UTV agreed to collaborate on an exclusive basis to develop a co-branded SponsoredTweets service for India pursuant to which we are responsible for operating the co-branded service and UTV is responsible for promoting the co-branded service. The UTV agreement provides that net revenue generated from the co-branded service will be shared between us and UTV ranging between 7.5%  for us in the event all tweeters and advertisers are UTV sourced and up to 85% to us if the advertisers are sourced by us, depending on the year of the three-year agreement, with specified percentages within the range based on a combination of UTV sourced tweeters and advertisers.  UTV's Indian celebrities including Lara Dutta, Mahesh Bhupati, Anurag Kashyap, Rohan Bopanna and Neetu Chandra, among others, have already signed up for the co-branded SponsoredTweets service.

Continue emphasis on product innovation. Recruiting additional engineering and product development team members to enhance our various marketplaces while developing new technology platforms that complement our mission as a company.

Seek complementary acquisitions. Identifying and acquiring companies, technologies and assets add to our portfolio of software services and drive additional near and long-term revenue. In July 2011, we acquired Germany's Magpie Twitter advertising network of customers that included approximately 12,000 advertisers and 20,000 Twitter publishers in 143 countries.

Develop talent relationships within Staree. Creating partnerships with top talent agencies around the world to target celebrities and athletes to leverage Staree in their day-to-day social media strategy. In May 2012, we entered into celebrity spokesperson agreements with television personality Mario Lopez, Latin Grammy Award-winning recording artist Daddy Yankee, and actors/musicians Logan Henderson and Kendall Schmidt from the band Big Time Rush, pursuant to which they provide us with various endorsement services related to the promotion of Staree. The launch of Staree.com has been our most successful product launch to date, generating 7.4 million page views in its first 60 days, compared to 2.1 million page views for SocialSpark.com and 323 thousand page views for SponsoredTweets.com. We have completed development on a new iPhone version of the Staree mobile app. The new version enables in-app purchases of photos and is currently in the Apple App Store approval process. We expect to receive approval and begin selling in-app items during the month of August 2012.

Customers

We currently have more than 80,000 registered advertisers across our platforms, of which approximately 6,000, 7,000 and 3,500 advertisers created an SMS opportunity during 2010, 2011 and through June 30, 2012. We typically enter into a master agreement, which incorporates the online terms of service of the specified IZEA website, with each of our advertiser customers. Under the master agreement, the advertiser may submit one or more insertion orders pursuant to which such advertiser provides advertising submissions relating to its website, product or service for posting through the specified IZEA website or service. The master agreement is terminable by us or our customers upon 30 days prior written notice or immediately if a material breach has occurred and is not promptly cured. Each party indemnifies the other with regard to various representations made by such party, including the advertiser's representations that its content does not violate any law, or infringe any intellectual property right of another, is not false or deceptive, or defamatory or libelous, and is free of viruses and other computer programming that could damage any system data or personal information, and that it is not engaging in spamming. Fees under the master agreement are payable within 30 days after the date of our invoice in accordance with the

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terms agreed to in the applicable insertion order. The master agreement additionally provides for standard service disclaimers and limitations of liability for our benefit, as well as a reciprocal confidentiality provision. We also enter into browsewrap and clickwrap agreements with “self service customers” who agree to the terms of service available on the applicable IZEA website and do not separately enter into a master agreement with us.

We provide services to customers in multiple industry segments, including consumer products, retail/eTail, technology and travel. Our customers are predominantly located in the United States followed by the United Kingdom, Canada, Europe, Russia and over 150 other countries. None of our customers accounted for more than 10% of our revenue in the years ended December 31, 2010 and 2011. We had one customer that accounted for 10.5% of our revenue during the six months ended June 30, 2012. At June 30, 2012, two customers, each of who accounted for more than 10% of our accounts receivable, accounted for 40% of total accounts receivable in aggregate. At December 31, 2011, we had two different customers who accounted for 32% of total accounts receivable in aggregate. At December 31, 2010, four customers, each of which accounted for more than 10% of our accounts receivable, accounted for 49% of total accounts receivable in aggregate.

Our business serves advertising and public relations agencies, as well as brands and businesses directly. Below are our top customers in each category based on 2011 booked business:

Agencies Representing Brands	Brands Direct
Alcone Marketing Group	Deal Fun
m80	Dollar General Store
MindShare	H.J. Heinz Co
Rivet	Meridian Auto Parts
Rosetta Marketing Group	Microsoft
Starcom Worldwide SMG	Pier 1
The Food Group	Sunbelt Software
The Stockwire Group	Symantec
VML	The Neilsen Company
Ziptech Media	Tivo

In many cases, social media marketing dollars flow through the advertising or public relations agency, even when we have a direct relationship with the brand. In addition to the agencies listed above, we have done business with the following agencies in 2011:

1080 Communications	Acquirgy
Bernstein-Rein	Bolin Marketing & Advertising
Chemistry Group	Cole & Weber United
Digitaria	Digitas
Edleman	Engauge Digital
Euro RSCG Edge	EVOK Advertising
FKM	FRWD
Garden City Group Communications	Geary Interactive
Geile Leon Marketing Communications	GMLV
Golin Harris	Ignited LLC
Jacobson Rost	JB Chicago
MindSmack	Momentum
Moroch Partners	Moxie Interactive
Neo@Ogilvy	Night Agency
PBM	PHD
Reputation Managers. Rhino Marketing Inc	Run Communications
Inc.	SEOinc
Sitelab	The Mcmilker Group
Triad Retail Media, Inc.	Vision Creative Group
Web.com Search Agency	Watauga Group
Zimmerman and others	Wyse Advertising

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Sales and Marketing

We primarily sell SMS through our self-service platforms, directly through our sales team and, to a lesser extent, by utilizing distribution relationships such as resellers, affiliates and white label partners. We target local, national and global brands and advertising agencies in the following ways:

Self-Service Platforms.  Each of our platforms has been developed as a self-service platform to enable advertisers and agencies of all sizes to independently access the IZEA network of social media publishers and implement their own SMS. Self-service customers extend our global reach.

Client Development Team.  We have developed a client development organization of team members who are each assigned a geographic region or specific brands, primarily within the United States. This team is responsible for identifying and managing sales opportunities in their respective target areas.

Resellers and Distribution Partners.  We have developed a group of independent resellers and distribution partners which are responsible for selling one or more of our platforms under an independent contractor relationship. We maintain two types of reseller relationships -local resellers and distribution partners. Local resellers focus their efforts on distributing our  WeReward platform to small businesses in local communities throughout the United States. Our distribution partners are complementary relationships that may involve cross-selling activities.

Affiliates.  Three of our platforms,  SocialSpark,  SponsoredTweets and WeReward  contain self-service affiliate programs designed to compensate social media publishers for referring other publishers to join these platforms. In these programs, we incur the cost to pay a referral fee to the referrer equal to 10% of the referee's earnings for a two year period. To date, this has proven to be an efficient method of attracting new social media publishers into our publisher network.

White Label Partners.  The SocialSpark and SponsoredTweets platforms have also been developed to support white label partners. These partners can operate their own branded or co-branded version of either of these platforms, enabling them to develop their own sales efforts, implement SMS initiatives and tap into our publisher network on a revenue-sharing basis. Currently, Valassis is operating a white label version of  SponsoredTweets under its Red Plum Tweets brand.

We focus our corporate marketing efforts on increasing brand awareness, communicating each of our platform advantages, generating qualified leads for our sales team and growing our social media publisher network. Our corporate marketing plan is designed to continually elevate awareness of our brand and generate demand for SMS. We rely on a number of channels in this area, including tradeshows, third party social media platforms (e.g., Facebook and Twitter), IZEA hosted community events, paid searches, public relations and our website.
We use a variety of methods to promote and market Staree, our new social mobile application that allows users to permit (or restrict) the sale of their posted photos and videos to media outlets. In May 2012, we entered into celebrity spokesperson agreements with television personality Mario Lopez and actors/musicians Logan Henderson and Kendall Schmidt from the band Big Time Rush, pursuant to which they provide us with various endorsement services related to the promotion of Staree.

Under these agreements, the celebrities will use Staree as their exclusive social media application in connection with photo and video monetization. They have agreed to provide videos of varying length introducing Staree to the public, as well as ongoing testimonials on their experiences with Staree. The celebrities have also agreed to post personal pictures or videos on a weekly basis during the term of their respective agreements and participate in a media tour for Staree during which they may be interviewed by national media outlets. In return for their endorsement services, we compensate the celebrities through up-front cash payments, the issuance of restricted shares of common stock vesting over the term of the services period and reimbursement of expenses for making personal appearances on our behalf. Our celebrity spokesperson agreements generally have one-year terms.

Revenue Model

We derive more than 80% of our revenue from advertisers for the use of our network of social media publishers to fulfill advertiser sponsor requests for a blog post, tweet, click, purchase or action (sponsored revenue). Advertisers can utilize a single platform to fill a specific need or combine platforms with each other to execute an integrated social media campaign. All of our platforms can be activated and used in a self-serve fashion or with the assistance of our account management team. We earn revenue either on a per blog post, tweet, click, purchase or action basis from opportunities created by advertisers using our platforms or on an advertising campaign basis where we manage the entire campaign for our customers, often using multiple

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platforms to accomplish a full social media campaign.

The marketplace model of our platforms generates revenue in a manner similar to other online business transaction “matchmaking” services such as Google AdWords and eBay. Typically, for each dollar a marketer or advertiser spends with us for sponsored services, approximately 50% to 80% of it goes to social media publishers. Celebrity publishers typically used in our SponsoredTweets marketplace cost more than our average publisher cost of 50% in other marketplaces.

A fulfillment of an advertiser request is considered successful after the requested post, click or action is approved or verified (either by the advertiser, the IZEA platforms automatically or by an IZEA customer service representative, if we are managing the advertiser account) and listed for the requisite period of time, as applicable (i.e. 30 days for a blog and three days for a tweet or other action). Revenue is only recorded upon successful completion of these actions. If the action was not successful, the advertiser's account would not be charged or invoiced.

We derive the remaining portion of our revenue from various service fees charged to advertisers and publishers (service fee revenue) and media revenue. Service fees to advertisers include fees charged for management of advertising campaigns through our platforms and inactivity fees for dormant accounts. Service fees to publishers include upgrade account fees for obtaining greater visibility to advertisers in advertiser searches in our platforms, early cash out fees if a publisher wishes to take proceeds earned for services from their account when the account balance is below certain minimum balance thresholds and inactivity fees for dormant accounts. We set certain minimum cash out balance thresholds, typically $50, in order to encourage publisher cooperation that will enable us to better manage the time, Paypal fees and administrative costs that are associated with each cash out by publishers. Once a publisher's account balance exceeds the minimum balance, they can request to be paid without incurring a fee.

We are currently in the early stages of developing an additional revenue stream within our platforms called IZEAMedia (media revenue). IZEAMedia allows our clients to place targeted display advertising next to sponsored blog content in three of our platforms, SocialSpark, PayPerPost and Staree. Revenue for ad placement is received from the advertiser and shared (typically 50%) with the publisher for who places the ad within their blog. Targeted display advertising is the ability to segment audiences individually by demographic, behavioral, contextual, or geographic means to display the most relevant advertisement to the segment. This display advertising is designed to complement a social media sponsorship campaign on our platforms. Launched in November 2011, IZEAMedia currently delivers approximately 50 million advertising displays per month. Although no assurance can be given, we believe that this network could represent up to 5% of our revenue by the end of 2012.

We were able to achieve gross margins on all our products of approximately 55% and 52% for the years ended December 31, 2011 and 2010, respectively, and 59% for the six months ended June 30, 2012. We are constantly reviewing methods to further increase margins through technology advancements, rebalancing our revenue mix to focus on newer releases, such as WeReward, and entering new high-margin social media markets.

Technology

Our solutions span from blogs to status updates to mobile applications. We aggregate social media publishers into online marketplaces creating scale and targeting. We provide the ability to target publishers based on software rules. We provide self-service platforms that service all business types and sizes. Advertisers can choose the model that best fits their marketing objective: cost per post (CPP) for buzz, cost per click (CPC) for traffic, or cost per action (CPA) for sales. Unlike traditional public relations, advertisers only pay for completed posts, clicks or individual actions as determined by the advertiser. We provide trackable results by automatically embedding tracking links and pixels, as well as support, for third-party tracking (such as DART). We also provide dashboards for real-time reporting, providing immediate feedback. We have the ability to seed thousands of conversations overnight, with room to grow.

Product Development

Our product development team is responsible for platform and infrastructure development, application development, user interface and application design, enterprise connectivity, Internet applications and design, quality assurance, documentation and release management. One of our premier strengths is our knowledge and experience launching and operating scalable social media marketplaces. Our product development expenses, consisting primarily of salaries paid to development personnel and included in general and administrative expenses, were $905,000, $886,000 and $488,000 for the years ended December 31, 2010 and 2011 and the six months ended June 30, 2012, respectively.

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Competition

We face competition from multiple companies in the SMS industry. Direct and indirect competitors in the SMS space include Facebook, Glam Media, Federated Media, BlogHer, Ad.ly, Mom Central, WhoSay, Foursquare and Groupon. In addition, there are a number of agencies, public relations firms and niche consultancies that provide social media programs and conduct blogger outreach programs.

Competition for advertising placements among current and future suppliers of Internet navigational and informational services, high traffic websites and SMS providers, as well as competition with other media for advertising placements, could result in significant price competition, declining margins and reductions in advertising revenue. In addition, as we continue our efforts to expand the scope of our services, we may compete with a greater number of other media companies across an increasing range of different services, including in vertical markets where competitors may have advantages in expertise, brand recognition and other areas. If existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over those offered by us, our business, prospects, results of operations and financial condition could be negatively affected. We also compete with traditional advertising media, such as direct mail, television, radio, cable and print for a share of advertisers' total advertising budgets. Many current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical, sales and marketing resources. As a result, we may not be able to compete successfully. If we fail to compete successfully, we could lose customers or advertising inventory and our revenue and results of operations could decline.

Proprietary Rights

Proprietary rights are important to our success and our competitive position. To protect our proprietary rights, we rely on copyright, service marks and trade secret laws, confidentiality procedures and contractual provisions.

We do not have patents on any of our technology and we have not filed any patent applications to date because we have determined that the costs of patent prosecution outweigh the benefits given the alternative of reliance upon copyright law to protect our computer code and other proprietary technology and properties. We have registered eight service marks to date, including “IZEA,” “SocialSpark,” "We Reward," "PayPerPost," "InPostLinks," “Blogger's Choice Awards,” “Get Everyone Talking” and “Postie,” and have applied for several other registrations including "Staree," “Blogroll” and “SponsoredPics,” in the United States and intend to seek to register additional service marks as appropriate.  There can be no assurance that we will be successful in obtaining the service marks for which we have applied. Even if these applications are approved, the marks may be successfully challenged by others or invalidated. If the applications are not approved because third parties own the service marks, the use of the marks will be restricted unless we enter into arrangements with the third parties which may be unavailable on commercially reasonable terms. We also own more than 700 domain names.

We cannot assure you that any of our proprietary rights with respect to our products or services will be viable or have value in the future since the validity, enforceability and type of protection of proprietary rights in Internet-related industries are uncertain and still evolving.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in those jurisdictions. Our means of protecting our proprietary rights may not be adequate to protect us from the infringement or misappropriation of such rights by others.

In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, particularly in the software and Internet-related industries. We could become subject to intellectual property infringement claims as the number of our competitors grows and our products and services overlap with competitive offerings. These claims, even if not meritorious, could be expensive to defend and could divert management's attention from operating our company. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial award of damages and to develop non-infringing technology, obtain a license or cease selling the products that contain the infringing intellectual property. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms, if at all.

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Government Regulation

We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. In the United States and abroad, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims. These regulations and laws may involve taxation, tariffs, publisher privacy, data protection, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services and the characteristics and quality of services. It is not entirely clear how existing laws which govern issues such as property ownership, taxation, export or import matters and personal privacy apply to the Internet, as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. In addition, it is possible that governments of one or more countries may seek to censor content available on our platforms or may even attempt to completely block access to our platforms. Accordingly, adverse legal or regulatory developments could substantially harm our business.

Many states have passed laws requiring notification to subscribers when there is a security breach of personally identifiable data. There are also a number of legislative proposals pending before the U.S. Congress, various state legislative bodies and foreign governments concerning data protection. In addition, data protection laws in Europe and other jurisdictions outside the United States can be more restrictive than those within the United States, and the interpretation and application of these laws are still uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our data practices. If so, in addition to the possibility of fines, this could result in an order requiring that we change and/or abandon certain of our then-existing data practices, which could have an adverse effect on our business. Furthermore, the Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, our liability for linking to third-party websites that contain materials which infringe copyrights or other intellectual property rights of third parties, so long as we comply with the statutory requirements of this act. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

We, and the advertisers and publishers that use our platforms, are subject to Federal Trade Commission ("FTC") and various state rules and regulations on advertising and marketing on the Internet, including the FTC's Dot Com Disclosures - Information about Online Advertising and its Guides Concerning the Use of Endorsements and Testimonials in Advertising (known as the Guides) that were updated and reissued by the FTC in 2009. Each of the foregoing are sub-categories that have been taken up by the FTC under the FTC Act to prevent “unfair or deceptive acts and practices” within advertising. These new Guides, for example, significantly extend the scope of potential liability associated with the use of testimonials and endorsements, including injecting endorsement requirements into new advertising methods such as blogging. In particular, the Guides provide that bloggers must always disclose the consideration they receive for blogging about a particular product, service, brand or the like, whether the consideration comprises something tangible (i.e., cash, objects that are provided to them at no cost, even for testing purposes) or intangible such as accolades and more prominent future blogging opportunities. In the event a publisher, blogger or advertiser should fail to comply with the Dot Com Disclosures, the Guides or any other FTC rule, regulation or policy, which may be manifest by making deceptive, misleading or unsubstantiated claims and representations, failing to disclose a sponsorship relationship or otherwise, then various parties related to the advertising campaign (including the service provider of the platform over which the campaign is managed) may be subject to liability as a result of such non-compliance. The Guides further provide that in order to limit its potential liability, the advertiser should ensure that its bloggers are provided guidance and training needed to ensure their claims, statements and representations are truthful, transparent and properly substantiated. Our failure to comply with both FTC and state advertising rules may result in the potential imposition of penalties that could include monetary damages and an order to cease our operations.

In certain cases, we are retained by advertisers to manage their advertising campaigns through our platforms, thereby increasing our exposure as not only the service provider but also the medium through which advertisements are broadcast. More generally, if there is negative consumer perception and mistrust of the practice of undisclosed compensation to bloggers and publishers to endorse the advertisers' specific products, then this could result in a reduction by advertisers in the use of social media marketing platforms like ours as a means for advertising which could have a material adverse effect on our business and financial results.

We comply with the 1995 European Union Data Protection Directive with regard to data we collect from users located in the European Union.  We do not transfer data collected from users located in the European Union outside of the European Union without first obtaining their express consent.  We are currently monitoring potential changes to the 1995 European Union Data Protection Directive to ensure that we are compliant with relevant requirements when and to the extent they are implemented.

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As a governing member of a leading marketing and advertising industry association, the Word of Mouth Marketing Association (WOMMA), we are committed to promoting ethical SMS practices and have established codes of ethics for our platforms which include one or more of the following:

Mandatory Disclosure. We mandate disclosure of the sponsored relationship between the advertiser and publisher. In the case of SponsoredTweets, SocialSpark and WeReward a sponsorship cannot be published through the applicable IZEA platform unless a phrase or paragraph disclosing the sponsored relationship is included. For example, in SponsoredTweets, a publisher is required to select one of a number of disclosure phrases such as “sponsored,” “advertisement” or “ad” prior to the publication of the tweet. Additionally, each SocialSpark campaign includes a Disclosure Audit tool for advertisers that provides them with a report that monitors posts on an ongoing basis to make sure that posts continue to include disclosure after the initial posts are approved. In the case of PayPerPost and InPostLinks, publications are made outside of the platform, thus monitoring such posts are considerably more difficult, but users of these services are similarly required to adhere to our terms of service and code of ethics applicable to them, or risk being terminated. However, as is the case with SponsoredTweets and SocialSpark, failure to disclose the sponsored relationship is a violation of our terms of service, which may result in the withholding of payment for the sponsorship, and the publisher being removed from our network.

Freedom of Choice. Publishers are free to choose which sponsorships to publish. Our platforms never auto-inject an advertiser's message into a publisher's social media network.

Authentic Voice. We encourage honesty of opinion in the selection of sponsorships by a publisher and similarly we encourage advertisers to create opportunities that allow the publisher to write the sponsorship in their own words, provided that a publisher always adheres to our terms of service and code of ethics which includes disclosing their sponsored relationships at all times while using any of the platforms.

Transparency of Identity. Our platforms are designed to be open, safe environment for our advertisers, publishers and users. In fact, we do not cloak the identities of advertisers or publishers. Both parties involved in a potential transaction can see each other's profiles and make informed decisions before engaging with each other.

Pre-Publication Advertiser Review. In the case of SponsoredTweet and SocialSpark, advertisers have the ability to review their sponsored content before it is published and to request a change to the sponsored content prior to publication in the case of factual inaccuracies.

Reporting Violations. We have zero tolerance for violation of our code of ethics and encourage the reporting of violations through a special page on our websites dedicated to reporting violations. If violations are reported, they are promptly investigated by us and in appropriate cases, advertisers, publishers and users are removed from our network and prohibited from using our sites. In addition, we take an active role in reporting spam accounts to Twitter and Facebook.

In addition to the compliance and monitoring programs described above, we have created an FTC Survival Guide for our platform users that is available on our corporate website. We also believe, and have subsequently included requirements within our code of ethics, based on positions taken by certain federal courts and the FTC, that communications and messages disseminated by publishers through social media networks are subject to and must comply at all times with CAN-SPAM Act (Controlling the Assault of Non-Solicited Pornography and Marketing Act) requirements.

To date, we have not been materially impacted by the rules governing messaging over social media networks and SMS, including the CAN-SPAM Act and the Telephone Consumer Protection Act of 1991. However, we cannot predict the impact of future regulations on us, our advertisers or our publishers that use our platforms or the impact of attempts to circumvent our mechanisms that are designed to ensure compliance.

Employees

As of September 5, 2012 , we had a total of 37 full-time employees, including 25 in sales and marketing, 9 in product engineering and 3 in administration and finance. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good. Our future success depends on our continuing ability to attract and retain highly qualified engineers, graphic designers, computer scientists, sales and marketing and senior management personnel.

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Properties

Our principal executive offices occupy approximately 8,000 square feet in Orlando, Florida under a lease that expires in December 2012. We have identified and tentatively secured alternative office space where we can move our headquarters at the end of this year that would be on terms more beneficial than our current lease.

We also maintain sales office space in New York City and Chicago through short-term rental agreements. We believe that our facilities are adequate to meet our needs for the foreseeable future.

Total rent expense recorded in general and administrative expense in the accompanying statements of operations was approximately $210,000, $287,000 and $172,000 for the years ended December 31, 2010 and 2011 and the six months ended June 30, 2012, respectively.

Legal Proceedings

We are not involved in any pending or threatened litigation or other legal proceedings.

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MANAGEMENT
Executive Officers, Directors and Key Employees
The names and ages of our executive officers, directors and key employees, and their positions with us, are as follows:

Name	Age	Position
Edward H. (Ted) Murphy	36	Founder, President, Chief Executive Officer and Director
Donna L. Mackenzie	51	Chief Financial Officer, Secretary, Treasurer and Director
Ryan S. Schram	32	Chief Marketing Officer
Brian W. Brady	53	Director
Daniel R. Rua	43	Director
Ed Sim	41	Director
Tom Geraghty	48	Senior Vice President of Products and Partnerships

The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers, directors and key employees are as follows:

Executive Officers

Edward H. (Ted) Murphy, Founder, President, Chief Executive Officer and Director, founded IZEA in February 2006 as part of MindComet Corp., an interactive advertising agency that he started in 1999 and served as Chief Executive Officer. IZEA was later spun out of MindComet in September 2006. Mr. Murphy is a serial entrepreneur who is recognized as a pioneer in paid blogging and a catalyst behind the SMS industry. As the Founder, President and Chief Executive Officer, Mr. Murphy leads our company, both with his day-to-day operational leadership and with his strategic vision for the company and its products. His efforts have received recognition from media outlets including The Wall Street Journal, CNBC, Wired, USA Today, Forbes, The New York Times, Business Week, PC World, CNN Money, Fortune, Fortune Small Business and Business 2.0. In addition to media coverage, Mr. Murphy has spoken and keynoted panels at a variety of events including Blog World Expo, Always On, Florida Venture Forum, SMX and Dow Jones Venture One Summit. Mr. Murphy attended Florida State University before starting MindComet and several other earlier Internet-related businesses. Mr. Murphy was appointed as a director based on his extensive SMS industry knowledge and a deep background in social media, mobile technology and e-commerce, as well as significant experience in financing technology growth companies.

Donna L. Mackenzie, Chief Financial Officer, Secretary, Treasurer and Director,  joined us in September 2007, as a senior executive leading our financial, operational and customer service areas. Ms. Mackenzie was previously the Senior Vice President and Chief Financial Officer of Channel Intelligence, Inc. from 2003 to June 2007. Ms. Mackenzie currently serves as the President of the Central Florida Chapter of Financial Executives Institute (FEI), and also serves on the CFO Conference Committee and the Operational Finance and Accounting advisory group of the American Institute of Certified Public Accountants (AICPA). She also previously served on the AICPA Business and Industry Executive Committee. She is a licensed Certified Public Accountant in the State of Florida. Ms. Mackenzie holds a B.B.A. degree in accounting from the University of Alaska, Anchorage.  Ms. Mackenzie was appointed as a director based on her extensive knowledge of financial, accounting and operational issues highly relevant to our business.  She also brings transactional expertise in mergers and acquisitions, equity offerings and bank financings.

Ryan S. Schram, Chief Marketing Officer, joined us in September 2011 as a senior executive leading our client development, account management, brand marketing, public relations and publisher alliance organizations. Prior to joining us, from 2005 to 2011, Mr. Schram served in various leadership roles, most recently as Group Vice President, at ePrize, the industry leader in integrated engagement marketing.  Prior to that, Mr. Schram held roles of increasing responsibility at CBS/Westwood One and Clear Channel Interactive.  Mr. Schram holds a B.A. degree in management from the Eli Broad College of Business at Michigan State University.

Directors

Brian W. Brady, Director, joined our board of directors on August 7, 2012. Mr. Brady is the Founder and Chief Executive Officer of Northwest Broadcasting, Inc., which owns and operates seven television stations including FOX affiliates in four U.S. markets, since 1995. Mr. Brady has also been the President of Eagle Creek Broadcasting, which owns and operates

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a CBS affiliate in Laredo, Texas, since 2002. Mr. Brady served on the FOX Affiliate Board for nine years, serving as Chairman for four of those years. The FOX Affiliate Board is a representative body of independent stations affiliated with the FOX Network, part of News Corporation. He currently serves on the Boards of the National Association of Broadcasters (NAB) and Syncbak, Inc. Mr. Brady previously served on the board of directors of The Ferris Foundation and Saga Communications, a publicly-traded media company. Mr. Brady holds a B.S. degree in advertising from Ferris State University. Mr. Brady was selected to serve as a member of our board of directors due to his more than 25 years of experience in the multi-media industry making his input invaluable to us as we expand our portfolio of clients and platform offerings.

Daniel R. Rua, Director, rejoined our board of directors on July 31, 2012. Mr. Rua was previously our executive Chairman from September 2006 to May 2011 and an early investor in our predecessor entity IZEA Innovations, Inc. Mr. Rua has been a Managing Partner of Inflexion Partners, an early-stage venture capital fund, since January 2002. Prior to Inflexion, Mr. Rua was a Partner with Draper Atlantic, the east coast fund of Silicon Valley's early-stage venture firm Draper Fisher Jurvetson, from 1999 to 2002. Prior to Draper Atlantic, Mr. Rua led internet protocol development at IBM's Networking Labs in Research Triangle, from 1991 to 1999. Mr. Rua is a former director of InphoMatch (acquired by Sybase) and AuctionRover (acquired by Overture/Yahoo), and serves other board and operating roles as part of his technology investing. Mr. Rua holds a B.S. degree in computer engineering from the University of Florida. He also earned a J.D. from the University of North Carolina School of Law and an M.B.A. from the Kenan-Flagler Business School of the University of North Carolina. Mr. Rua was selected to serve as a member of our board of directors due to his extensive knowledge of our products and services as a former director, as well as his many years of experience in venture capital investing and operational leadership of other technology growth companies.

Ed Sim, Director, joined our board of directors in June 2012. He is a founding member and Managing Partner of BOLDstart Ventures, a seed venture capital firm that invests in early stage technology companies, since April 2010. Mr. Sim is also a founding member and Managing Director of Dawntreader Ventures, a venture capital firm that invests in software, Internet and digital media companies, since April 1998. From 1996 to 1998, Mr. Sim worked at New York-based Prospect Street Ventures, and with the Structured Derivatives Group at JPMorgan. Mr. Sim is a former director of Answers Corporation (Nasdaq: ANSW); Greenplum (acquired by EMC, NYSE: EMC), GoToMyPC/GoToMeeting (acquired by Citrix, Nasdaq: CTXS), Moreover Technologies (acquired by Verisign, Nasdaq: VRSN), LivePerson (Nasdaq: LPSN), Gizmo5 (acquired by Google, Nasdaq: GOOG), and Flashbase (acquired by DoubleClick, Nasdaq: DCLK). Mr. Sim holds a B.A. degree in Economics from Harvard College and is a certified financial analyst. Mr. Sim was selected to serve as a member of our board of directors due to his extensive background in and experience with the venture capital industry, providing guidance and counsel to a wide variety of Internet and technology companies.

All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors.  Officers are elected annually by the board of directors and serve at the discretion of the board.

Key Employees

Tom Geraghty, Senior Vice President of Products and Partnerships, joined us in July 2012 and leads our product development, software engineering and strategic partnerships organizations.  Mr. Geraghty was most recently the Chief Privacy Officer of Channel Intelligence, where he managed multiple product groups and initiatives, from February 2000 to June 2012.  He also led Channel Intelligence's leading "Where-to-Buy" service that helped drive double digit year-over-year growth for two fiscal years, while also managing the integration of an acquired company.  During this time he also served as Senior Vice President of Commerce for MyList, a subsidiary of Channel Intelligence.  Mr. Geraghty received a B.A. degree from Penn State University and is a Certified Internet Privacy Professional (CIPP-US), recognized by the International Association of Privacy Professionals.

Family Relationships

There are no family relationships among our directors and executive officers.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten years, none of our directors, executive officers, promoters, control persons or nominees has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and

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other minor offenses);

•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Compliance with Section 16(a) of the Exchange Act

We are not currently required to make Section 16 filings.

Code of Ethics

We have adopted a code of business conduct and ethics that applies to all our directors, officers (including our chief executive officer, chief financial officer and any person performing similar functions) and employees. We have made our Code of Ethics available on our website at www.izea.com.

Corporate Governance

We have established an audit committee, compensation committee and nominating committee; however, we have not nominated any members to such committees. To date, our entire board has performed all of the duties and responsibilities which might be contemplated by a committee.

Audit Committee. The audit committee will be composed of three independent directors, one of whom that meets the requirements of an “Audit Committee Financial Expert.”  The audit committee's duties will be to recommend to the board of directors the engagement of independent auditors to audit our financial statements and to review our accounting and auditing principles.  The audit committee will review the scope and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls.  The audit committee will at all times to be composed exclusively of directors who are, in the opinion of the board of directors, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee. The compensation committee will be composed of at least two independent directors.  The compensation committee will review and approve our compensation policies, including compensation of executive officers.  The compensation committee will also review and administer our stock option plans, and recommend and approve grants of stock options under that plan.

Nominating Committee.  The nominating committee will be composed of at least two independent directors.  The purpose of the nominating committee will be to select, or recommend for our entire board's selection, the individuals to stand for election as directors at the annual meeting of stockholders and to oversee the selection and composition of committees of our board.  The nominating committee's duties will also include considering the adequacy of our corporate governance and overseeing and approving management continuity planning processes.

We do not currently have specified procedures in place pursuant to which security holders may recommend nominees to the board of directors.

Executive Compensation
The following table sets forth the cash compensation as well as certain other compensation earned during the last two fiscal years for (i) each person who served as our principal executive officer (“PEO”) during the year ended December 31, 2011 and (ii) our two other most highly compensated executive officers other than the PEO who were serving as an executive officer as of December 31, 2011 (collectively referred to as the “Named Executive Officers”).

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Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen-sation ($)	Non-qualified Deferred Compen-sation Earnings ($)	All Other Compen-sation ($)	Total ($)
Edward H. (Ted) Murphy	2011	181,875	40,000	—	37,876	—	—	—	259,751
President and Chief Executive Officer	2010	160,000	—	—	—	—	—	—	160,000
Donna L. Mackenzie	2011	189,375	40,000	—	24,748	—	—	—	254,123
Chief Financial Officer and Secretary/Treasurer	2010	180,000	—	—	—	—	—	—	180,000
Ryan S. Schram	2011	70,621	19,213	—	61,650	—	—	—	151,484
Chief Marketing Officer (2)	2010	—	—	—	—	—	—	—	—
Daniel R. Rua	2011	25,385	—	—	3,549	—	—	—	28,934
Director and Former Executive Chairman (3)	2010	30,000	—	—	—	—	—	—	30,000
Anthony Barron	2011	—	—	—	—	—	—	—	—
Former Chief Executive Officer and Treasurer (4)	2010	1,000	—	—	—	—	—	—	1,000

(1)
Represents the aggregate grant date fair value of stock options issued during the year as calculated in accordance with ASC 718. See our Critical Accounting Policies and Use of Estimates under Management’s Discussion and Analysis for additional information, including valuation assumptions used in calculating the fair value of the awards.

(2)	Appointed on July 30, 2011.
(3)	Appointed in September 2006 and resigned from all positions on May 12, 2011. Reappointed as a director on July 31, 2012.
(4)	Appointed on April 23, 2010 and resigned from all positions on May 12, 2011.

Outstanding Equity Awards at Fiscal Year End

Listed below is information with respect to unexercised options, stock that has not vested and equity incentive awards for each named executive officer as of December 31, 2011 pursuant to our incentive stock plan:

	Option Awards
Name	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Edward H. (Ted) Murphy (1)	42	3	—	$20.00	5/12/2016
	39,347	23,275	—	$20.00	5/12/2016
Donna L. Mackenzie (2)	1,000	—	—	$20.00	5/12/2016
	4,006	2,369	—	$20.00	5/12/2016
Ryan S. Schram (3)	—	12,500	—	$20.00	7/1/2016

(1)
Options to acquire 45 shares of common stock were originally issued with an exercise price of $44.00 per share and vested equally over 4 years from the grant date of April 3, 2008. Options to acquire 62,622 shares of common stock were originally issued with an exercise price of $1.20 per share and vested immediately as to 26,301 shares with the remaining balance vesting equally over 28 months from the grant date of February 16, 2011. These options were originally issued under the 2007 Equity Incentive Plan and in connection with the share exchange in May 12, 2011, such options were canceled and subsequently reissued to Mr. Murphy by us pursuant to our 2011 Equity Incentive

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Plan resulting in the issuance of options to acquire 45 and 62,622 shares of common stock at an exercise price of $20 per share each expiring on May 12, 2016. The option to acquire 45 shares of common stock vests immediately as to 36 shares on May 12, 2011 and less than one share per month thereafter. The option to acquire 62,622 shares of common stock vests immediately as to 30,215 shares on May 12, 2011 and approximately 1,305 shares per month thereafter. On May 25, 2012, all of these options were canceled and subsequently reissued at an exercise price of $6.00 per share (110% of the closing stock price on such date) expiring on May 25, 2017.

(2)
Options to acquire 1,000 shares of common stock were originally issued with an exercise price of $44.00 per share and vested equally over 4 years from the grant date of September 14, 2007. Options to acquire 6,375 shares of common stock were originally issued with an exercise price of $6.00 per share and vested immediately as to 2,678 shares with the remaining balance vesting equally over 28 months from the grant date of February 16, 2011. These options were originally issued under the 2007 Equity Incentive Plan and in connection with the share exchange in May 12, 2011, such options were canceled and subsequently reissued to Ms. Mackenzie by us pursuant to our 2011 Equity Incentive Plan resulting in the issuance of options to acquire 1,000 and 6,375 shares of common stock at an exercise price of $20.00 per share each expiring on May 12, 2016. The option to acquire 1,000 shares of common stock vests immediately as to 3,667 shares on May 12, 2011 and approximately 21 shares per month thereafter. The option to acquire 6,375 shares of common stock vests immediately as to 3,076 shares on May 12, 2011 and approximately 133 shares per month thereafter. On May 25, 2012, all of these options were canceled and subsequently reissued at an exercise price of $6.00 per share (110% of the closing stock price on such date) expiring on May 25, 2017.

(3)
On July 1, 2011, Mr. Schram was issued a five-year option to purchase 12,500 shares of common stock at an exercise price of $20.00 per share, which will vest as to 3,125 on July 1, 2012 and the remaining balance in equal monthly installments over a period of three years beginning one year from the date of issuance. On May 25, 2012, all of these options were canceled and subsequently reissued at an exercise price of $6.00 per share (110% of the closing stock price on such date) expiring on May 25, 2017.

Employment Agreements

On May 14, 2011, we entered into an employment agreement with Edward H. (Ted) Murphy pursuant to which Mr. Murphy serves as our President and Chief Executive Officer, and with Donna L. Mackenzie pursuant to which Ms. Mackenzie serves as our Chief Financial Officer.

Pursuant to the employment agreement with Mr. Murphy, Mr. Murphy will serve as our President and Chief Executive Officer until December 31, 2014 in consideration for an annual salary of $195,000 and, at the discretion of our board, a cash bonus in an amount to be determined by the board of up to 50% of his annual base salary and a bonus composed of stock options of up to 200% of his annual base salary, based on Mr. Murphy meeting and exceeding mutually agreed upon annual performance goals. For the year ended December 31, 2011, Mr. Murphy was awarded a bonus of $40,000 to be paid in 2012 at the earlier of any one of the following: (i) payable in full at the closing of debt or equity financing to our company of gross proceeds of at least $4,000,000, (ii) payable in consecutive monthly installments of $10,000 per month beginning with the pay period ended June 15, 2012, or (iii) payable in full at the date upon which Mr. Murphy no longer holds his current positions for any reason other than for cause including upon conviction of a felony or any crime involving moral turpitude, or willful and material malfeasance, dishonesty or habitual drug or alcohol abuse related to or affecting the performance of his duties.

Pursuant to the employment agreement with Ms. Mackenzie, Ms. Mackenzie will serve as our Chief Financial Officer until December 31, 2014, in consideration for an annual salary of $195,000 and, at the discretion of our board, a cash bonus in an amount to be determined by the board of up to 50% of her annual base salary and a bonus composed of stock options of up to 200% of her annual base salary, based on Ms. Mackenzie meeting and exceeding mutually agreed upon annual performance goals. For the year ended December 31, 2011, Ms. Mackenzie was awarded a bonus of $40,000 to be paid in 2012 at the earlier of any one of the following: (i) payable in full at the closing of debt or equity financing to our company of gross proceeds of at least $4,000,000, (ii) payable in consecutive monthly installments of $10,000 per month beginning with the pay period ended June 15, 2012, or iii) payable in full at the date upon which Ms. Mackenzie no longer holds her current position for any reason other than for cause including upon conviction of a felony or any crime involving moral turpitude, or willful and material malfeasance, dishonesty or habitual drug or alcohol abuse related to or affecting the performance of her duties.

Both employment agreements are subject to early termination for any reason upon written notice to the executive and in the case of death, disability and cause. If terminated, for any reason other than death, disability or cause, the executive will be entitled to a severance of six months current salary and in the case of termination in the case of the executive's disability, severance of current salary until such time (but no more than 120 days after such disability) that disability insurance plan payments commence. If there is a change of control (as defined in the employment agreements) and the executive's employment terminates within six months following the change of control for reasons other than for cause, then the executive will be entitled to such amount equal to the executive's then current compensation and the time remaining between the change

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of control and the six month anniversary of the change of control subject to reduction by compensation received by the executive from any other permitted employment.

On July 30, 2011, we entered into an employment agreement with Ryan S. Schram pursuant to which Mr. Schram serves as our Chief Marketing Officer.  Pursuant to the employment agreement with Mr. Schram, Mr. Schram will serve as our Chief Marketing Officer until December 31, 2014, subject to renewal, in consideration for an annual salary of $230,000. Mr. Schram also received a signing bonus of $12,000 and will be eligible for a bonus and override bonus based on meeting certain performance indicators set forth in his employment agreement. The employment agreement also provides that Mr. Schram may be an observer to our board of directors and, under certain conditions, he may either be appointed or nominated to the board of directors. For the year ended December 31, 2011, Mr. Schram was awarded a bonus of $7,213 to be paid in 2012.

We issued Mr. Schram a stock option to purchase 12,500 shares of common stock at an exercise price of $20.00 per share, which vests in equal monthly installments over a period of four years beginning one year from the date of issuance. Mr. Schram will also be eligible to receive, at the discretion of the board, option grants to purchase up to 12,500 shares of common stock, vesting in equal monthly installments, each year starting December 31, 2012, based on meeting the performance indicators set forth in his employment agreement. If terminated for any reason other than death, disability or cause, or if Mr. Schram resigns for good reason (as defined in the employment agreement), Mr. Schram will be entitled to severance of six months' current salary and bonus and override bonus as in effect on the date of termination. A change of control, under which Mr. Schram fails to retain his title and responsibilities, will be deemed good reason under his employment agreement.

Director Compensation

For the years ended December 31, 2010 and 2011, we have not compensated our directors for their services.  In the future, we expect to compensate our non-employee directors through stock option grants.

On June 8, 2012, we elected Ed Sim to our board of directors. In consideration of his services as a director, we granted Mr. Sim stock options to purchase 12,500 shares of our common stock at an exercise price of $3.60 per share, vesting 12 months after the date of grant and expiring five years after the date of grant, under our 2011 B Equity Incentive Plan. We also agreed to reimburse Mr. Sim for all reasonable expenses in attending board and board committee meetings. Mr. Sim will be entitled to receive the same number of stock options, with an exercise price at then prevailing market prices, for each year he serves as a director.
On July 31, 2012, we elected Daniel R. Rua to our board of directors. In consideration of his services as a director, we granted Mr. Rua stock options to purchase 12,500 shares of our common stock at an exercise price of $2.40 per share, vesting 12 months after the date of grant and expiring five years after the date of grant, under our 2011 B Equity Incentive Plan. We also agreed to reimburse Mr. Rua for all reasonable expenses in attending board and board committee meetings. Mr. Rua will be entitled to receive the same number of stock options, with an exercise price at then prevailing market prices, for each year he serves as a director.
On August 7, 2012, we elected Brian W. Brady to our board of directors. In consideration of his services as a director, we granted Mr. Brady stock options to purchase 12,500 shares of our common stock at an exercise price of $2.00 per share, vesting 12 months after the date of grant and expiring five years after the date of grant, under our 2011 B Equity Incentive Plan. We also agreed to reimburse Mr. Brady for all reasonable expenses in attending board and board committee meetings. Mr. Brady will be entitled to receive the same number of stock options, with an exercise price at then prevailing market prices, for each year he serves as our director.
Equity Compensation Plan Information

In February 2007, the board of directors adopted the 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan allowed us to provide options as an incentive for employees and consultants.  On May 11, 2011, the 2007 Plan was amended to increase the number available for issuance under the 2007 Plan from 2,313,317 to 4,889,829 shares of Series A common stock. In connection with the share exchange on May 12, 2011, all of the outstanding stock options to purchase 3,712,365 shares of Series A common stock under the 2007 Plan were canceled, effectively terminating the 2007 Plan. We simultaneously issued new stock options for 92,823 shares of common stock to the same employees under a new 2011 Equity Incentive Plan of IZEA, Inc. adopted on May 12, 2011 (the “May 2011 Plan”) which reserved an aggregate of 177,500 shares of common stock for future issuance. The cancellation and replacement of the stock options under the 2007 Plan were accounted for as a modification of the terms of the canceled awards. There was a minimal incremental difference required to be recorded on 2,746 shares where the fair value of the replacement options exceeded the fair value of the canceled options at the date of cancellation and replacement. On May 25, 2012, upon consent from holders of a majority of our outstanding voting capital stock, we

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increased the number of shares available thereunder for issuance from 177,500 to 613,715 shares. As of September 5, 2012 , stock options to purchase 359,432 shares are outstanding and 1,230 options have been exercised, leaving an aggregate of 253,053 shares of common stock available for future grants under our May 2011 Plan.

On August 22, 2011, we adopted the 2011 B Equity Incentive Plan of IZEA, Inc. (the “August 2011 Plan”) reserving for future issuance an aggregate of 87,500 shares of common stock under the August 2011 Plan. As of September 5, 2012 , stock options to purchase 37,500 shares have been granted and are outstanding, leaving an aggregate of 50,000 shares of common stock available for future grants under our August 2011 Plan.

Under both the May 2011 Plan and the August 2011 Plan, our board of directors determines the exercise price to be paid for the shares, the period within which each option may be exercised and the terms and conditions of each option. The exercise price of the incentive stock options will be equal to or exceed 100% of the fair market value per share of our common stock on the grant date. If an individual owns stock representing more than 10% of the outstanding shares, the price of each share of an incentive stock option will be equal to or exceed 110% of fair market value. The exercise price for nonqualified stock options may be less than fair market value of the common stock, as determined by our board of directors.

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PRINCIPAL STOCKHOLDERS

The table and accompanying footnotes set forth information as of September 5, 2012 with respect to the ownership of our common stock by:

•	each person or group who beneficially owns more than 5% of our common stock,

•	each of our directors,

•	our executive officers, and

•	all of our directors and executive officers as a group.

Applicable percentage of ownership for each holder is based on 1,848,015 shares of common stock outstanding on September 5, 2012 and 4,048,015 shares of common stock outstanding following the closing of our concurrent public offering (at a public offering price of $1.00 per share).

A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the exercise of stock options and warrants or the conversion of convertible securities. Accordingly, common stock issuable upon exercise of stock options and warrants that are currently exercisable or exercisable within 60 days after the date of this prospectus, and common stock issuable upon conversion of convertible promissory notes have been included in the table with respect to the beneficial ownership of the person owning the stock options, warrants and convertible promissory notes, but not with respect to any other persons.

Unless otherwise indicated, we believe that all persons named in the following table have sole voting and investment power with respect to all shares of common stock beneficially owned by them and that person’s address is c/o IZEA, Inc., 150 N. Orange Avenue, Suite 412, Orlando, FL 32801.

		Percentage of Common Stock Beneficially Owned
Name of Beneficial Owner (1)	Shares Beneficially Owned (1)	Before this Offering	After this Offering (2)
Edward H. (Ted) Murphy (3)	337,456	17.8%	8.2%
Donna L. Mackenzie (4)	259,909	14.0%	6.4%
Ryan S. Schram (6)	14,593	0.8%	0.4%
Brian W. Brady	76,667	4.2%	1.9%
Daniel R. Rua (5)	6,000	0.3%	0.2%
Ed Sim	—	—%	—%
Frost Gamma Investments Trust (7)	141,668	7.7%	3.5%
Sandor Capital Master Fund, L.P. (8)	128,071	6.9%	3.2%

All executive officers and directors as a group (6 persons)	694,364	36.2%	16.9%

(1)
We are prohibited under the respective terms of our senior secured promissory note in the principal amount of $550,000, the Certificate of Designation relating to our series A convertible preferred stock and the terms of our warrants from effecting the conversion of the senior secured promissory note or series A preferred stock or exercise of the warrants to the extent that, as a result of the conversion or exercise, the holder of such shares beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon such conversion or exercise.  The ownership limitation, however, does not prevent a stockholder from selling some of its holdings and then receiving additional shares.  In this way, a stockholder could sell more than the ownership limitation while never holding more than this limit. This column does not reflect any owner who may beneficially own more than 4.99% of our common stock if that owner does not already own more than 4.99% of our outstanding common stock based on 1,848,015 shares outstanding as of September 5, 2012.

(2)
Percentage ownership calculations for beneficial ownership after this offering are based on shares outstanding after this offering, assuming no purchase of shares in the offering by any existing stockholders.

(3)	Includes exercisable options to purchase 53,537 shares of common stock under our May 2011 Equity Incentive Plan.

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(4)	Includes exercisable options to purchase 6,447 shares of common stock under our May 2011 Equity Incentive Plan.

(5)	Includes exercisable options to purchase 4,167 ares of common stock under our May 2011 Equity Incentive Plan.

(6)	Includes exercisable options to purchase 6,000 shares of common stock under our May 2011 Equity Incentive Plan.

(7)	Dr. Phillip Frost is the trustee of and has sole voting and dispositive power over the shares owned by Frost Gamma Investments Trust.

(8)	John S. Lemak is the Manager of, and has sole voting and investment power over the shares owned by, Sandor Capital Master Fund, L.P.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Except as described below, during the past three years, there have been no transactions, whether directly or indirectly, between our company and any of our officers, directors, beneficial owners of more than 5% of our outstanding common stock or their family members, that exceeded $120,000.

In 2006, we entered into a General Services Agreement (“GSA”) with an entity owning 100% of IZEA's then outstanding Series B common stock. The GSA consisted of the purchase of certain marketing deliverables and equipment, as well as marketing consulting services. Cash paid to this related party during the years ended December 31, 2011 and 2010 was approximately $51,000 and $33,000, respectively. Expenses associated with the GSA were approximately $57,000 and $36,000 for the years ended December 31, 2011 and 2010, respectively, and are included in sales and marketing expenses in the accompanying statements of operations. The contract is on a month-to-month basis until terminated by either party. The amount payable to this related party was $8,921 and $3,358 at December 31, 2011 and 2010, respectively.

On March 22, 2010, we issued to Daniel Brandt 1,000,000 shares of common stock in consideration for founder services provided. On March 22, 2010, we issued Mr. Brandt an additional 1,000,000 shares of common stock in connection with a stock purchase agreement and share exchange with Rapid Title Loans, Inc. On April 23, 2010, Mr. Brandt sold his 2,000,000 shares of common stock to Anthony Barron in consideration for $1,500.

As part of the May 2011 Offering, we sold an aggregate of $50,000 in units to our Chief Executive Officer and an entity under the control of the Chief Executive Officer, on the same terms as all other unit sales in that offering.

On February 3, 2012, we and our subsidiary, IZEA Innovations, Inc., jointly issued a senior secured promissory note in the principal amount of $550,000 (the “Note”) to two of our existing shareholders, Michael Brauser and Barry Honig, for a purchase price of $500,000, less $3,500 in lender fees.  In connection with the Note, we incurred expenses of $21,800 for legal and other fees. Accordingly, net cash proceeds from the Note amounted to $474,700. Unless earlier converted, exchanged or prepaid, the Note originally was set to mature on August 2, 2012, but it was automatically extended until February 2, 2013 upon the occurrence of certain circumstances. The Note may be prepaid by us at any time and must be prepaid by us if we receive at least $1,500,000 in net proceeds from the sale of certain of our securities. The obligations under the Note are first priority senior secured obligations (subject to an equipment lease) and are secured by substantially all of our assets and assets of our subsidiary. The face value of the Note may be exchanged at the option of the holders into the applicable dollar amount of equity securities issued by us in a subsequent financing. If the Note is not fully paid by maturity and the term of the Note has been extended until February 2, 2013, then the holders may convert the outstanding principal amount of the Note at a conversion price of 90% of the closing price of our common stock on the trading day prior to the date that the Note becomes convertible, subject to further adjustment in the case of stock splits, reclassifications, reorganizations, certain issuances at less than the conversion price and the like. We are further subject to certain liquidated damages if we fail to timely effectuate a conversion under the terms of the Note. Until such time that the Note is no longer outstanding, without the consent of the holders, we are prohibited from incurring certain debt, selling any account receivable or declaring any dividend.

On May 4, 2012, we and our subsidiary, IZEA Innovations, Inc., jointly issued a 30-day promissory note to two of our existing shareholders, Michael Brauser and Barry Honig, in the principal amount of $75,000. In June 2012, the note was extended until December 4, 2012 and the parties agreed that the noteholders could convert the note at any time on or before the maturity date into shares of common stock at a conversion price equal to the lower of (i) $5.00 per share or (ii) 90% of the then market price based on a volume weighted average price per share of our common stock as quoted on Bloomberg for the ten trading days prior to the conversion date. The note bears interest at a rate of 8% per annum with a default rate of 18% per annum. The $75,000 note will automatically convert into shares of our common stock if we complete a public offering of our securities for gross proceeds of not less than $10,000,000. No payment of accrued interest on the note is required to be made to

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the noteholders upon such conversion.

On August 1, 2012, Edward H. (Ted) Murphy, our President and Chief Executive Officer, purchased 8,000 shares of our common stock directly from the company in a private transaction approved by disinterested members of our board of directors. Mr. Murphy paid a total purchase price of $19,200 or $2.40 per common share, the market price on August 1, 2012. The purchase was for Mr. Murphy's own investment purposes and was effected in accordance with IZEA's policies regarding stock transactions by affiliates.

On August 6, 2012, Ryan S. Schram, our Chief Marketing Officer, purchased 8,000 shares of our common stock directly from the company in a private transaction approved by our board of directors. Mr. Schram paid a total purchase price of $19,200 or $2.40 per common share. The purchase was for Mr. Schram's own investment purposes and was effected in accordance with IZEA's policies regarding stock transactions by affiliates.

On August 6, 2012, Brian W. Brady, our director, made a private investment of $100,000 for the purchase of 41,667 shares of our restricted common stock at $2.40 per share. In accordance with the terms of the stock subscription agreement, if our proposed public offering is priced and sold below $2.40 per share within 120 days following the closing of the investment, we will issue additional shares to him, effectively adjusting the purchase price per share to 10% below the public offering price, with a floor of $.50 per share. Mr. Brady also received 35,000 shares of our restricted common stock and may receive a $10,000 cash finance fee upon the closing of any equity offering or debt financing by us with net proceeds exceeding $2.0 million.
Director Independence

We currently have five directors serving on our board of directors. Our shares of common stock are not currently listed on a national securities exchange and, as such, we are not subject to any director independence standards. Using the definition of independence set forth in the Nasdaq Marketplace Rules, Brian W. Brady, Daniel R. Rua and Ed Sims would be considered independent directors, but neither Edward H. (Ted) Murphy, our President and Chief Executive Officer, nor Donna L. Mackenzie, our Chief Financial Officer, would be considered an independent director of the company.

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SELLING STOCKHOLDERS
A total of up to 274,224 shares may be offered by certain stockholders who purchased shares of our common stock in connection with our private placement in May 2012.
On May 8 and 15, 2012, we sold a total of 274,224 shares of our common stock at a purchase price of $5.00 per share, receiving gross proceeds of $1,371,120, in a private placement to accredited investors, pursuant to the terms of a Common Stock Purchase Agreement. Pursuant to the terms of a Registration Rights Agreement, we timely filed this registration statement with the SEC for purposes of registering the resale of the shares of common stock sold in the private placement. In the event the registration statement is not declared effective within 105 days following the final closing (or 135 days if the registration statement is reviewed by the SEC), we will pay the investors 0.5% of the subscription amount of their shares for every 30-day period that the registration statement is not declared effective, subject to the ability of the investors to sell their shares pursuant to Rule 144. The liquidated damages can be paid in cash or in additional shares of our common stock, at our option.
The table below sets forth:

•	the name of the selling stockholders,

•	the number of shares of common stock beneficially owned by the selling stockholders as of September 5, 2012,

•	the maximum number of shares of common stock that may be offered for the account of the selling stockholders under this prospectus, and

•
the number of shares of common stock that would be owned by the selling stockholders after completion of the offering, assuming a sale of all of the common stock that may be offered by this prospectus (assuming a sale of all of the common stock that may be offered by this prospectus, each of the selling stockholders beneficially owning shares after the offering would own less than 1% of outstanding shares).

No material relationships exist between any of the selling stockholders and us, nor have any such material relationships existed within the past three years, except for the May 2012 private placement as described above. None of the selling stockholders are members of the Financial Industry Regulatory Authority (FINRA), or affiliates of such members, except as noted in the footnotes below.
Beneficial ownership is determined under the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after September 5, 2012 . The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

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Selling Stockholder	Number of Shares Beneficially Owned	Maximum Number to be Sold	Number of Shares Beneficially Owned after the Offering
Frost Gamma Investment Trust(1)	141,668	100,000	41,668
Sandor Capital Master Fund, L.P.(2)	128,071	40,000	88,071
Jerold Weinger	10,125	4,064	6,061
Richard Molinsky	8,111	5,080	3,031
Jeffrey Grodko	5,213	4,000	1,213
Steven M. Farber	5,080	5,080	—
Neil and Irene Danics	14,334	6,000	8,334
Park City Capital Partners, LP(3)	25,000	25,000	—
Grossman Family Trust(4)	10,000	10,000	—
Jay and Toni Youngerman	8,000	8,000	—
J. Steven Emerson	30,000	30,000	—
Emerson Family Foundation(5)	25,000	25,000	—
Emerson Partners(5)	12,000	12,000	—
Total		274,224
________________

(1)
Dr. Phillip Frost is the trustee of Frost Gamma Investments Trust and has sole voting and dispositive power of the shares owned by the trust. Dr. Phillip Frost is also the Chairman of the Board of Directors of Ladenburg Thalmann Financial Services Inc., the parent company to Ladenburg Thalmann & Co. Inc., a registered broker dealer.  Dr. Frost and his affiliates beneficially own more than 10% of Ladenburg Thalmann Financial Services Inc. See footnotes (1) and (7) under "Principal Stockholders."

(2)
John S. Lemak is the Manager of Sandor Capital Master Fund, L.P. and has sole voting and investment power over the shares owned by Sandor Capital Master Fund, L.P. See footnotes (1) and (8) under "Principal Stockholders."

(3)	Michael Fox is the managing member of the general partner of Park City Capital Partners, LP and has sole voting and investment power over the shares owned by Park City Capital Partners, LP.

(4)	Raphael Z. Grossman is the trustee of Grossman Family Trust and has sole voting and dispositive power of the shares owned by the trust.

(5)
J. Steven Emerson is the President of Emerson Family Foundation and a partner of Emerson Partners and has sole voting and investment power over the shares owned by Emerson Family Foundation and Emerson Partners.

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PLAN OF DISTRIBUTION

The sale of shares of common stock by the selling stockholders or their respective heirs, successors, assigns, donees or other successors-in-interest may be effected from time to time in transactions (which may include block transactions by or for the account of the selling stockholders or such persons) on the over-the-counter market or wherever the shares are then traded or quoted, including ordinary brokers' transactions, in privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.
Selling stockholders or such persons may effect such transactions by selling their shares underlying private financings notes and warrants directly to purchasers, through broker-dealers acting as agents for the selling stockholders or to broker-dealers who may purchase such shares as principals and thereafter sell the shares from time to time in the over-the-counter market or wherever the shares are then traded or quoted, in negotiated transactions or otherwise in any single transaction or series of related transactions permitted by law, rule or regulation. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions). The maximum compensation to be received by any FINRA member or independent broker-dealer will not be greater than 8% for the sale of any securities set forth in the selling stockholder table contained within this prospectus.
We are required to pay all fees and expenses incident to the registration of the shares registered hereunder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended. To the extent required, we will amend or supplement this prospectus to disclose material arrangements regarding the plan of distribution. To comply with the securities laws of certain jurisdictions, registered or licensed brokers or dealers may need to offer or sell the shares offered by this prospectus. The applicable rules and regulations under the Securities Exchange Act of 1934, as amended, may limit any person engaged in a distribution of the shares of common stock covered by this prospectus in its ability to engage in market activities with respect to such shares. The selling stockholders, for example, will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under it, which provisions may limit the timing of purchases and sales of any shares of common stock by the selling stockholders.

The selling stockholders and broker-dealers, if any, acting in connection with such sales might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act.

CONCURRENT OFFERING

On the date of this prospectus, a registration statement was declared effective under the Securities Act with respect to a public offering of 2,200,000 shares of our common stock. Sales of the common stock by the selling stockholders, or the potential of such sales, could have an adverse effect on the market price of the common stock.

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DESCRIPTION OF SECURITIES

Authorized Capital Stock

We have 22,500,000 authorized shares of capital stock, par value $0.0001 per share, of which 12,500,000 shares are common stock and 10,000,000 shares are “blank-check” preferred stock.

We filed a certificate of change to our articles of incorporation on July 30, 2012 to (i) effect a 1-for-40 reverse stock split of our outstanding common stock, and (ii) decrease the total number of shares of common stock authorized to be issued from 500,000,000 shares to 12,500,000 shares.

All share and per share information for our common stock or common stock equivalents issued on or after May 12, 2011 in this prospectus reflects, and where appropriate, is restated for a 1-for-40 reverse stock split of our outstanding shares of common stock that became market effective on August 1, 2012.

Capital Stock Issued and Outstanding

We have the following issued and outstanding securities as of September 5, 2012 :

•	1,848,015 shares of common stock;

•	5 shares of series A preferred stock convertible into an aggregate of 3,788 shares of common stock;

•	warrants to purchase an aggregate of 18,434 shares of common stock;

•	stock options to purchase an aggregate 396,932 shares of common stock;

•	a convertible promissory note in the principal amount of $75,000 that may convert into an estimated 83,333 shares of common stock, assuming a conversion price of $0.90 per share;

•	a senior secured promissory note in the principal amount of $550,000 that may convert into an estimated 611,112 shares of common stock, assuming a conversion price of $0.90 per share.

Common Stock

The holders of our common stock have equal ratable rights to dividends from funds legally available if and when declared by our board of directors and are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs. Our common stock does not provide the right to a preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our common stockholders are entitled to one non-cumulative vote per share on all matters on which shareholders may vote, meaning that shareholders may not give more than one vote per share to any single nominee for election to our board of directors.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the state of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Preferred Stock

Our articles of incorporation authorize the issuance of up to 10,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors.

We are authorized to issue up to 240 shares of series A preferred stock.

Each share of series A preferred stock has a stated value of $0.0001 per share and upon liquidation, dissolution or winding up of our business, each holder of series A preferred stock is entitled to receive for each share of series A preferred stock an amount equal to the stated value prior to the holders of common stock and any other class or series of capital stock whose terms provide that series A preferred stock should receive preferential payment.

Each share of our series A preferred stock is convertible at the option of the holder into approximately 758 shares of our common stock  (subject to adjustment for stock splits, combinations and other similar events).  We are prohibited from effecting the conversion of the series A preferred stock to the extent that, as a result of the conversion, the holder of such shares beneficially owns more than 4.99% (or, if this limitation is waived by the holder upon no less than 61 days prior notice to us,

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9.99%) in the aggregate of the outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon conversion of the series A preferred stock.

Holders of series A preferred stock are entitled to vote their shares on an as-converted to common stock basis, and shall vote together with the holders of the common stock, and not as a separate class.  Holders of series A preferred stock shall also have any voting rights to which they are entitled by law.

Convertible Promissory Notes

On February 3, 2012, we and our subsidiary, IZEA Innovations, Inc., jointly issued a senior secured promissory note in the principal amount of $550,000 (the “Note”) to two of our existing shareholders for a purchase price of $500,000 less $3,500 in lender fees. In connection with the Note, we incurred expenses of $21,800 for legal and other fees. Accordingly, net cash proceeds from the Note amounted to $474,700. Unless earlier converted, exchanged or prepaid, the Note originally was set to mature on August 2, 2012, but was automatically extended until February 2, 2013 upon the occurrence of certain circumstances. The Note may be prepaid by us at any time and must be prepaid by us if we receive at least $1,500,000 in net proceeds from the sale of certain of our securities, which would include our concurrent public offering. The obligations under the Note are first priority senior secured obligations (subject to an equipment lease) and are secured by substantially all of our assets and assets of our subsidiary. The face value of the Note may be exchanged at the option of the holders into the applicable dollar amount of equity securities issued by us in a subsequent financing. If the Note is not fully paid by maturity and the term of the Note has been extended until February 2, 2013, then the holders may convert the outstanding principal amount of the Note at a conversion price of 90% of the closing price of our common stock on the trading day prior to the date that the Note becomes convertible, subject to further adjustment in the case of stock splits, reclassifications, reorganizations, certain issuances at less than the conversion price and the like. We are further subject to certain liquidated damages if we fail to timely effectuate a conversion under the terms of the Note. Until such time that the Note is no longer outstanding, without the consent of the holders, we are prohibited from incurring certain debt, selling any account receivable or declaring any dividend.

On May 4, 2012, we and our subsidiary, IZEA Innovations, Inc., jointly issued a 30-day promissory note to two of our existing shareholders in the principal amount of $75,000. In June 2012, the note was extended until December 4, 2012 and the parties agreed that the noteholders could convert the note at any time on or before the maturity date into shares of common stock at a conversion price equal to the lower of (i) $5.00 per share or (ii) 90% of the then market price based on a volume weighted average price per share of our common stock as quoted on Bloomberg for the ten trading days prior to the conversion date. The note bears interest at a rate of 8% per annum with a default rate of 18% per annum. The $75,000 note will automatically convert into shares of our common stock if we complete a public offering of our securities for gross proceeds of not less than $10,000,000. No payment of accrued interest on the note is required to be made to the noteholders upon such conversion.

Other Registration Rights

We entered into registration rights agreements, as amended (the “Registration Rights Agreements”), with the investors in the May 2011 Offering, pursuant to which we agreed to file a “resale” registration statement with the SEC covering the shares, the shares of common stock issuable upon the conversion of series A preferred stock and shares of common stock underlying the warrants within 12 months of the final closing date of the May 2011 Offering (i.e. August 15, 2012) (the “Filing Date”).  We agreed to use our reasonable best efforts to have the registration statement declared effective within 15 months of the final closing date of the May 2011 Offering (i.e. November 15, 2012) (the “Effectiveness Deadline”) and to maintain the effectiveness of the registration statement from the effective date until all securities have been sold or are otherwise able to be sold pursuant to Rule 144 without restriction or limitation.

Pursuant to the Registration Rights Agreements, we are obligated to pay to the investors in the May 2011 Offering a fee of 1% per month of the investors' investment, payable in cash, for every 30 day period up to a maximum of 6%, (i) following the Filing Date that the registration statement has not been filed and (ii) following the Effectiveness Deadline that the registration statement has not been declared effective; provided, however, that we shall not be obligated to pay any such liquidated damages if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to Rule 415, provided we register at such time the maximum number of shares of common stock permissible upon consultation with the staff of the SEC and provided further that we shall not be obligated to pay liquidated damages at any time following the one year anniversary of the final closing date (i.e., August 15, 2012).

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Underwriter's Warrants

We are registering warrants to purchase up to a total of 110,000 shares of our common stock (5% of the shares sold in this offering at a public offering price of $1.00 per share) that we agreed to sell to the representatives of the underwriter in this offering. A complete description of those warrants is included in the section of this prospectus titled “Underwriting - Underwriter's Warrants.”

Transfer Agent

The transfer agent and registrar for our common stock is Island Stock Transfer, Clearwater, Florida.

Anti-Takeover Provisions

The provisions of Nevada law and our bylaws may have the effect of delaying, deferring or preventing another party from acquiring control of the company. These provisions may discourage and prevent coercive takeover practices and inadequate takeover bids.

Nevada Law
Nevada law contains a provision governing “acquisition of controlling interest.” This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges: 20 to 33-1/3%; 33-1/3 to 50%; or more than 50%.

A “control share acquisition” is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The shareholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the Nevada law. An Issuing Corporation is a Nevada corporation which (i) has 200 or more shareholders, with at least 100 of such shareholders being both shareholders of record and residents of Nevada, and (ii) does business in Nevada directly or through an affiliated corporation.

At this time, we do not believe we have 100 shareholders of record resident of Nevada and we do not conduct business in Nevada directly. Therefore, the provisions of the control share acquisition act are believed not to apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of us, regardless of whether such acquisition may be in the interest of our shareholders.

The Nevada “Combination with Interested Stockholders Statute” may also have an effect of delaying or making it more difficult to effect a change in control of us. This statute prevents an “interested stockholder” and a resident domestic Nevada corporation from entering into a “combination,” unless certain conditions are met. The statute defines “combination” to include any merger or consolidation with an “interested stockholder,” or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an “interested stockholder” having (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation.

An “interested stockholder” means the beneficial owner of 10% or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a “combination” within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least

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equal to the highest of (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher, (ii) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher, or (iii) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Articles of Incorporation and Bylaws
Our articles of incorporation are silent as to cumulative voting rights in the election of our directors. Nevada law requires the existence of cumulative voting rights to be provided for by a corporation's articles of incorporation.  As such, the combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of us by replacing our board of directors. Our articles of incorporation and bylaws do not contain any explicit provisions that would have an effect of delaying, deferring or preventing a change in control of us.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of our concurrent public offering (at a public offering price of $1.00 per share), there will be approximately 4,048,015 shares of common stock issued and outstanding. Of these shares, we believe that approximately 2,932,883 would be freely transferable immediately. Our executive officers and directors own 624,474 shares, which would be eligible for resale subject to the volume and manner of sale limitations of Rule 144 of the Securities Act. An additional 1,739,606 shares are “restricted securities,” as that term is defined in Rule 144, and are eligible for sale under the provisions of Rule 144.

We also have the following additional issued and outstanding securities as of September 5, 2012 :

•	5 shares of series A preferred stock convertible into an aggregate of 3,788 shares of common stock;

•	warrants to purchase an aggregate of 18,434 shares of common stock;

•	stock options to purchase an aggregate 396,932 shares of common stock;

•	a convertible promissory note in the principal amount of $75,000 that may convert into an estimated 83,333 shares of common stock, assuming a conversion price of $0.90 per share; and

•	a senior secured promissory note in the principal amount of $550,000 that may convert into an estimated 611,112 shares of common stock, assuming a conversion price of $0.90 per share.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including a person who may be deemed an “affiliate” of the company, who has beneficially owned restricted securities for at least six months may sell, within any three-month period, a number of shares that does not exceed the greater of: (1) 1% of the then outstanding shares of common stock, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Sales of shares held by our affiliates that are not “restricted” are subject to such volume limitations, but are not subject to the holding period requirement. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about our company. A person who is not deemed to have been an affiliate of our company at any time during the 90 days preceding a sale by such person, and who has beneficially owned the restricted shares for at least one year, is entitled to sell such shares under Rule 144 without regard to any of the restrictions described above.

Following this offering, we cannot predict the effect, if any, that the availability for sale of shares held by our current stockholders will have on the market price from time to time. Nevertheless, sales by our current stockholders of a substantial number of shares of common stock in the public market could materially and adversely affect the market price for our common stock. In addition, the availability for sale of a substantial number of shares of our common stock acquired through the exercise of outstanding stock options or warrants or conversion of convertible debentures could materially adversely affect the market price of our common stock.

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Neither our articles of incorporation nor bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502, provides that a corporation may indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

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LEGAL MATTERS

Greenberg Traurig, LLP, New York, New York, has passed upon the validity of the securities offered by this prospectus as our counsel.

EXPERTS

Our audited financial statements as of December 31, 2011 and 2010 and for the years then ended have been included in this Prospectus in reliance on the report of Cross, Fernandez & Riley, LLP, an independent registered public accounting firm (the report on the financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.izea.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

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FINANCIAL STATEMENTS

QUARTERLY PERIOD ENDED JUNE 30, 2012
IZEA, Inc.
Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current:
Cash and cash equivalents	$190,225	$225,277
Accounts receivable, net	614,695	690,575
Prepaid expenses	312,706	165,736
Deferred finance costs, net of accumulated amortization of $11,034	16,766	—
Other current assets	28,960	38,897

Total current assets	1,163,352	1,120,485

Property and equipment, net	136,844	152,434
Intangible assets, net of accumulated amortization of $38,355 and $17,434	87,170	108,091
Security deposits	17,388	21,038

Total assets	$1,404,754	$1,402,048

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,373,770	$1,080,015
Accrued payroll	238,412	224,438
Deferred rent	1,645	10,830
Unearned revenue	1,139,355	1,132,794
Compound embedded derivative	124,022	—
Current portion of capital lease obligations	15,992	25,070
Current portion of notes payable	572,426	—

Total current liabilities	3,465,622	2,473,147

Capital lease obligations, less current portion	19,463	27,850
Warrant liability	4,983	752,486

Total liabilities	3,490,068	3,253,483

Stockholders’ deficit:
Series A convertible preferred stock; $.0001 par value; 240 shares authorized; 5 and 230 shares issued and outstanding	—	—
Common stock, $.0001 par value; 12,500,000 shares authorized; 1,611,230 and 966,227 issued and outstanding	161	97
Additional paid-in capital	18,801,888	16,279,252
Accumulated deficit	(20,887,363)	(18,130,784)

Total stockholders’ deficit	(2,085,314)	(1,851,435)

Total liabilities and stockholders’ deficit	$1,404,754	$1,402,048

See accompanying notes to unaudited consolidated financial statements.

IZEA, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Revenue	$1,204,018	$845,901	$2,849,385	$1,768,679
Cost of sales	500,490	381,199	1,159,771	822,734

Gross profit	703,528	464,702	1,689,614	945,945

Operating expenses:
General and administrative	1,687,771	934,317	3,471,752	1,896,531
Sales and marketing	604,056	143,953	797,595	311,434

Total operating expenses	2,291,827	1,078,270	4,269,347	2,207,965

Loss from operations	(1,588,299)	(613,568)	(2,579,733)	(1,262,020)

Other income (expense):
Interest expense	(27,523)	(6,179)	(44,267)	(15,032)
Loss on exchange and change in fair value of derivatives, net	(224,021)	29,791	(133,034)	29,791
Other income (expense), net	454	—	455	38

Total other income (expense)	(251,090)	23,612	(176,846)	14,797

Net loss	$(1,839,389)	$(589,956)	$(2,756,579)	$(1,247,223)

Weighted average common shares outstanding – basic and diluted	1,276,595	524,418	1,121,466	271,683

Loss per common share – basic and diluted	$(1.44)	$(1.12)	$(2.46)	$(4.59)

See accompanying notes to unaudited consolidated financial statements.

IZEA, Inc.
Consolidated Statement of Stockholders’ Deficit
(Unaudited)

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Shares	Amt	Shares	Amt	Capital	Deficit	(Deficit)
Balance, December 31, 2011	230	$—	966,227	$97	$16,279,252	$(18,130,784)	$(1,851,435)
Sale of common stock	—	—	274,224	27	1,221,831	—	1,221,858
Conversion of preferred stock	(225)	—	170,455	17	(17)	—	—
Exchange of warrants for common stock	—	—	123,052	12	784,279	—	784,291
Exercise of stock options	—	—	551	1	1,098	—	1,099
Stock issued for payment of services	—	—	76,721	7	396,461	—	396,468
Stock-based compensation	—	—	—	—	118,984	—	118,984
Net loss	—	—	—	—	—	(2,756,579)	(2,756,579)
Balance, June 30, 2012	5	$—	1,611,230	$161	$18,801,888	$(20,887,363)	$(2,085,314)

See accompanying notes to unaudited consolidated financial statements.

IZEA, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(2,756,579)	$(1,247,223)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	56,554	20,724
Stock-based compensation	118,984	16,000
Stock issued for payment of services	225,473	—
Loss on exchange and change in fair value of derivatives, net	133,034	(29,791)
Cash provided by (used for):
Accounts receivable, net	75,880	1,980
Prepaid expenses and other current assets	33,962	(1,195,961)
Accounts payable	293,755	41,216
Accrued payroll	42,676	23,170
Unearned revenue	6,561	131,490
Deferred rent	(9,185)	(5,270)
Net cash used for operating activities	(1,778,885)	(2,243,665)

Cash flows from investing activities:
Purchase of equipment	(9,009)	—
Return of deposits	3,650	—
Net cash used for investing activities	(5,359)	—

Cash flows from financing activities:
Proceeds from issuance of notes payable, net	543,700	500,000
Proceeds from issuance of common and preferred stock and warrants, net	1,221,858	2,507,473
Proceeds from exercise of stock options	1,099	405
Payments on notes payable and capital leases	(17,465)	(175,330)
Net cash provided by financing activities	1,749,192	2,832,548

Net increase (decrease) in cash and cash equivalents	(35,052)	588,883
Cash and cash equivalents, beginning of year	225,277	1,503,105

Cash and cash equivalents, end of period	$190,225	$2,091,988

Supplemental cash flow information:
Cash paid during period for interest	$4,532	$12,023

Non-cash financing and investing activities:
Fair value of compound embedded derivative in promissory notes	$27,776	$—
Value of common stock issued for deferred finance costs and future services	$170,995	$—
Promissory note exchanged in financing arrangement	$—	$500,000
Fair value of warrants issued	$—	$1,067,210

See accompanying notes to unaudited consolidated financial statements.

IZEA, Inc.
Notes to Unaudited Consolidated Financial Statements

NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Information
The accompanying consolidated balance sheet as of June 30, 2012, the consolidated statements of operations for the three and six months ended June 30, 2012 and 2011, the consolidated statement of stockholders' deficit for the six months ended June 30, 2012 and the consolidated statements of cash flows for the six months ended June 30, 2012 and 2011 are unaudited but include all adjustments that are, in the opinion of management, necessary for a fair presentation of our financial position at such dates and our results of operations and cash flows for the periods then ended in conformity with U.S. generally accepted accounting principles (“US GAAP”). The consolidated balance sheet as of December 31, 2011 has been derived from the audited consolidated financial statements at that date but, in accordance with the rules and regulations of the United States Securities and Exchange Commission ("SEC"), does not include all of the information and notes required by US GAAP for complete financial statements. Operating results for the six months ended June 30, 2012 are not necessarily indicative of results that may be expected for the entire fiscal year. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the fiscal year ended December 31, 2011 included in the Company's Annual Report on Form 10-K filed with the SEC on March 28, 2012.

Nature of Business and Reverse Merger and Recapitalization
IZEA, Inc. (the "Company"), formerly known as IZEA Holdings, Inc. and before that, Rapid Holdings, Inc., was incorporated in Nevada on March 22, 2010.  On May 12, 2011, the Company completed a share exchange pursuant to which it acquired all of the capital stock of IZEA Innovations, Inc. ("IZEA"), which became its wholly owned subsidiary.  IZEA was incorporated in the state of Florida in February 2006 and was later reincorporated in the state of Delaware in September 2006 and changed its name to IZEA, Inc. from PayPerPost, Inc. on November 2, 2007. In connection with the share exchange, the Company discontinued its former business and continued the social media sponsorship business of IZEA as its sole line of business. On November 23, 2011, the Company changed its name from "IZEA Holdings, Inc." to "IZEA, Inc." and the name of its subsidiary changed from "IZEA, Inc." to "IZEA Innovations, Inc." (collectively, the "Company"). The Company's headquarters are in Orlando, FL.

The share exchange was accounted for as a reverse-merger and recapitalization where IZEA was the acquirer for accounting purposes and IZEA, Inc. was the acquired company.  Accordingly, IZEA's historical financial statements for periods prior to the acquisition have become the Company's retroactively restated for, and giving effect to, the number of shares received in the share exchange.  The assets, liabilities and accumulated earnings, along with operations, reported in the financial statements prior to the share exchange are those of IZEA and are recorded at the historical cost basis.

The Company is a leading company in the growing social media sponsorship ("SMS") segment of social media, operating multiple marketplaces that include its premier platforms SocialSpark, SponsoredTweets and WeReward, as well as its legacy platforms PayPerPost and InPostLinks. The Company recently launched a new SMS platform called Staree and a display advertising network to use within its platforms called IZEAMedia. SMS is when a company compensates a social media publisher to share sponsored content within their social network. The Company's premier platforms are the focus of its current business for which it is actively developing new features. The Company generates its primary revenue through the sale of SMS to the Company's advertisers. The Company fulfills the SMS transaction through its marketplace platforms by connecting its social media publishers such as bloggers, tweeters and mobile application users with its advertisers.

Reverse Stock Split
On July 30, 2012, the Company filed a Certificate of Change with the Secretary of State of Nevada to effect a reverse stock split of the issued and outstanding shares of its common stock at a ratio of one share for every 40 shares outstanding prior to the effective date of the reverse stock split. Additionally, the Company's total authorized shares of common stock was decreased from 500,000,000 shares to 12,500,000 shares. All current and historical information contained herein related to the share and per share information for the Company's common stock or stock equivalents issued on or after May 12, 2011 reflects the 1-for-40 reverse stock split of the Company's outstanding shares of common stock that became market effective on August 1, 2012.

Principles of Consolidation
The consolidated financial statements include the accounts of IZEA, Inc. as of the date of the reverse merger, and its wholly owned subsidiary, IZEA Innovations, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Going Concern and Management’s Plans
The opinion of the Company's independent registered public accounting firm on the audited financial statements as of and for the year ended December 31, 2011 contains an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

The Company has incurred significant losses from operations since inception and has an accumulated deficit of $20,887,363 as of June 30, 2012.  Net losses for the six months ended June 30, 2012 and for the year ended December 31, 2011 were $2,756,579 and $3,978,592, respectively. The Company's ability to continue as a going concern is dependent upon raising capital from financing transactions. The Company’s financial statements have been prepared on the basis that it is a going concern, which assumes continuity of operations and the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments that might result if the Company was forced to discontinue its operations.

Management is in the process of registering shares of the Company's common stock for a public offering pursuant to a registration statement filed with the SEC to raise gross proceeds of at least $5,000,000 in order to meet the needs of the Company's operations and future growth plans. Other financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of the Company's common stock and a downturn in the U.S. equity and debt markets could make it more difficult to complete a public offering or obtain financing through the issuance of equity or debt securities. Even if the Company is able to raise funds in financing transactions, it is possible that the Company could incur unexpected costs and expenses, fail to collect significant amounts owed to the Company, or experience unexpected cash requirements that would force the Company to seek alternative financing. Furthermore, if the Company issues additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of the Company's common stock.

There can be no assurance that the Company will be successful in its public offering or in any other financing or that the terms of any such financing transactions will not result in the issuance, or potential issuance, of a significant amount of equity securities that will cause substantial dilution to the Company's stockholders. The inability to obtain additional capital may restrict the Company's ability to grow and may reduce its ability to continue to conduct business operations. If the Company is unable to obtain additional financing, it may have to curtail its marketing and development plans and possibly cease operations.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts Receivable and Concentration of Credit Risk
Accounts receivable are customer obligations due under normal trade terms. Uncollectability of accounts receivable is not significant since most customers are bound by contract and are required to fund the Company for all the costs of an “opportunity”, defined as an order created by an advertiser for a publisher to write about the advertiser’s product. If a portion of the account balance is deemed uncollectible, the Company will either write-off the amount owed or provide a reserve based on the uncollectible portion of the account. Management determines the collectability of accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. The Company has recorded a reserve for doubtful accounts of $10,000 as of June 30, 2012 and December 31, 2011. Management believes that this estimate is reasonable, but there can be no assurance that the estimate will not change as a result of a change in economic conditions or business conditions within the industry, the individual customers or the Company. Any adjustments to this account are reflected in the consolidated statements of operations as a general and administrative expense.

Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the trade credit risk. The Company also controls credit risk through credit approvals, credit limits and monitoring procedures. The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable. At June 30, 2012, two customers, each of which accounted for more than 10% of the Company’s accounts receivable, accounted for 40% of total accounts receivable in aggregate. At December 31, 2011, the Company had two different customers which accounted for 32% of total accounts receivable in aggregate.
The Company had one customer that accounted for 10.5% of its revenue during the six months ended June 30, 2012. There were no customers that accounted for more than 10% of revenue during the three and six months ended June 30, 2011 and during the three months ended June 30, 2012.

Property and Equipment
Depreciation and amortization is computed using the straight-line method and half-year convention over the estimated useful lives of the assets as follows:

Equipment	3 years
Furniture and fixtures	5 - 10 years
Software	3 years
Leasehold improvements	3 years
Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported as other income or expense.

Impairment of Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

Revenue Recognition
The Company derives its revenue from three sources: revenue from an advertiser for the use of the Company's network of social media publishers to fulfill advertiser sponsor requests for a blog post, tweet, click, purchase, or action ("Sponsored Revenue"), revenue from the posting of targeted display advertising ("Media Revenue") and revenue derived from various service fees charged to advertisers and publishers ("Service Fee Revenue"). Service fees to advertisers include fees charged for management of advertising campaigns through the Company's platforms and inactivity fees for dormant accounts. Service fees to publishers include upgrade account fees for obtaining greater visibility to advertisers in advertiser searches in the Company's platforms, early cash out fees and inactivity fees for dormant accounts. Media Revenue is generated when the Company's publishers to place targeted display advertising in blogs. Sponsored revenue is recognized and considered earned after an advertiser's opportunity is posted on the Company's websites and their request was completed and content listed, as applicable, by the Company's publishers for a requisite period of time. The requisite period ranges from 3 days for an action or tweet to 30 days for a blog. Customers may prepay for services by placing a deposit in their account with the Company.  In these cases, the deposits are recorded as unearned revenue until earned as described above. Service fees are recognized upon completion of the management of an advertiser's campaign or immediately when the maintenance or enhancement service is performed for an advertiser or publisher.   All of the Company's revenue is generated through the rendering of services and is recognized under the general guidelines of SAB Topic 13 A.1 which states that revenue will be recognized when it is realized or realizable and earned. The Company considers its revenue as generally realized or realizable and earned once i) persuasive evidence of an arrangement exists, ii) services have been rendered, iii) the price to the advertiser or customer is fixed (required to be paid at a set amount that is not subject to refund or adjustment) and determinable, and iv) collectability is reasonably assured. The Company records revenue on the gross amount earned since it generally is the primary obligor in the arrangement, establishes the pricing and determines the service specifications.

Advertising Costs
Advertising costs are charged to expense as they are incurred, including payments to contact creators to promote the Company.  Advertising expense charged to operations for the three months ended June 30, 2012 and 2011 were approximately $237,000 and $92,000, respectively. Advertising expense charged to operations for the six months ended June 30, 2012 and 2011 were approximately $331,000 and $220,000, respectively. Advertising costs are included in sales and marketing expense in the accompanying consolidated statements of operations.

Deferred Rent
The Company’s operating lease for its office facilities contains predetermined fixed increases of the base rental rate during the lease term which is being recognized as rental expense on a straight-line basis over the lease term. The Company records the difference between the amounts charged to operations and amounts payable under the lease as deferred rent in the accompanying consolidated balance sheets.

Income Taxes
The Company has not recorded current income tax expense due to the generation of net operating losses. Deferred income taxes are accounted for using the balance sheet approach which requires recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

The Company identifies and evaluates uncertain tax positions, if any, and recognizes the impact of uncertain tax positions for which there is a less than more-likely-than-not probability of the position being upheld when reviewed by the relevant taxing authority. Such positions are deemed to be unrecognized tax benefits and a corresponding liability is established on the balance sheet. The Company has not recognized a liability for uncertain tax positions. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company’s remaining open tax years subject to examination by the Internal Revenue Service include the years ended December 31, 2008 through 2011.

Convertible Preferred Stock
The Company accounts for its convertible preferred stock under the provisions of Accounting Standards Codification ("ASC") on Distinguishing Liabilities from Equity, which sets forth the standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The ASC requires an issuer to classify a financial instrument that is within the scope of the ASC as a liability if such financial instrument embodies an unconditional obligation to redeem the instrument at a specified date and/or upon an event certain to occur. The Company determined that IZEA's preferred stock outstanding prior to May 12, 2011 did not meet the criteria requiring liability classification as its obligation to redeem these instruments was not based on an event certain to occur. The Series A Convertible Preferred Stock of the Company issued in May 2011 does not have a redemption feature. Future changes in the certainty of the Company’s obligation to redeem these instruments could result in a change in classification.

Derivative Financial Instruments
The Company accounts for derivative instruments in accordance with ASC 815, Derivatives and Hedging (“ASC 815”), which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Beneficial Conversion and Warrant Valuation
The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt and equity instruments that have conversion features at fixed rates that are in-the-money when issued, and the fair value of warrants issued in connection with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants, based on their relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature. The discounts recorded in connection with the BCF and warrant valuation are recognized a) for convertible debt as interest expense over the term of the debt, using the effective interest method or b) for convertible preferred stock as dividends at the time the stock first becomes convertible.

Fair Value of Financial Instruments
The Company’s financial instruments are recorded at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value:

•	Level 1 – Valuation based on quoted market prices in active markets for identical assets and liabilities.

•	Level 2 – Valuation based on quoted market prices for similar assets and liabilities in active markets.

•	Level 3 – Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The Company does not have any Level 1 or 2 financial assets or liabilities. The Company’s Level 3 financial liabilities measured at fair value consisted of the warrant liability and its compound embedded derivative as of June 30, 2012 (see Note 3).

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash, accounts receivable, accounts payable and accrued expenses. The fair value of the Company’s notes payable and capital lease obligations approximate their carrying value based upon current rates available to the Company.

Stock-Based Compensation
Stock-based compensation cost related to stock options granted under the 2007 Equity Incentive Plan and the May 2011 and August 2011 Plans (together the "2011 Equity Incentive Plans") (see Note 4) is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period.  The Company estimates the fair value of each option award on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the table below. The Company estimates the volatility of its common stock at the date of grant based on the volatility of comparable peer companies which are publicly traded. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The Company used the following assumptions for options granted under the 2007 and the 2011 Equity Incentive Plans during the three and six months ended June 30, 2012 and 2011:

	Three Months Ended		Six Months Ended
2007 Equity Incentive Plan Assumptions	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Expected term	n/a	5 years	n/a	5 years
Weighted average volatility	n/a	55.08%	n/a	54.96%
Weighted average risk free interest rate	n/a	1.89%	n/a	2.36%
Expected dividends	n/a	—	n/a	—

	Three Months Ended		Six Months Ended
2011 Equity Incentive Plan Assumptions	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Expected term	5 years	5 years	5 years	5 years
Weighted average volatility	54.93%	55.08%	54.93%	55.08%
Weighted average risk free interest rate	0.76%	1.88%	0.76%	1.88%
Expected dividends	—	—	—	—

The Company estimates forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates.  Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and also impact the amount of unamortized compensation expense to be recognized in future periods.    Current average expected forfeiture rates were 50.21% during the three and six months ended June 30, 2012 and 2011.

Non-Employee Stock-Based Compensation
The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC 505, “Equity-Based Payments to Non-Employees” (formerly EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” and EITF 00-18 “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees." The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable.

Segment Information
The Company does not identify separate operating segments for management reporting purposes. The results of operations are the basis on which management evaluates operations and makes business decisions.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements
There are several new accounting pronouncements issued by the Financial Accounting Standards Board ("FASB") which are not yet effective.  Management does not believe any of these accounting pronouncements will be applicable and therefore will not have a material impact on the Company's financial position or operating results.

Reclassifications
Certain items have been reclassified in the 2011 financial statements to conform to the 2012 presentation.

NOTE 2.      NOTES PAYABLE

On February 3, 2012, the Company issued a senior secured promissory note in the principal amount of $550,000 with an original issuance discount of $50,000, plus $3,500 in lender fees to two of its existing shareholders.  In connection with the note, the Company incurred expenses of $21,800 for legal and other fees. Accordingly, net cash proceeds from the note amounted to $474,700. Unless earlier converted, exchanged or prepaid, the note matures on February 2, 2013. The note may be prepaid by the Company at any time. The obligations under the note are first priority senior secured obligations (subject to an equipment lease) and are secured by substantially all of the Company's assets. The face value of the note may be exchanged at the option of the holders into the applicable dollar amount of equity securities issued by the Company in a subsequent financing. The holders may convert the outstanding principal amount of the note at a conversion price of 90% of the closing price of the Company's common stock on the trading day prior to the date that the note becomes convertible, subject to further adjustment in the case of stock splits, reclassifications, reorganizations, certain issuances at less than the conversion price and the like. The Company is further subject to certain liquidated damages if it fails to timely effectuate a conversion under the terms of the note. Until such time that the note is no longer outstanding, without the consent of the holders, the Company is prohibited from incurring certain debt, selling any account receivable or declaring any dividend. The carrying value of this $550,000 note, inclusive of interest amortization as of June 30, 2012, was $510,693.

On May 4, 2012, the Company issued a 30-day promissory note to two of its existing shareholders in the principal amount of $75,000 incurring $6,000 in expenses for legal fees which resulted in net proceeds of $69,000. In June 2012, the note was extended until December 4, 2012 and the parties agreed that the noteholders could convert the note at any time on or before the maturity date into shares of common stock at a conversion price equal to the lower of (i) $5.00 per share or (ii) 90% of the then market price based on a volume weighted average price per share of the Company's common stock as quoted on Bloomberg for the ten trading days prior to the conversion date. The note bears interest at a rate of 8% per annum with a default rate of 18% per annum. The note automatically will convert into shares of the Company's common stock if the Company completes a public offering of its securities for gross proceeds of not less than $10,000,000. The carrying value of this $75,000 note, inclusive of interest amortization as of June 30, 2012, was $61,733.

Proceeds from the note financings were allocated first to the embedded conversion option (see Note 3) that required bifurcation and recognition as a liability at fair value and then to the carrying value of the notes. The carrying value of the notes is subject to amortization, through charges to interest expense, over the term to maturity using the effective interest method. During the three and six months ended June 30, 2012, interest expense on the notes amounted to $18,331 and $28,702, respectively. Direct finance costs allocated to the embedded derivatives were expensed in full upon issuance of the notes. Direct finance costs allocated to the notes are subject to amortization, through charges to interest expense, using the effective interest method. During the three and six months ended June 30, 2012, interest expense related to the amortization of finance costs amounted to $7,141 and $11,034, respectively.

NOTE 3.     DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are defined as financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets. The Company generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company entered into financing transactions during 2011 and the six months ended June 30, 2012 that gave rise to derivative liabilities. These financial instruments are carried as derivative liabilities, at fair value, in the Company's financial statements. Changes in the fair value of derivative financial instruments are required to be recorded in other income in the period of change. Accordingly, all income and expense amounts discussed below are reflected in the Company's consolidated statements of operations in other income under loss on exchange and change in fair value of derivatives.

The following table summarizes the Company's activity and fair value calculations of its derivative warrants and convertible promissory notes for the six months ended June 30, 2012.

	Linked Common Shares to Derivative Warrants	Warrant Liability	Linked Common Shares to Promissory Notes	Compound Embedded Derivatives
Beginning balance, December 31, 2011	154,132	$752,486	—	$—
Issuance of promissory note with compound embedded derivative - February 3, 2012	—	—	23,416	12,151
Issuance of $75,000 promissory note with compound embedded derivative - June 6, 2012	—	—	26,042	15,625
Exchange of warrants for common stock	(123,052)	(19,778)	—	—
Change in fair value of derivatives	—	(727,725)	157,246	96,246
Ending balance, June 30, 2012	31,080	$4,983	206,704	$124,022

The Company calculated the fair value of its warrant liability and compound embedded derivatives using the valuation methods and inputs described below.

Derivative Warrants
In applying current accounting standards to the warrants issued in the May 2011 Offering for a total of 153,882 shares (see Note 4) and the warrants issued in July 2011 for 250 shares in regards to a customer list acquisition, the Company determined that the warrants require classification as a liability due to the exercise price being subject to adjustment upon the issuance of common stock or common share linked contracts at prices below the contractual exercise price. The Company recorded income resulting from the change in the fair value of the warrants during the three and six months ended June 30, 2012 in the amount of $623,028 and $727,725, respectively. The Company recorded income resulting from the change in the fair value of the warrants during the three and six months ended June 30, 2011 in the amount of $29,791.

In May and June 2012, pursuant to separate private transactions with nineteen warrant holders, the Company redeemed warrants to purchase an aggregate of 123,052 shares of common stock for the same number of shares without the Company receiving any further cash consideration. The redemptions were treated as an exchange wherein the fair value of the newly issued common stock was recorded and the difference between that and the carrying value of the warrants received in the exchange is recorded in the Company's consolidated statements of operations in other income under loss on exchange and change in fair value of derivatives. As a result of the exchange, the Company recognized a loss on the exchange of these warrants in the amount of $764,513 during the three and six months ended June 30, 2012.

The derivative warrants were valued using a Binomial Lattice Option Valuation Technique (“Binomial”). Significant inputs into this technique on June 30, 2012 and 2011 are as follows:

Binomial Assumptions	June 30, 2012	June 30, 2011
Fair market value of asset (1)	$3.20	$13.20
Exercise price	$20.00	$20.00
Term (2)	3.9--4.1 Years	4.9 Years
Implied expected life (3)	3.9--4.1 Years	4.8 Years
Volatility range of inputs (4)	53.7%--88.3%	61.6%--95.0%
Equivalent volatility (3)	63.0%--65.5%	75.7%
Risk-free interest rate range of inputs (5)	0.09%--0.41%	0.10%--0.81%
Equivalent risk-free interest rate (3)	0.24%--0.27%	0.47%
(1)  The fair market value of the asset was determined by the Company using all available information including, but not limited to the trading market price and the actual, negotiated prices paid by the independent investors in the May 2011 Offering and a private offering in December 2011.

(2)  The term is the contractual remaining term, allocated among twelve equal intervals for purposes of calculating other inputs, such as volatility and risk-free rate.

(3)  The implied expected life, and equivalent volatility and risk-free interest rate amounts are derived from the Binomial.

(4)  The Company does not have a market trading history upon which to base its forward-looking volatility. Accordingly, the

Company selected peer companies that provided a reasonable basis upon which to calculate volatility for each of the intervals described in (1), above.

(5)  The risk-free rates used for inputs represent the yields on zero coupon US Government Securities with periods to maturity consistent with the intervals described in (1), above.

Compound Embedded Derivative
The Company concluded that the compound embedded derivative in its $550,000 senior secured promissory note issued on February 3, 2012 and its $75,000 convertible promissory note as modified on June 6, 2012 (see Note 2) required bifurcation and liability classification as derivative financial instruments as they were not considered indexed to the Company's own stock as defined in ASC 815, Derivatives and Hedging. The Company recorded expense resulting from the change in the fair value of the compound embedded derivative during the three and six months ended June 30, 2012 in the amount of $82,536 and $96,246, respectively.

The Monte Carlo Simulation (“MCS”) technique was used to calculate the fair value of the compound embedded derivative because it provides for the necessary assumptions and inputs. The MCS technique, which is an option-based model, is a generally accepted valuation technique for valuing embedded conversion features in hybrid convertible notes, because it is an open-ended valuation model that embodies all significant assumption types, and ranges of assumption inputs that the Company agrees would likely be considered in connection with the arms-length negotiation related to the transference of the instrument by market participants. In addition to the typical assumptions in a closed-end option model, such as volatility and a risk free rate, MCS incorporates assumptions for interest risk, credit risk and redemption behavior. In addition, MCS breaks down the time to expiration into potentially a large population of time intervals and steps. However, there may be other circumstances or considerations, other than those addressed herein, that relate to both internal and external factors that would be considered by market participants as it relates specifically to the Company and the subject financial instruments. The effects, if any, of these considerations cannot be reasonably measured, quantified or qualified.

The following table shows the summary calculations arriving at the compound embedded derivative values as of February 3, 2012 , June 6, 2012 and June 30, 2012. See the assumption details for the composition of these calculations.

Compound Embedded Derivative	February 3, 2012	June 6, 2012	June 30, 2012
Notional amount	$505,785	$75,000	$595,308
Conversion price	21.60	2.88	2.88
Linked common shares (1)	23,416	26,042	206,704
MCS value per linked common share (2)	0.52	0.60	0.60
Total	$12,151	$15,625	$124,022

(1) The Compound Embedded Derivative is linked to a variable number of common shares based upon a percentage of the Company's closing stock price as reflected in the Over-The-Counter Listing. The number of linked shares will increase as the trading market price decreases and will decrease as the trading market price increases. The fluctuation in the number of linked common shares will have an effect on fair values in future periods.

(2) The Note embodied a contingent conversion feature that was predicated upon a financing transaction that was planned for a date between the issuance date and March 2, 2012. If the financing occurred, the maturity date of the Note was August 2, 2012. If the financing did not occur, the maturity date of the Note was February 2, 2013. While, in hindsight, the financing did not occur, the calculation of value must consider that on the issuance date the contingency was present and resulted in multiple scenarios of outcome as it related to the conversion feature subject to bifurcation. The mechanism for building this contingency into the MCS value was to perform two separate calculations of value and weight them on a reasonable basis.

Significant inputs into the Monte Carlo Simulation used to calculate the compound embedded derivative values as of February 3, 2012, June 6, 2012 and June 30, 2012 are as follows:

	Inception Date	Inception Date
Monte Carlo Assumptions	February 3, 2012	June 6, 2012	June 30, 2012
Fair market value of asset (1)	$12.50	$3.20	$3.20
Conversion price	$21.60	$2.80	$2.80
Term (2)	.5 - 1 year	.60 year	.60 year
Implied expected life (3)	.743 year	.578 year	.578 year
Volatility range of inputs (4)	44.23%--70.30%	53.54%--68.00%	53.54%--68.00%
Equivalent volatility (3)	0.6	0.6	59.2%
Risk adjusted interest rate range of inputs (5)	10.00%--30.95%	7.62%--12.33%	7.62%--12.33%
Equivalent risk-adjusted interest rate (3)	0.16	0.09	9.33%
Credit risk-adjusted interest rate (6)	0.13	0.16	15.74%

(1)  The fair market value of the asset was determined by management using all available information including, but not limited to the trading market price and the actual, negotiated prices paid by a private offering in December 2011.

(2)  The term is the contractual remaining term, allocated among twelve equal intervals for purposes of calculating other inputs, such as volatility and risk-free rate.

(3)  The implied expected life, and equivalent volatility and risk-free risk-adjusted interest rate amounts are derived from the MCS.

(4)  The Company does not have a market trading history upon which to base its forward-looking volatility. Accordingly, the Company selected peer companies that provided a reasonable basis upon which to calculate volatility for each of the intervals described in (1), above.

(5) CED's bifurcated from debt instruments are expected to contain an element of market interest risk. That is, the risk that market driven interest rates will change during the term of a fixed rate debt instrument.

(6) The Company utilized a yield approach in developing its credit risk assumption. The yield approach assumes that the investor's yield on the instrument embodies a risk component, generally, equal to the difference between the actual yield and the yield for a similar instrument without regard to risk.

NOTE 4.       STOCKHOLDERS' DEFICIT

Stock Financing Transactions and Registration Rights
On May 24, 2011, May 26, 2011 and August 15, 2011, the Company entered into subscription agreements with certain investors (the “Investors”) whereby it raised $3,330,000 through the sale of 333 units (the “Units”), at a purchase price of $10,000 per Unit (the “May 2011 Offering”). Each Unit consisted of either (i) approximately 758 shares of the Company’s common stock or (ii) one share of the Company’s Series A convertible preferred stock, par value $.0001 per share, which is convertible into approximately 758 shares of common stock, plus a fully exercisable, five-year warrant to purchase approximately 455 shares of common stock for $9,091 or $20 per linked share of common stock (the “Warrants”).

As a result of the May 2011 Offering, Investors who purchased 230 Units elected to receive preferred stock and Investors who purchased 103 Units elected to receive common stock. Accordingly, the Company issued (i) 78,030 shares of common stock, (ii) 230 shares of Series A preferred stock, which are linked by conversion to 174,243 shares of common stock, and (iii) 333 warrant contracts that are linked by exercise to an aggregate of 151,382 shares of common stock.

In connection with the May 2011 Offering, the Company incurred expenses of $286,593 for placement agent, legal and other fees. Accordingly, net cash proceeds from the May 2011 Offering amounted to $3,043,407. Additionally, the Company issued warrants to the placement agent to purchase 100,000 shares of common stock, which had a fair value of $17,600, with the same terms and conditions as the Warrants issued to the investors in the May 2011 Offering.

In May and June 2012, in accordance with the terms of the May 2011 Offering financing documents, investors converted 225 shares of the Series A preferred stock into 170,455 shares of common stock. As of June 30, 2012, only 5 shares of the Series A preferred stock remained outstanding.

On May 8 and 15, 2012, the Company sold a total of 274,224 shares of its common stock at a purchase price of $5.00 per share, receiving gross proceeds of $1,371,120, in a private placement to accredited investors, pursuant to the terms of a Common Stock Purchase Agreement. Pursuant to the terms of a Registration Rights Agreement, the Company timely filed a registration statement with the SEC for purposes of registering the resale of the shares of common stock sold in the private placement on June 6, 2012. In the event the registration statement is not declared effective within 105 days following the final closing (or 135 days if the registration statement is reviewed by the SEC), the Company will pay the investors 0.5% of the subscription amount of their shares for every 30-day period that the registration statement is not declared effective, subject to the ability of the investors to sell their shares pursuant to Rule 144. The liquidated damages can be paid in cash or in additional shares of the Company's common stock, at the Company's option.

In May and June 2012, pursuant to separate private transactions, nineteen warrant holders exchanged their warrants to purchase an aggregate of 123,052 shares of common stock for the same number of shares without the Company receiving any further cash consideration. These transactions were effected in order to reduce the substantial overhang represented by the warrants issued in the May 2011 reverse merger and private placement. As a result of the exchange, the Company recognized a loss on the exchange of these warrants in the amount of $764,513 during the three and six months ended June 30, 2012 (see Note 3).

Stock Options
In February 2007, the board of directors adopted the 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan allowed the Company to provide options as an incentive for employees and consultants.  On May 11, 2011, the 2007 Plan was amended to increase the number available for issuance under the 2007 Plan from 2,313,317 to 4,889,829 shares of Series A common stock. In connection with a share exchange on May 12, 2011, all of the outstanding stock options to purchase 3,712,365 shares of Series A common stock under the 2007 Plan were canceled, effectively terminating the 2007 Plan. The Company simultaneously issued new stock options for 92,823 shares of common stock to the same employees under a new 2011 Equity Incentive Plan of IZEA, Inc. adopted on May 12, 2011 (the “May 2011 Plan”). The Company has an aggregate of 177,500 shares of common stock reserved for issuance under the May 2011 Plan. The cancellation and replacement of the stock options under the 2007 Plan were accounted for as a modification of the terms of the canceled awards. There was a minimal incremental difference required to be recorded on 2,743 shares where the fair value of the replacement options exceeded the fair value of the canceled options at the date of cancellation and replacement. On May 25, 2012, upon consent from holders of a majority of the Company's outstanding voting capital stock, the Company increased the number of common shares available thereunder for issuance from 177,500 to 613,715 shares. As of June 30, 2012, 362,370 option shares have been granted and are outstanding and 1,230 have been exercised, leaving an aggregate of 250,115 shares of common stock available for future grants under the May 2011 Plan.

On August 22, 2011, the Company adopted the 2011 B Equity Incentive Plan of IZEA, Inc. (the “August 2011 Plan”) reserving for issuance an aggregate of 87,500 shares of common stock under the August 2011 Plan. As of June 30, 2012, 12,500 option shares have been granted and are outstanding under the August 2011 Plan, leaving 75,000 shares of common stock available for for future grants under the August 2011 Plan.

Under both the May 2011 Plan and the August 2011 Plan, the board of directors determines the exercise price to be paid for the shares, the period within which each option may be exercised, and the terms and conditions of each option. The exercise price of the incentive and non-qualified stock options may not be less than 100% of the fair market value per share of the Company’s common stock on the grant date. If an individual owns stock representing more than 10% of the outstanding shares, the price of each share of an incentive stock option will be equal to or exceed 110% of fair market value. Unless otherwise determined by the board of directors at the time of grant, the right to purchase shares covered by any options under the May and August 2011 Plans shall vest over the requisite service period as follows: one-fourth of options shall vest one year from the date of grant and the remaining options shall vest monthly, in equal increments over the remaining three-year period. The term of the options is up to 10 years.

A summary of option activity under the May and August 2011 Plans for the year ended December 31, 2011 and the six months ended June 30, 2012 is presented below:

Options Outstanding	Common Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding at December 31, 2010	—	$—
Granted	119,707	17.09
Exercised	(683)	2.00
Forfeited	(4,579)	6.18
Outstanding at December 31, 2011	114,445	$17.61	4.4
Granted	350,418	6.03
Exercised	(551)	2.00
Forfeited	(89,442)	19.73
Outstanding at June 30, 2012	374,870	$6.40	4.8

Exercisable at June 30, 2012	74,984	$5.59	4.6

During the six months ended June 30, 2011, there were no options exercised. During the six months ended June 30, 2012, there were options exercised into 551 shares of the Company's common stock for cash proceeds of $1,099. The intrinsic value of the options exercised during the six months ended June 30, 2012 was $5,769. There is no aggregate intrinsic value on the exercisable, outstanding options as of June 30, 2012 since the weighted average exercise price exceeded the fair value on such date. During the six months ended June 30, 2012, the Company modified one employee option agreement whereby it accelerated the vesting on all the remaining 2,329 unvested shares to current day and it extended the exercise period post termination from 90 days to 180 days. The modification resulted in an incremental difference of $11,744 that was recorded and included in stock-based compensation expense during the six months ended June 30, 2012.

The following table contains summarized information related to nonvested stock options during the year ended December 31, 2011 and the six months ended June 30, 2012 under the May and August 2011 Plans:

Nonvested Options	Common Shares	Weighted Average Grant Date Fair Value	Weighted Average Remaining Years to Vest
Nonvested at December 31, 2010	—	$—
Granted	119,707	2.13
Vested	(57,969)	1.52
Forfeited	(4,222)	2.27
Nonvested at December 31, 2011	57,516	2.73	2.5
Granted	350,418	0.03
Vested	(70,712)	0.41
Forfeited	(37,336)	2.66
Nonvested at June 30, 2012	299,886	$0.13	3.6

Total stock-based compensation expense recognized on awards outstanding during the three and six months ended June 30, 2012 was $84,574 and $118,984, respectively. Total stock-based compensation expense recognized on awards outstanding during the three and six months ended June 30, 2011 was $16,000. Future compensation related to nonvested awards expected to vest of $334,802 is estimated to be recognized over the remaining individual vesting periods of up to five years.

Restricted Stock Issued for Services
In May 2012, the Company entered into four agreements for celebrity endorsements of the Company's products and services whereby the Company paid cash of $100,000 and issued a total of 75,521 shares of restricted common stock. In the majority of the agreements, the restricted stock vested 25% immediately upon the signing of the agreements and then vests 6.25% per month over the following twelve months during the term of the agreements.

On June 12, 2012, the Company issued 1,200 shares of restricted common stock to its investors' counsel in order to pay for legal services totaling $6,000 related to the issuance of the $75,000 convertible promissory note.

The following tables contain summarized information about nonvested restricted stock outstanding at June 30, 2012:

Restricted Stock	Common Shares
Nonvested at December 31, 2011	—
Granted	76,721
Vested	(23,960)
Forfeited	—
Nonvested at June 30, 2012	52,761

Total stock-based compensation expense recognized for restricted awards issued for services during the three and six months ended June 30, 2012 was $231,473 of which $225,473 is included in sales and marketing expense on the consolidated statements of operations and $6,000 is included in deferred finance costs on the consolidated balance sheet. Future compensation related to nonvested restricted awards expected to vest and amortization of deferred finance costs of $164,995 is estimated to be recognized over the remaining individual vesting periods of up to eleven months.

NOTE 5.    LOSS PER COMMON SHARE

Net losses were reported during the three and six months ended June 30, 2012 and 2011.  As such, the Company excluded the following items from the computation of diluted loss per common share as their effect would be anti-dilutive:

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Stock options	374,870	98,434	374,870	98,434
Warrants	31,164	151,693	31,164	151,693
Potential conversion of Series A convertible preferred stock	3,788	174,243	3,788	174,243
Potential conversion of promissory note payable	5,425	—	5,425	—
Total excluded shares	415,247	424,370	415,247	424,370

NOTE 6.  SUBSEQUENT EVENTS

No material events have occurred since June 30, 2012 that require recognition or disclosure in the financial statements, except as follows:

In July 2012, the Company entered into three agreements to issue a total of 60,000 shares of restricted common stock for celebrity endorsements of its products and services. In the majority of the agreements, the restricted stock vested 25% immediately upon the signing of the agreements and then vests 6.25% per month over the following twelve months.

On July 2, 2012, the Company issued 71,221 shares of common stock to its former legal counsel in order to pay for general legal services totaling $356,103.

On July 31, 2012, Daniel R. Rua was elected to the Company's Board of Directors. On August 7, 2012, Brian W. Brady was elected to the Company's Board of Directors. In consideration of their services as directors, the Company agreed to grant to each director stock options to purchase 12,500 shares of its common stock under its 2011 B Equity Incentive Plan. Each option had an exercise price based on the fair market value of the Company's common stock on the date of grant, vests 12 months after the date of grant and expires five years after the date of grant. The Company agreed to reimburse Mr. Rua and Mr. Brady for all reasonable expenses in attending board and board committee meetings. They will also be entitled to receive the same number of stock options, with an exercise price at then prevailing market prices, for each year they serve as a director.

On August 1, 2012, Edward H. (Ted) Murphy, the Company's President and Chief Executive Officer, purchased 8,000 shares of the Company's common stock directly from the Company in a private transaction approved by disinterested members of the Company's board of directors. Mr. Murphy paid a total purchase price of $19,200 or $2.40 per common share, the market price on August 1, 2012.

On August 6, 2012, Ryan S. Schram, the Company's Chief Marketing Officer, purchased 8,000 shares of the Company's common stock directly from the Company in a private transaction approved by the Company's board of directors. Mr. Schram paid a total purchase price of $19,200 or $2.40 per common share.

On August 6, 2012, Brian W. Brady, a director of the Company, made a private investment of $100,000 for the purchase of 41,667 shares of the Company's common stock at $2.40 per share. In accordance with the terms of the stock subscription agreement, if the Company's proposed public offering is priced and sold below $2.40 per share within 120 days following the closing of the investment, the Company will issue additional shares to him, effectively adjusting the purchase price per share to 10% below the public offering price, with a floor of $.50 per share. Mr. Brady also received 35,000 shares of the Company's restricted common stock and may receive a $10,000 cash finance fee upon a closing of any equity offering or debt financing by us with net proceeds exceeding $2.0 million.

The Company will use the proceeds from the above stock issuances for general working capital purposes. The purchases made by the individuals were for their own investment purposes and effected in accordance with the Company's policies regarding stock transactions by affiliates.

YEAR ENDED DECEMBER 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
IZEA, Inc.

We have audited the accompanying consolidated balance sheets of IZEA, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IZEA, Inc. as of December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company and has incurred recurring operating losses and had an accumulated deficit at December 31, 2011 of $18,130,784. These conditions raise substantial doubt about the Company's ability to continue as a going concern without raising sufficient additional financing. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that would be necessary to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

/s/ Cross, Fernandez & Riley, LLP

Orlando, Florida
March 28, 2012, except for the reverse
stock split as discussed in Note 13, as
to which the date is August 1, 2012

IZEA, Inc.
Consolidated Balance Sheets

	December 31, 2011	December 31, 2010

Assets

Current:
Cash and cash equivalents	$225,277	$1,503,105
Accounts receivable, net of allowances of $10,000 and $0	690,575	391,114
Prepaid expenses	165,736	24,569
Other current assets	38,897	39,104

Total current assets	1,120,485	1,957,892

Property and equipment, net	152,434	140,918

Other assets:
Intangible assets, net	108,091	3,795
Security deposits	21,038	8,340

Total assets	$1,402,048	$2,110,945

See accompanying notes to consolidated financial statements.

IZEA, Inc.
Consolidated Balance Sheets

	December 31, 2011	December 31, 2010

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$1,080,015	$636,864
Accrued payroll	224,438	81,014
Deferred rent	10,830	—
Unearned revenue	1,132,794	1,097,466
Current portion of capital lease obligations	25,070	18,235
Current portion of notes payable	—	333,333

Total current liabilities	2,473,147	2,166,912

Capital lease obligations, less current portion	27,850	10,569
Deferred rent	—	9,220
Warrant liability	752,486	—

Total liabilities	3,253,483	2,186,701

Stockholders’ deficit:
Series A convertible preferred stock; $.0001 par value; 2,958,786 shares authorized; 0 and 762,907 shares issued and outstanding (liquidation preference at December 31, 2010, $1,070,473)	—	76
Series A-1 convertible preferred stock; $.0001 par value; 3,609,326 shares authorized; 0 and 778,307 shares issued and outstanding (liquidation preference at December 31, 2010, $2,221,992)	—	78
Series A-2 convertible preferred stock; $.0001 par value; 13,099,885 shares authorized; 0 and 12,259,334 shares issued and outstanding (liquidation preference at December 31, 2010, $10,674,017)	—	1,226
Series A common stock; $.0001 par value; 24,832,003 shares authorized; 0 and 504,270 shares issued and outstanding	—	50
Series B nonvoting common stock; $.0001 par value; 500,000 shares authorized, 0 and 500,000 issued and outstanding	—	50
Series A convertible preferred stock; $.0001 par value; 240 shares authorized; 230 and 0 shares issued and outstanding	—	—
Common stock, $.0001 par value; 12,500,000 shares authorized; 966,227 and 0 issued and outstanding	97	—
Additional paid-in capital	16,279,252	14,074,956
Accumulated deficit	(18,130,784)	(14,152,192)

Total stockholders’ deficit	(1,851,435)	(75,756)

Total liabilities and stockholders’ deficit	$1,402,048	$2,110,945

See accompanying notes to consolidated financial statements.

IZEA, Inc.
Consolidated Statements of Operations

	Years Ended December 31,
	2011	2010

Revenue	$4,347,235	$3,821,538
Cost of sales	1,951,571	1,819,031

Gross profit	2,395,664	2,002,507

Operating expenses:
General and administrative	5,859,087	3,319,257
Sales and marketing	823,365	766,390

Total operating expenses	6,682,452	4,085,647

Loss from operations	(4,286,788)	(2,083,140)

Other income (expense):
Interest expense	(24,392)	(74,644)
Change in fair value of warrant liability	332,484	—
Other income (expense), net	104	25

Total other income (expense)	308,196	(74,619)

Net loss	$(3,978,592)	$(2,157,759)

Weighted average common shares outstanding – basic and diluted	612,791	645,602

Loss per common share – basic and diluted	$(6.49)	$(3.34)

See accompanying notes to consolidated financial statements.

IZEA, Inc.
Consolidated Statements of Stockholders’ Deficit

	Series A Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series A Common Stock		Series B Nonvoting Common Stock
	Shares	Amt	Shares	Amt	Shares	Amt	Shares	Amt	Shares	Amt
Balance, December 31, 2009	762,907	$76	778,307	$78	—	$—	503,436	$50	500,000	$50
Exercise of stock options	—	—	—	—	—	—	834	—	—	—
Sale of Series A-2 preferred stock, net of costs	—	—	—	—	7,537,771	754	—	—	—	—
Conversion of shareholder notes payable into Series A-2 preferred stock	—	—	—	—	4,721,563	472	—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—	—
Balance, December 31, 2010	762,907	$76	778,307	$78	12,259,334	$1,226	504,270	$50	500,000	$50
Exercise of stock options	—	—	—	—	—	—	13,497	—	—	—
Reverse merger and recapitalization	(762,907)	(76)	(778,307)	(78)	(12,259,334)	(1,226)	(517,767)	(50)	(500,000)	(50)
Balance, December 31, 2011	—	$—	—	$—	—	$—	—	$—	—	$—

(continued)

	Series A Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’ Equity
	Shares	Amt	Shares	Amt	Capital	Deficit	(Deficit)
Balance, December 31, 2009	—	$—	—	$—	$9,963,210	$(11,994,433)	$(2,030,969)
Exercise of stock options	—	—	—	—	918	—	918
Sale of Series A-2 preferred stock, net of costs	—	—	—	—	2,658,800	—	2,659,554
Conversion of shareholder notes payable into Series A-2 preferred stock	—	—	—	—	1,444,328	—	1,444,800
Stock-based compensation expense	—	—	—	—	7,700	—	7,700
Net loss	—	—	—	—	—	(2,157,759)	(2,157,759)
Balance, December 31, 2010	—	$—	—	$—	$14,074,956	$(14,152,192)	$(75,756)
Exercise of stock options	—	—	683	—	1,766	—	1,766
Reverse merger and recapitalization	—	—	875,000	88	1,392	—	—
Sale of common and preferred stock and warrants and exchange of promissory note, net of offering costs and beneficial conversion feature	230	—	78,030	8	3,043,399	—	3,043,407
Fair value of warrants issued in offering	—	—	—	—	(1,083,210)	—	(1,083,210)
Rounding shares	—	—	14	—	—	—	—
Stock-based compensation shares issued in exchange for services	—	—	12,500	1	164,999	—	165,000
Stock-based compensation expense	—	—	—	—	75,950	—	75,950
Net loss	—	—	—	—	—	(3,978,592)	(3,978,592)
Balance, December 31, 2011	230	$—	966,227	$97	$16,279,252	$(18,130,784)	$(1,851,435)

See accompanying notes to consolidated financial statements.

IZEA, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(3,978,592)	$(2,157,759)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	63,143	88,901
Stock-based compensation	240,950	7,700
Provision for losses on accounts receivable	10,000	—
Loss on disposal of equipment	—	359
Change in fair value of warrant liability	(332,484)	—
Cash provided by (used for):
Accounts receivable, net	(309,461)	(84,083)
Prepaid expenses and other current assets	(140,960)	(39,629)
Accounts payable	393,394	292,884
Accrued payroll	143,424	26,138
Unearned revenue	(6,725)	(23,152)
Deferred rent	1,610	(37,627)
Net cash used for operating activities	(3,915,701)	(1,926,268)

Cash flows from investing activities:
Purchase of property and equipment	(3,051)	(11,804)
Purchase of intangible asset	(31,955)	—
Security deposits	(12,698)	7,250
Net cash used for investing activities	(47,704)	(4,554)

Cash flows from financing activities:
Proceeds from the issuance of series A2 preferred stock	—	2,659,554
Proceeds from issuance of convertible notes payable	—	600,000
Proceeds from issuance of promissory note	500,000	—
Proceeds from issuance of common and preferred stock and warrants, net	2,543,407	—
Proceeds from exercise of stock options	1,766	918
Payments on notes payable	(359,596)	(341,991)
Net cash provided by financing activities	2,685,577	2,918,481

Net (decrease) increase in cash and cash equivalents	(1,277,828)	987,659
Cash and cash equivalents, beginning of year	1,503,105	515,446

Cash and cash equivalents, end of period	$225,277	$1,503,105

Supplemental cash flow information:
Cash paid during year for interest	$22,894	$42,179

Non-cash financing and investing activities:
Acquisition of assets through capital lease	$50,379	$37,461
Series A2 Preferred Stock issued for conversion of notes payable plus accrued interest	—	1,444,800
Promissory note exchanged in financing arrangement	500,000	—
Fair value of warrants issued	1,084,970	—
Liabilities assumed in customer list acquisition	91,810	—

See accompanying notes to consolidated financial statements.

IZEA, Inc.
Notes to Consolidated Financial Statements

NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and Reverse Merger and Recapitalization
IZEA, Inc., (the "Company") formerly known as IZEA Holdings, Inc. and before that, Rapid Holdings, Inc., was incorporated in Nevada on March 22, 2010.  On May 12, 2011, the Company completed a share exchange pursuant to which it acquired all of the capital stock of IZEA Innovations, Inc. ("IZEA") which became its wholly owned subsidiary.  IZEA was incorporated in the state of Florida in February 2006 and was later reincorporated in the state of Delaware in September 2006 and changed its name to IZEA, Inc. from PayPerPost, Inc. on November 2, 2007. In connection with the share exchange, the Company discontinued its former business and continued the social media sponsorship business of IZEA as its sole line of business. On November 23, 2011, the Company changed its name from "IZEA Holdings, Inc." to "IZEA, Inc." and the name of its subsidiary, IZEA, changed from "IZEA, Inc." to "IZEA Innovations, Inc." (collectively the "Company"). The Company headquarters are in Orlando, FL.

The share exchange was accounted for as a reverse-merger and recapitalization where IZEA is the acquirer for accounting purposes and IZEA, Inc. is the acquired company.  Accordingly, IZEA's historical financial statements for periods prior to the acquisition have become the Company's retroactively restated for, and giving effect to, the number of shares received in the share exchange.  The assets, liabilities and accumulated earnings, along with operations, reported in the financial statements prior to the share exchange are those of IZEA and are recorded at the historical cost basis.

The Company believes it is a world leader in social media sponsorships ("SMS"), a rapidly growing segment within social media where a company compensates a social media publisher to share sponsored content within their social network.  The Company accomplishes this by operating multiple marketplaces that include its premier platforms SocialSpark, SponsoredTweets and WeReward, as well as its legacy platforms PayPerPost and InPostLinks. The Company's advertisers include a wide range of small and large businesses, including Fortune 500 companies, as well as advertising agencies. The Company generates its primary revenue through the sale of SMS to its advertisers.  The Company fulfills the SMS through its marketplace platforms by connecting its social media publishers such as bloggers, tweeters and mobile application users with its advertisers.

Principles of Consolidation
The consolidated financial statements include the accounts of the IZEA, Inc. as of the date of the reverse merger, and its wholly owned subsidiary, IZEA Innovations, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Going Concern and Management’s Plans
The opinion of the Company's independent registered public accounting firm on the audited financial statements as of and for the year ended December 31, 2011 contains an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern.

The Company has incurred significant losses from operations since inception and has an accumulated deficit of $18,130,784 as of December 31, 2011.  Losses for the years ended December 31, 2011 and 2010 were $3,978,592 and $2,157,759, respectively. The Company's ability to continue as a going concern is dependent upon raising capital from financing transactions. The Company’s financial statements have been prepared on the basis that it is a going concern, which assumes continuity of operations and the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments that might result if the Company was forced to discontinue its operations.

Management is currently in negotiations with several investors to secure sufficient capital through financing transactions to meet the needs of its operations and future growth plans. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of the Company's common stock and a downturn in the U.S. equity and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if the Company is able to raise funds in financing transactions, it is possible that the Company could incur unexpected costs and expenses, fail to collect significant amounts owed to the Company, or experience unexpected cash requirements that would force the Company to seek alternative financing. Furthermore, if the Company issues additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of the Company's common stock.

There can be no assurance that the Company will be successful in its negotiations to secure additional financing or that the terms of any such financing transactions will not result in the issuance, or potential issuance, of a significant amount of equity securities that will cause substantial dilution to the Company's stockholders. The inability to obtain additional capital may restrict the Company's ability to grow and may reduce its ability to continue to conduct business operations. If the Company is unable to obtain additional financing, it may have to curtail its marketing and development plans and possibly cease operations.

Cash and Cash Equivalents and Concentration
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Cash and cash equivalents are maintained at financial institutions and, at times, balances may exceed federally insured limits. The Company has never experienced any losses related to these balances. All non-interest bearing cash balances were fully insured at December 31, 2011 due to a temporary federal program in effect from December 31, 2010 through December 31, 2012. Under the program, there is no limit to the amount of insurance for eligible accounts. Beginning 2013, insurance coverage will revert to $250,000 per depositor at each financial institution, and the Company's non-interest bearing cash balances may again exceed federally insured limits. The Company did not have any interest-bearing amounts on deposit in excess of federally insured limits at December 31, 2011.

Accounts Receivable and Concentration of Credit Risk
Accounts receivable are customer obligations due under normal trade terms. Uncollectability of accounts receivable is not significant since most customers are bound by contract and are required to fund the Company for all the costs of an “opportunity”, defined as an order created by an advertiser for a publisher to write about the advertiser’s product. If a portion of the account balance is deemed uncollectible, the Company will either write-off the amount owed or provide a reserve based on the uncollectible portion of the account. Management determines the collectability of accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. The Company has recorded a reserve for doubtful accounts of $10,000 and $0 as of December 31, 2011 and 2010, respectively. Management believes that this estimate is reasonable, but there can be no assurance that the estimate will not change as a result of a change in economic conditions or business conditions within the industry, the individual customers or the Company. Any adjustments to this account are reflected in the statements of operations as a general and administrative expense.

Concentrations of credit risk with respect to accounts receivable are limited because a large number of geographically diverse customers make up the Company’s customer base, thus spreading the trade credit risk. The Company also controls credit risk through credit approvals, credit limits and monitoring procedures. The Company performs credit evaluations of its customers but generally does not require collateral to support accounts receivable. At December 31, 2011, two customers, each of whom accounted for more than 10% of the Company’s accounts receivable, accounted for 27% of total accounts receivable in aggregate. At December 31, 2010, four customers, each of whom accounted for more than 10% of the Company’s accounts receivable, accounted for 49% of total accounts receivable in aggregate.

Property and Equipment
Depreciation and amortization is computed using the straight-line method and half-year convention over the estimated useful lives of the assets as follows:

Equipment	3 years
Furniture and fixtures	5 - 10 years
Software	3 years
Leasehold improvements	3 years

Major additions and improvements are capitalized, while replacements, maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When assets are retired or otherwise disposed of, related costs and accumulated depreciation and amortization are removed and any gain or loss is reported as other income or expense.

Impairment of Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair value of the assets.

Revenue Recognition
Revenue consists of sponsored revenue (such as revenue per blog post, per tweet, per click, per purchase, or per action) from an advertiser and service fees charged to advertisers and publishers. Service fees to advertisers include fees charged for management of advertising campaigns through the Company's platforms and inactivity fees for dormant accounts. Service fees to publishers include upgrade account fees for obtaining greater visibility to advertisers in advertiser searches in the Company's platforms, early cash out fees and inactivity fees for dormant accounts. Sponsored revenue is recognized and considered earned after an advertiser's opportunity is posted on the Company's websites and their request was completed and content listed, as applicable, by the Company's publishers for a requisite period of time. The requisite period ranges from 3 days for an action or tweet to 30 days for a blog. Customers may prepay for services by placing a deposit in their account with us.  In these cases, the deposits are recorded as unearned revenue until earned as described above. Service fees are recognized upon completion of the management of an advertiser's campaign or immediately when the maintenance or enhancement service is performed for an advertiser or publisher.   All of the Company's revenue is generated through the rendering of services and is recognized under the general guidelines of SAB Topic 13 A.1 which states that revenue will be recognized when it is realized or realizable and earned. The Company considers its revenue as generally realized or realizable and earned once i) persuasive evidence of an arrangement exists, ii) services have been rendered, iii) the price to the advertiser or customer is fixed (required to be paid at a set amount that is not subject to refund or adjustment) and determinable, and iv) collectability is reasonably assured. The Company records revenue on the gross amount earned since it generally is the primary obligor in the arrangement, establishes the pricing and determines the service specifications.
Advertising Costs
Advertising costs are charged to expense as they are incurred, including payments to contact creators to promote the Company.  Advertising expense charged to operations for the years ended December 31, 2011 and 2010 were approximately $511,000 and $458,000, respectively, and are included in sales and marketing expense in the accompanying Statements of Operations.

Deferred Rent
The Company’s operating lease for its office facilities contains predetermined fixed increases of the base rental rate during the lease term which is being recognized as rental expense on a straight-line basis over the lease term. The Company records the difference between the amounts charged to operations and amounts payable under the lease as deferred rent in the accompanying balance sheets.

Income Taxes
The Company has not recorded current income tax expense due to the generation of net operating losses. Deferred income taxes are accounted for using the balance sheet approach which requires recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the financial reporting basis and the tax basis of assets and liabilities. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

The Company identifies and evaluates uncertain tax positions, if any, and recognizes the impact of uncertain tax positions for which there is a less than more-likely-than-not probability of the position being upheld when reviewed by the relevant taxing authority. Such positions are deemed to be unrecognized tax benefits and a corresponding liability is established on the balance sheet. The Company has not recognized a liability for uncertain tax positions. If there were an unrecognized tax benefit, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses. The Company’s remaining open tax years subject to examination by the Internal Revenue Service include the years ended December 31, 2008 through 2010.

Preferred Stock
The Company accounts for its preferred stock under the provisions of Accounting Standards Codification on Distinguishing Liabilities from Equity, which sets forth the standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This standard requires an issuer to classify a financial instrument that is within the scope of the standard as a liability if such financial instrument embodies an unconditional obligation to redeem the instrument at a specified date and/or upon an event certain to occur. The Company determined that IZEA's preferred stock outstanding prior to May 12, 2011 did not meet the criteria requiring liability classification as its obligation to redeem these instruments was not based on an event certain to occur. The Series A Preferred Stock of the Company issued in May 2011 does not have a redemption feature. Future changes in the certainty of the Company’s obligation to redeem these instruments could result in a change in classification.

Derivative Financial Instruments
The Company accounts for derivative instruments in accordance with FASB ASC 815, Derivatives and Hedging (“ASC 815”), which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk. Terms of convertible debt and equity instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value. The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results. Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Beneficial Conversion and Warrant Valuation
The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt and equity instruments that have conversion features at fixed rates that are in-the-money when issued, and the fair value of warrants issued in connection with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants, based on their relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature. The discounts recorded in connection with the BCF and warrant valuation are recognized a) for convertible debt as interest expense over the term of the debt, using the effective interest method or b) for preferred stock as dividends at the time the stock first becomes convertible.

Fair Value of Financial Instruments
The Company’s financial instruments are recorded at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value:

•	Level 1 – Valuation based on quoted market prices in active markets for identical assets and liabilities.

•	Level 2 – Valuation based on quoted market prices for similar assets and liabilities in active markets.

•	Level 3 – Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.
Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2011. The Company uses the market approach to measure fair value of its Level 1 financial assets, which include cash equivalents of $5 and $1,163,062 at December 31, 2011 and December 31, 2010, respectively. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

The Company does not have any Level 2 financial assets or liabilities. The Company’s Level 3 financial liabilities measured at fair value consisted of the warrant liability as of December 31, 2011 (see Note 5).

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash, accounts receivable, accounts payable and accrued expenses. The fair value of the Company’s notes payable and capital lease obligations approximate their carrying value based upon current rates available to the Company.

Stock-Based Compensation
Stock-based compensation cost related to stock options granted under the 2007 and May 2011 Equity Incentive Plan – see Note 9) is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period.  The Company estimates the fair value of each option award on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the table below. The Company estimates the volatility of its common stock at the date of grant based on the volatility of comparable peer companies which are publicly traded. The Company determines the expected life based on historical experience with similar awards, giving consideration to the contractual terms, vesting schedules and post-vesting forfeitures. The Company uses the risk-free interest rate on the implied yield currently available on U.S. Treasury issues with an equivalent remaining term approximately equal to the expected life of the award. The Company has never paid any cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future. The Company used the following assumptions for options granted under the 2007 and the 2011 Equity Incentive Plans during the years ended December 31, 2011 and 2010:

	Years Ended
2007 Equity Incentive Plan Assumptions	December 31, 2011	December 31, 2010
Expected term	5 years	5 years
Weighted average volatility	54.96%	59.55%
Weighted average risk free interest rate	2.36%	2.65%
Expected dividends	0	0

	Years Ended
2011 Equity Incentive Plan Assumptions	December 31, 2011	December 31, 2010
Expected term	5 years	n/a
Weighted average volatility	55.05%	n/a
Weighted average risk free interest rate	1.84%	n/a
Expected dividends	0	n/a

The Company estimates forfeitures when recognizing compensation expense and this estimate of forfeitures is adjusted over the requisite service period based on the extent to which actual forfeitures differ, or are expected to differ, from such estimates.  Changes in estimated forfeitures are recognized through a cumulative catch-up adjustment, which is recognized in the period of change, and also impact the amount of unamortized compensation expense to be recognized in future periods.    Current average expected forfeiture rates were 50.21% and 48.42% during the years ended December 31, 2011 and 2010, respectively.

Non-employee Stock-Based Compensation
The Company's accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services,” now ASC 505 and EITF 00-18 “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees,” now ASC 505. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor's performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement. Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable.

Segment Information
The Company does not identify separate operating segments for management reporting purposes. The results of operations are the basis on which management evaluates operations and makes business decisions.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements
There are several new accounting pronouncements issued by the Financial Accounting Standards Board ("FASB") which are not yet effective.  Management does not believe any of these accounting pronouncements will be applicable and therefore will not have a material impact on the Company's financial position or operating results.

Reclassifications
Certain items have been reclassified in the 2010 financial statements to conform to the 2011 presentation.

NOTE 2.     PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31, 2011	December 31, 2010
Furniture and fixtures	$144,512	$144,512
Office equipment	23,400	54,544
Computer equipment	111,339	519,616
Computer software	12,292	12,292
Leasehold improvements	35,950	35,950
Total	327,493	766,914
Less accumulated depreciation and amortization	(175,059)	(625,996)
Property and equipment, net	$152,434	$140,918

Computer equipment includes items under capital leases totaling $87,840 and $37,461 as of December 31, 2011 and 2010, respectively. Accumulated amortization relating to equipment under capital leases recorded in general and administrative expense in the accompanying statements of operations totaled $25,728 and $6,244 as of December 31, 2011 and 2010, respectively. Depreciation and amortization expense on property and equipment recorded in general and administrative expense in the accompanying statements of operations was $41,915 and $85,106 for the years ended December 31, 2011 and 2010, respectively.

NOTE 3.     INTANGIBLE ASSETS

Loan Acquisition Costs
In conjunction with the note payable issued during 2008 (see Note 4), the Company incurred $12,650 in legal costs. These costs were capitalized as loan costs and were amortized over the term of the debt using the effective interest method. Amortization of loan costs included in interest expense in the accompanying statements of operations was $3,795 in each of the years ended December 31, 2011 and 2010. The loan costs were fully amortized as of December 31, 2011.

Customer List Acquisition Costs
In July 2011, we acquired a network of customers that included approximately 12,000 advertisers and 20,000 Twitter publishers in 143 countries from Magpie & Friends Ltd., a private limited company organized under the laws in England and Wales. We recorded total costs of $125,525 for the purchase of these customers including the issuance of warrants to acquire 250 shares of common stock valued at $1,760. These costs are being amortized equally over their estimated useful life of three years. Amortization of asset costs included in general and administrative expense in the accompanying statements of operations was $17,434 for the year ended December 31, 2011. Future amortization costs are estimated to be $41,842 in 2012 and 2013, and $24,407 in 2014.

Net intangible assets consists of the following:

	December 31, 2011	December 31, 2010
Loan acquisition costs	$—	$12,650
Customer lists	125,525	—
Total	125,525	12,650
Less accumulated amortization	(17,434)	(8,855)
Intangible assets, net	$108,091	$3,795

NOTE 4.      NOTES PAYABLE

Note Payable – Bank
On July 15, 2008, IZEA entered into a $1,000,000 Loan and Security Agreement (“Note Payable”) with Silicon Valley Bank, with an interest rate of 8% per annum, payable monthly.  Interest only was payable through December 31, 2008.  Repayment of principal was due in thirty-six consecutive equal monthly installments, or approximately $333,333 per year, beginning in January 2009 through December 31, 2011. The Note Payable was secured by all assets of IZEA until it was paid in full in December 2011. The principal balance outstanding on the Note Payable was $333,333 at December 31, 2010.

In conjunction with the issuance of the Note Payable, IZEA also issued initial warrants to purchase 2,216 shares of Series A common stock, immediately exercisable, at an exercise price of $0.2039 per share. Per the terms of the Note Payable, IZEA also issued 1,108 additional warrants, containing similar terms as the initial warrants, for a total of 3,324 warrants issued under the Note Payable. The fair value associated with the warrants was not recorded since the amount was insignificant to the financial statements. The warrants expire on July 15, 2015 and automatically convert to common stock on this date if the fair market value of the Company’s common stock is greater than the warrant exercise price. Upon closing of the exchange on May 12, 2011 (see Note 7), the Company assumed these outstanding warrants of IZEA and authorized the issuance of replacement warrants to purchase 84 shares of its common stock at an exercise price of $8.16 per share.

Bridge Notes
On May 11, 2011, IZEA sold an aggregate $500,000 principal amount of 6% secured promissory notes (“Bridge Notes”) in a private placement transaction. The purchasers of Bridge Notes paid an aggregate gross purchase price of $500,000 for such Bridge Notes. The Bridge Notes were paid in full through their exchange into 50 Units in the May 2011 Offering as described in Note 8.

Convertible Notes Payable – Related Parties
On September 23, 2009, February 25, 2010 and April 16, 2010, the Company issued unsecured convertible promissory notes (“Convertible Notes”) with the Company’s current preferred stockholders to fund operations until alternative financing could be closed.  Proceeds under the Convertible Notes totaled $798,561, $300,000 and $300,000, respectively, for a total of $1,398,561. The Convertible Notes were senior to all obligations other than the debt owed to Silicon Valley Bank, and accrued interest at the rate of 8% per annum.  The principal and accrued interest were to automatically convert upon closing of an additional round of funding into shares of Series A-2 preferred stock, with the number of shares equal to the amount being converted divided by 85% of the price per share of the additional funding round.

In May 2010, all of the holders of the Convertible Notes automatically converted their $1,444,800 notes payable (including accrued interest) into 4,721,563 shares of the Company’s newly created Series A-2 Preferred Stock in connection with the sale of Series A-2 Preferred Stock (see Note 7).

NOTE 5.     DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are defined as financial instruments or other contracts that contain a notional amount and one or more underlying (e.g. interest rate, security price or other variable), require no initial net investment and permit net settlement. Derivative financial instruments may be free-standing or embedded in other financial instruments. Further, derivative financial instruments are initially, and subsequently, measured at fair value and recorded as liabilities or, in rare instances, assets. The Company generally does not use derivative financial instruments to hedge exposures to cash-flow, market or foreign-currency risks. However, the Company has entered into the May 2011 Offering discussed in Note 8 and the issuance of warrants in the acquisition of intangible assets as discussed in Note 3 that gave rise to derivative warrants. These financial instruments are carried as derivative liabilities, at fair value, in our financial statements.

The following table summarizes the Company's derivative activity for the year ended December 31, 2011:

	Linked Common Shares	Warrant Liability Amount
Beginning balance, December 31, 2010	—	$—

Issuance of derivative warrants:
Financing arrangement in Note 8	153,882	1,083,210
Other transactions in Note 3	250	1,760
Change in fair value of warrant liability	—	(332,484)
Ending balance, December 31, 2011	154,132	$752,486

Changes in the fair value of derivative financial instruments are required to be recorded in other income in the period of change.

The derivative warrants were valued using a Binomial Lattice Option Valuation Technique (“Binomial”). Significant inputs into this technique are as follows:

	Inception Dates
	May 24 and 26, 2011	August 15, 2011	December 31, 2011
Fair market value of asset (1)	$13.20	$13.20	$12.50
Exercise price	$20.00	$20.00	$20.00
Term (2)	5.0 Years	5.0 Years	4.4--4.6 Years
Implied expected life derived from Binomial (3)	4.9 Years	4.9 Years	4.4--4.6 Years
Volatility range (4)	64.4%--95.8%	61.9%--94.7%	63.4%--92.2%
Equivalent volatility derived from Binomial (3)	76.9%	75.2%	74.2%
Risk-free rate range (5)	0.11%--1.81%	0.08%--0.99%	0.02%--0.83%
Equivalent risk-free rate derived from Binomial (3)	0.50%	0.33%	0.27%--0.31%

(1)  The fair market value of the asset was determined using the price paid by the Investors in the May 2011 Offering and a private offering in December 2011. See the paragraph below discussing how the fair market value of the asset varies in Binomial when the contract is subject to down-round financing protection.

(2)  The term is the contractual remaining term. For purposes of Binomial, the contractual remaining term is allocated to intervals within which exercise may or may not occur.

(3)  The implied expected life and equivalent amounts are derived from Binomial as the averages associated with all iterations that were performed.

(4)  The Company does not have a trading market value upon which to base its forward-looking volatility. Accordingly, the Company selected peer companies that provided a reasonable basis upon which to calculate volatility for each of the intervals described in (1), above.

(5)  The risk-free rates used in Binomial represent the yields on zero coupon US Government Securities with periods to maturity consistent with the intervals described in (1), above.

The warrants embody features that result in adjustment to the exercise price when the Company sells common stock or other common stock linked contracts below the $20 exercise price. Since anti-dilution risk is present when the trading market price is below or projected to be below the stated exercise price, a random walk Brownian motion technique was used to estimate the future market price and the probability that the stock price would be below the stated exercise price during the implied expected life of the warrant. These values were used to develop assumptions which were used as inputs in the Binomial model used to value the warrants. A stochastic process is a sequence of events or paths generated by probabilistic laws and Brownian motion is a continuous stochastic process that is widely used in financing for modeling random behavior that evolves over time. At each valuation date, the model is run using monthly steps based upon the following inputs: the current trading market price, the implied expected life of the warrants and the estimated volatility over the implied expected life. The simulation returns the mean stock price (New Price) and the probability of the stock price falling below the exercise price (SPP). These values are used as inputs into the Binomial, since it is assumed a market participant would consider changes in the Company’s market price when considering the value to assign to the anti-dilution protection.

NOTE 6.      COMMITMENTS & CONTINGENCIES

Lease Commitments
Operating Leases
In July 2007, the Company entered into an agreement to renew its existing office lease and expand its rental premises to include adjoining space. During 2009, the lease was further amended resulting in a reduction in required lease payments for the remainder of the lease. The operating lease began in December 2007 and has an initial term of five years expiring in December 2012. Real estate and property taxes, insurance, utilities and maintenance expenses related to the buildings are obligations of the Company.

In July 2011, we entered into three separate agreements to rent satellite sales office space in New York City, Chicago, and Los Angeles through short-term rental agreements. The leases for New York City and Chicago have an initial term of one year expiring on July 31, 2012 and the lease for Los Angeles is on a month-to-month basis. The Company is obligated to pay applicable sales taxes and utilities along with the monthly rental payment.

Capital Leases
During 2010 and 2011, the Company entered into capital leases for equipment which expire in June 2012 and August 2014, respectively. The balance outstanding under the leases included in the current and long-term portion of notes payable on the accompanying balance sheet was $52,920 and $28,804 at December 31, 2011 and December 31, 2010, respectively. See Note 2 for more information on the Company's equipment under capital leases.

A summary of future minimum lease payments under the Company's non-cancelable leases as of December 31, 2011 is as follows:

Year ending December 31:	Capital Leases	Operating Leases
2012	$32,796	$272,000
2013	21,599
2014	10,799
Total minimum lease payments	65,194	$272,000
Less amount representing interest	(12,274)
Total principal lease payments	52,920
Less current maturities	(25,070)
Total long term obligations	$27,850

Total rent expense recorded in general and administrative expense in the accompanying statements of operations was approximately $287,000 and $210,000 for the years ended December 31, 2011 and 2010, respectively.

Retirement Plans
In December 2007, the Company introduced a 401(k) plan that covered all eligible employees. The Company matches participant contributions in an amount equal to 50% of each participant's contribution up to 8% of the participant's salary. The participants become vested in 20% annual increments after 2 years of service. During the years ended December 31, 2011 and 2010, the Company incurred $31,429 and $33,448, respectively, in expense for matching employer contributions.

Litigation
From time to time, the Company may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. Litigation is, however, subject to inherent uncertainties, and an adverse result in these or other matters may harm the Company's business. The Company is currently not aware of any such legal proceedings or claims that it believes would or could have, individually or in the aggregate, a material adverse effect on its operations or financial position.

NOTE 7.      STOCKHOLDERS' EQUITY

Pre-Exchange Transactions by IZEA
On September 21, 2006, IZEA issued 762,907 shares of Series A Preferred Stock with a par value of $0.0001 for $3,000,000 less issuance costs of $23,000. Series A Preferred stockholders were entitled to a preferential dividend, which accrued and accumulated on such shares on an annual basis at a rate of $.0236 per share subject to adjustment in accordance with certain anti-dilution provisions. Such dividends accrued from day to day whether or not they have been declared or whether or not there were funds legally available to the Company for payment. At December 31, 2010, dividends of $770,498 had accrued but had not been declared; therefore, no provision for the Series A Preferred Stock dividends was included in these financial statements.

During 2007, IZEA issued a total of 778,307 shares of Series B Preferred Stock with a par value of $0.0001 for $7,025,000, less issuance costs of $72,612. On May 10, 2010, IZEA renamed its Series B Preferred Stock to Series A-1 Preferred Stock and created a new Series A-2 Preferred Stock. All rights and preferences under the renamed Series A-1 Preferred Stock remained the same.  Series A-1 Preferred stockholders were entitled to a preferential dividend, which accrued and accumulated on such shares on an annual basis at a rate of $.05415 per share subject to adjustment in accordance with certain anti-dilution provisions.  Such dividends accrued whether or not they have been declared or whether or not there were funds legally available to IZEA, Inc. for payment.  At December 31, 2010, dividends of $1,519,493 had accrued but had not been declared; therefore, no provision for Series A-1 Preferred Stock dividends was included in these financial statements.

On May 10, 2010, the Company’s board of directors declared a one-for-ten (1:10) reverse stock split and increased the number of authorized shares on the shares of the Company’s Series A and B common stock and all series of preferred stock. The Company also renamed the Series B Preferred Stock to Series A-1 Preferred Stock and created a new Series A-2 Preferred Stock.  All share information regarding common or preferred stock issuances prior to May 10, 2010 herein has been restated to reflect the effect of the 1:10 reverse stock split.

On May 10, 2010, IZEA issued a total of 7,537,771 shares of Series A-2 Preferred Stock with a par value of $0.0001 for consideration of $2,713,600 less issuance costs of $54,046. Series A-2 Preferred stockholders were entitled to a preferential dividend, which accrued and accumulated on such shares on an annual basis at a rate of $.80 subject to adjustment in accordance with certain anti-dilution provisions on such shares of Series A-2 Preferred Stock. Such dividends accrued whether or not they have been declared or whether or not there were funds legally available to IZEA for payment.  At December 31, 2010, dividends of $9,807,467 had accrued but had not been declared; therefore, no provision for the Series A-2 Preferred stock dividends was included in these financial statements.

On September 23, 2009, February 25, 2010 and April 16, 2010, the Company issued unsecured convertible promissory notes (“Convertible Notes”) with the Company’s current preferred stockholders to fund operations until alternative financing could be closed.  Proceeds under the Convertible Notes totaled $798,561, $300,000 and $300,000, respectively, for a total of $1,398,561. The Convertible Notes were senior to all obligations other than the debt owed to Silicon Valley Bank, and accrued interest at the rate of 8% per annum.  The principal and accrued interest were to automatically convert upon closing of an additional round of funding into shares of Series A-2 preferred stock, with the number of shares equal to the amount being converted divided by 85% of the price per share of the additional funding round. In May 2010, all of the holders of the Convertible Notes automatically converted their $1,444,800 notes payable (including accrued interest) into 4,721,563 shares of the Company’s Series A-2 Preferred Stock in connection with the sale of Series A-2 Preferred Stock.

In 2011 and 2010, pursuant to stock option exercises, IZEA issued 13,497 and 834 shares of its Series A common stock for cash proceeds of $404 and $918, respectively.

Management Acquisition of Preferred Stock
On May 6, 2011, all of the Series A preferred stockholders and certain of the Series A-1 and A-2 preferred stockholders transferred their shares, along with all their rights and preferences, to IZEA's CEO and CFO for an aggregate price of $2. The total shares purchased by management of IZEA were 762,907 Series A Preferred Shares, 766,047 Series A-1 Preferred Shares and 12,217,669 Series A-2 Preferred Shares.

Share Exchange and Cancellation
Pursuant to the Share Exchange Agreement on May 12, 2011 (the "Exchange") between the Company and the shareholders of IZEA, all of the issued and outstanding capital stock of IZEA was transferred to the Company in exchange for 562,500 shares (approximately 64.29%) of the Company's common stock. Additionally, immediately prior to the exchange, IZEA had outstanding options to purchase an aggregate of 3,712,365 shares of Series A common stock and outstanding warrants to purchase 3,324 shares of Series A common stock. Upon closing of the Exchange, the Company assumed the outstanding options of IZEA and authorized the issuance of 92,823 replacement options to these option-holders pursuant to the Company's 2011 Equity Incentive Plan. Furthermore, upon closing of the Exchange, the Company assumed the outstanding warrants of IZEA and authorized the issuance of replacement warrants to purchase 84 shares of its common stock to the former warrant-holder.

Immediately following the closing of the Exchange, under an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, the Company transferred all of its pre-exchange assets and liabilities to a wholly-owned subsidiary, RTL Holdings, Inc. and thereafter, pursuant to a stock purchase agreement, transferred all of the outstanding capital stock of RTL Holdings, Inc. to Anthony Barron, the Company's former officer and director, in exchange for the cancellation the Company's common stock he owned. Immediately after the exchange and cancellation, the Company had 312,500 shares of common stock outstanding plus the 562,500 shares issued to the IZEA shareholders for a total of 875,000 shares of common stock issued and outstanding as of May 12, 2011. The 312,500 shares constitute the Company's “public float” and are the Company's only shares of registered common stock that are available for resale without further registration.

Authorization of Convertible Preferred Stock
In May 2011, the Board of Directors designated 240 shares of its Preferred Stock as Series A Preferred Stock.  Each share of Series A Preferred Stock is convertible into 758 shares of common stock at the option of the preferred holder and does not have a redemption feature.

IZEA, Inc. Stock Offering
On May 24, 2011, May 26, 2011 and August 15, 2011, the Company entered into subscription agreements with certain investors (the “Investors”) whereby it raised $3,330,000 through the sale of 333 units (the “Units”), at a purchase price of $10,000 per Unit (the “May 2011 Offering”). Each Unit consisted of either (i) 758 shares of the Company’s common stock or (ii) one share of the Company’s Series A Preferred Stock, par value $.0001 per share, which is convertible into 758 shares of common stock, plus a fully exercisable, five-year warrant to purchase 455 shares of common stock for $9,091 or $20 per linked share of common stock (the “Warrants”).   As a result of the May 2011 Offering, Investors who purchased 230 Units elected to receive preferred stock and Investors who purchased 103 Units elected to receive common stock. Accordingly, the Company issued (i) 78,030 shares of common stock, (ii) 230 shares of Series A Preferred Stock, which are linked by conversion to 174,243 shares of common stock, and (iii) 333 Warrant Contracts that are linked by exercise to an aggregate of 151,382 shares of common stock. See Note 8 for further details on the May 2011 Offering.

Stock Issued for Services
On May 24, 2011, the Company entered into an investor relations agreement, as amended, with a consulting company to provide investor relations services, including an investor marketing campaign, during 2011. In accordance with the agreement, the Company paid $1,190,000 in cash with proceeds from the May 2011 Offering and issued 12,500 shares of common stock valued at $165,000 based on $13.20 per common share in August 2011.  The Company subsequently received a refund of $175,000 so that the net expense for these services recorded in general and administrative expense in the accompanying statements of operations in 2011 was $1,180,000.

Stock Option Exercises
From May 12, 2011 through December 31, 2011, the Company issued 683 shares of common stock upon receipt of $1,362 in cash proceeds related to the exercise of stock options at an average exercise price of $2.00 per share. See Note 9 for more information concerning the Company's stock options.

NOTE 8.      FINANCING ARRANGEMENT

On May 24, 2011, May 26, 2011 and August 15, 2011, the Company entered into subscription agreements with certain investors (the “Investors”) whereby it raised $3,330,000 through the sale of 333 units (the “Units”), at a purchase price of $10,000 per Unit (the “May 2011 Offering”). Each Unit consisted of either (i) 758 shares of the Company’s common stock or (ii) one share of the Company’s Series A Preferred Stock, par value $.0001 per share, which is convertible into 758 shares of common stock, plus a fully exercisable, five-year warrant to purchase 455 shares of common stock for $9,091 or $20 per linked share of common stock (the “Warrants”). Of the gross proceeds received, (i) $500,000 was received on May 11, 2011 under a promissory note that was contractually exchanged into 50 Units under the May 2011 Offering (see Note 4), and (ii) $50,000 was received for the purchase of 5 Units from the Company’s Chief Executive Officer.

As a result of the May 2011 Offering, Investors who purchased 230 Units elected to receive preferred stock and Investors who purchased 103 Units elected to receive common stock. Accordingly, the Company issued (i) 78,030 shares of common stock, (ii) 230 shares of Series A Preferred Stock, which are linked by conversion to 174,243 shares of common stock, and (iii) 333 Warrant Contracts that are linked by exercise to an aggregate of 151,382 shares of common stock.

 In connection with the May 2011 Offering, the Company incurred expenses of $286,593 for placement agent, legal and other fees. Accordingly, net cash proceeds from the May 2011 Offering amounted to $3,043,407. Additionally, the Company issued warrants to the placement agent to purchase 2,500 shares of common stock, which had a fair value of $17,600, with the same terms and conditions as the Warrants issued to the investors in the May 2011 Offering.

The Company entered into registration rights agreements, as amended (the “Registration Rights Agreement”) with the Investors in the May 2011 Offering, pursuant to which the Company agreed to file a “resale” registration statement with the SEC covering the shares of common stock issuable upon conversion of Series A Preferred Stock and the shares of common stock underlying the Warrants within 12 months after the final closing date of the May 2011 Offering (i.e. August 15, 2012) (the “Filing Date”). The Company agreed to use its reasonable best efforts to have the registration statement declared effective within 15 months after the final closing date of the May 2011 Offering (i.e. November 15, 2012) (the “Effectiveness Deadline”) and to maintain the effectiveness of the registration statement from the effective date until all securities have been sold or are otherwise able to be sold pursuant to Rule 144 without restriction or limitation.  Pursuant to the Registration Rights Agreement, the Company is obligated to pay to Investors a fee of 1% per month of the Investors’ investment, payable in cash, for every thirty (30) day period up to a maximum of 6%, (i) following the required Filing Date that the registration statement has not been filed and (ii) following the required Effectiveness Deadline that the registration statement has not been declared effective; provided, however, that the Company shall not be obligated to pay any such liquidated damages if the Company is unable to fulfill its registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to “Rule 415”, provided the Company registers at such time the maximum number of shares of common stock permissible upon consultation with the staff of the SEC and provided further that the Company will not be obligated to pay liquidated damages at any time following the one year anniversary of the Final Closing Date (as defined in the Registration Rights Agreements) of the May 2011 Offering.

In applying current accounting standards to the financial instruments issued in the May 2011 Offering, the Company first considered the classification of the Series A Preferred Stock under ASC 480 Distinguishing Liabilities from Equity, and the Warrants (including the warrants issued to the placement agent) under ASC 815 Derivatives and Hedging. The Series A Preferred Stock is perpetual preferred stock without redemption or dividend provisions, contingent or otherwise. Further, the Series A Preferred Stock is convertible into a fixed number of shares of common stock with adjustments to the conversion price solely associated with equity restructuring events such as stock splits and recapitalization. Generally redemption provisions that provide for the mandatory payment of cash to the Investor to settle the contract or certain provisions that cause the number of linked shares of common stock to vary result in liability classification; and, in some instances, classification outside of stockholders’ equity. There being no such provisions associated with the Series A Preferred Stock, it is classified as a component of stockholders’ equity. The Warrants and the placement agent warrants were also evaluated for purposes of classification. These financial instruments embody two features that are not consistent with the concept of stockholders’ equity. First, the exercise price of $20 is subject to adjustment upon the issuance of common stock or common share linked contracts at prices below the contractual exercise prices. This particular provision is in place for the first two years of the contractual term of five years. Second, the financial instruments extend a fair-value (defined as Black-Scholes) cash redemption right to the Investors in the event of certain fundamental transactions, certain of which are not within the control of the Company. This particular provision is a written put and current accounting standards provide that such provisions are not consistent with the concept of stockholders’ equity. As a result, the Warrants and the placement agent warrant require liability classification as derivative warrants. Derivative warrants are carried both initially and subsequently at fair value with changes in fair value reflected in income (see Note 5).

The Company also considered classification-related accounting rules related to the possibility that the conversion option embedded in the Series A Preferred Stock may require classification outside of stockholders’ equity. Generally, an embedded feature in a hybrid financial instrument (such as the Series A Preferred Stock) that both meets the definition of a derivative financial instrument and is not clearly and closely related to the host contract in term of risks would require bifurcation and accounting under derivative standards. The embedded conversion option is a feature that embodies risks of equity. The Company has concluded that the Series A Preferred Stock is a contract that affords solely equity risks. Accordingly, the embedded conversion option is, in fact, clearly and closely related to the host contract and bifurcation is not required.

Another distinction that the Company made in accounting for the May 2011 Offering was to separate the Units sold to the Company’s Chief Executive Officer from the financing for purposes of determining whether the arrangement constituted any form of compensation. As mentioned in the introductory paragraph above, 5 Units were sold to the Company’s Chief Executive Officer for $50,000. Generally, under ASC 718 Compensation – Stock Compensation, the amount that the fair value of financial instruments issued to an employee in excess of amounts contributed by the employee gives rise to compensation expense for accounting purposes. As illustrated in the table below, compensation expense of $16,000 arose from this element of the May 2011 Offering.

The following table summarizes the components of the May 2011 Offering, their fair values (which is subsequently discussed) and the allocation that was given effect in the Company's financial statements:

	Financing	Compensation	Direct Expenses	Total
Common stock and common stock equivalents:
Common stock	78,030	—	—	78,030
Common shares that are linked to other contracts:
Series A Preferred Stock	170,455	3,788	—	174,243
Warrants	149,109	2,273	2,500	153,882
	397,594	6,061	2,500	406,155
Fair value of the financial Instruments:
Common stock (1)	$1,030,000	$—	$—	$1,030,000
Series A Preferred Stock (2)	2,250,000	50,000	—	2,300,000
Warrants (3)	1,049,610	16,000	17,600	1,083,210
	$4,329,610	$66,000	$17,600	$4,413,210
Allocation of the transaction basis for accounting:
Common stock	$(700,397)	$—	$94,090	$(606,307)
Series A Preferred Stock	(825,567)	(34,421)	210,103	(649,885)
Derivative warrants	(1,049,610)	(16,000)	(17,600)	(1,083,210)
Paid-in capital (BCF)(4)	(704,426)	(15,579)		(720,005)
Compensation expense	—	16,000	—	16,000
	$(3,280,000)	$(50,000)	$286,593	$(3,043,407)

Cash consideration (expense)	$2,780,000	$50,000	$(286,593)	$2,543,407
Advances on exchange	500,000	—		500,000
	$3,280,000	$50,000	$(286,593)	$3,043,407

(1)  The fair value of the Company's common stock was established based upon the price paid by the Investors in the May 2011 Offering.

(2)  The fair value of the Company's Series A Preferred Stock was established based upon its Common Stock Equivalent Value (“CSE”). All other features included in the Company's Series A Preferred Stock, such as the liquidation preference did not give rise to significant incremental value above the CSE Value. The Series A Preferred Stock does provide for dividends or redemptions in cash.

(3)  The derivative warrants were valued using the Binomial Lattice Valuation Technique and gives effect to the incremental value associated with down-round financing anti-dilution protection features. See Note 5 for more information on the Company's derivative warrants and valuation methodologies.

(4)  A Beneficial Conversion Feature (“BCF”) arises when convertible securities, such as the Series A Preferred Stock, have effective conversion prices that are lower than the fair value of the common stock into which they are convertible. Effective conversion prices are calculated as the allocable proceeds (or basis) over the number of linked common shares.

The basis in the transactions outlined above, which represent the cash received from the Investors and the fair value of the financial instruments that were subject to compensation consideration, were allocated to the financial instruments following current accounting standards. The basis of the financing was allocated first to derivative financial instruments because those financial instruments are required under ASC 815 to be carried both initially and subsequently at their fair values. To the extent that the fair value of the derivatives exceeded the basis, the Company is required to record a charge to income for the difference. The financial instruments issued under the arrangement that required compensation consideration were recorded at their fair values and the difference between those amounts and the consideration received by the Company was recorded as stock-based compensation expense. The direct expenses are represented by a combination of the cash that the Company paid plus the fair value of the warrants that were issued.

NOTE 9.       STOCK OPTIONS

In February 2007, the board of directors adopted the 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan allowed the Company to provide options as an incentive for employees and consultants.  On May 11, 2011, the 2007 Plan was amended to increase the number available for issuance under the 2007 Plan from 2,313,317 to 4,889,829 shares of Series A common stock. In connection with the share exchange on May 12, 2011, all of the outstanding stock options to purchase 3,712,365 shares of Series A common stock under the 2007 Plan were canceled, effectively terminating the 2007 Plan. The Company simultaneously issued new stock options for 92,823 shares of common stock to the same employees under a new 2011 Equity Incentive Plan of IZEA, Inc. adopted on May 12, 2011 (the “May 2011 Plan”). The Company has an aggregate of 177,500 shares of common stock reserved for issuance under the May 2011 Plan. The cancellation and replacement of the stock options under the 2007 Plan were accounted for as a modification of the terms of the canceled awards. There was a minimal incremental difference required to be recorded on 2,743 shares where the fair value of the replacement options exceeded the fair value of the canceled options at the date of cancellation and replacement.

On August 22, 2011, the Company adopted the 2011 B Equity Incentive Plan of IZEA, Inc. (the “August 2011 Plan”) reserving for issuance an aggregate of 87,500 shares of common stock under the August 2011 Plan. As of December 31, 2011, no grants have been made under the August 2011 Plan.

Under both the May 2011 Plan and the August 2011 Plan, the board of directors determines the exercise price to be paid for the shares, the period within which each option may be exercised, and the terms and conditions of each option. The exercise price of the incentive and non-qualified stock options may not be less than 100% of the fair market value per share of the Company’s common stock on the grant date. If an individual owns stock representing more than 10% of the outstanding shares, the price of each share of an incentive stock option will be equal to or exceed 110% of fair market value. Unless otherwise determined by the board of directors at the time of grant, the right to purchase shares covered by any options under the May and August 2011 Plans shall vest over the requisite service period as follows: one-fourth of options shall vest one year from the date of grant and the remaining options shall vest monthly, in equal increments over the remaining three-year period. The term of the options is up to 10 years.

A summary of option activity under the 2007 Plan for Series A common stock from January 1, 2010 through May 12, 2011, the date the 2007 Plan was canceled, is presented below:

2007 Plan
Options	Series A Common Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding at December 31, 2009	83,320	$1.11	2.80
Granted	1,800	1.10
Exercised	(834)	1.11
Forfeited	(14,316)	1.10
Outstanding at December 31, 2010	69,970	$1.08	2.00
Granted	3,788,620	0.03
Exercised	(13,497)	0.03
Forfeited	(132,728)	0.03
Canceled	(3,712,365)	0.05
Outstanding at May 12, 2011 (date Plan was canceled)	—	$—	—

During the years ended December 31, 2011 and 2010, there were options exercised into 13,497 and 834 shares of the Company's Series A common stock for cash proceeds of $404 and $918, respectively. There was no intrinsic value on the options exercised during the years ended December 31, 2011 and 2010.

A summary of option activity under the May 2011 Plan for common stock as of December 31, 2011 and for the year then ended is presented below:

May 2011 Plan
Options	Common Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding at December 31, 2010	—	$—	—
Granted	119,707	17.09	—
Exercised	(683)	2.00	—
Forfeited	(4,579)	6.18	—
Outstanding at December 31, 2011	114,445	$17.61	4.4
Exercisable at December 31, 2011	56,929	$16.02	4.4
During the year ended December 31, 2011, there were options exercised into 683 shares of the Company's common stock for cash proceeds of $1,362. The intrinsic value of the options exercised during the year ended December 31, 2011was $7,568. There is no aggregate intrinsic value on the exercisable, outstanding options as of December 31, 2011 since the weighted average exercise price exceeded the fair value on such date.

The following table contains summarized information about nonvested options outstanding for Series A common stock at December 31, 2011 under the 2007 Plan:

2007 Plan
	Series A Common Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2009	38,402	$0.60
Granted	1,800	$0.58
Vested	(9,035)	$0.60
Forfeited	(14,316)	$0.60
Nonvested at December 31, 2010	16,851	$0.60
Granted	3,788,620	0.02
Vested	(1,895,797)	0.01
Forfeited	(50,803)	0.03
Canceled	(1,858,871)	0.02
Nonvested at May 12, 2011 (date plan was canceled)	—	$—

The following table contains summarized information about nonvested options outstanding for common stock at December 31, 2011 under the May 2011 Plan:

May 2011 Plan
	Common Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2010	—	$—
Granted	119,707	2.13
Vested	(57,969)	1.52
Forfeited	(4,222)	2.27
Nonvested at December 31, 2011	57,516	$2.73
Stock-based compensation expense recognized on awards outstanding during the years ended December 31, 2011 and 2010 was $59,950 and $7,700. Future compensation related to nonvested awards expected to vest of $70,059 is expected to be recognized over the remaining individual vesting periods for up to five years.

NOTE 10.     RELATED PARTY TRANSACTIONS

During 2006, IZEA entered into a General Services Agreement (“GSA”) with an entity owning 100% of IZEA’s Series B common stock. The GSA consisted of the purchase of certain marketing deliverables and equipment, as well as marketing consulting services. Cash paid to this related party during the years ended December 31, 2011 and 2010 was approximately $50,837 and $33,000 respectively. Expenses associated with the GSA were approximately and $57,313 and $36,000 for the years ended December 31, 2011 and 2010, respectively, and are included in sales and marketing expenses in the accompanying statements of operations. The contract is on a month-to-month basis until terminated by either party.

The amount due to this related party was $8,921 and $2,445 at December 31, 2011 and 2010, respectively.

As part of the Company’s May 2011 Offering, as more fully discussed in Note 8, the Company sold an aggregate of $50,000 worth of Units which were sold to the Company’s Chief Executive Officer and an entity under the control of the Chief Executive Officer.

NOTE 11.     INCOME TAXES

The components of the Company’s net deferred income taxes are as follows (rounded):

	Years Ended December 31,
	2011	2010
Deferred tax assets:
Net operating loss carry forwards	$6,836,000	$5,233,000
Accrued expenses	37,000	—
Depreciation and amortization	(2,000)	63,000
Other	13,000	5,000
Gross deferred income tax assets	6,884,000	5,301,000
Valuation allowance	(6,884,000)	(5,301,000)
Total deferred income tax assets	$—	$—

The following summary reconciles differences from taxes at the federal statutory rate with the effective rate:

	Years Ended December 31,
	2011	2010
Federal income tax at statutory rates	(34.0)%	(34.0)%
Change in deferred tax asset valuation allowance	39.8%	37.8%
Deferred state taxes	(3.8)%	(3.7)%
Non-deductible expenses:
Meals & entertainment	0.1%	0.2%
Other	(2.1)%	(0.3)%
Income taxes (benefit) at effective rates	—%	—%

The Company has incurred net losses since inception. At December 31, 2011, the Company had approximately $18,167,000 in net operating loss carryforwards for U.S. federal and state income tax purposes that expire in various amounts between the years of 2026 and 2031. The change in valuation allowance for the years ended December 31, 2011 and 2010 was an increase of $1,583,000 and $815,000, respectively, resulting primarily from net operating losses generated during the periods.

NOTE 12.    LOSS PER COMMON SHARE

Net losses were reported during the years ended December 31, 2011 and 2010.  As such, the Company excluded the following items from the computation of diluted loss per common share as their effect would be anti-dilutive:

	Years Ended December 31,
	2011	2010
Stock options	114,445	69,970
Warrants	154,216	3,324
Potential conversion of Series A convertible preferred stock	174,243	—
Total excluded shares	442,904	73,294

NOTE 13.  SUBSEQUENT EVENTS

No material events have occurred since December 31, 2011 that require recognition or disclosure in the financial statements, except as follows:

Debt Issuance
On February 3, 2012, the Company issued a senior secured promissory note in the principal amount of $550,000 (the “Note”) to two of its existing shareholders for a purchase price of $500,000. Unless earlier converted, exchanged or prepaid, the Note matures on August 2, 2012, subject to extension until February 2, 2013 upon the occurrence of certain circumstances. The Note may be prepaid by the Company at any time and must be prepaid by the Company if it receives at least $1,500,000 in net proceeds from the sale of certain of its securities. The obligations under the Note are first priority senior secured obligations (subject to an equipment lease) and are secured by substantially all of the Company's assets. The face value of the Note may be exchanged at the option of the holders into the applicable dollar amount of equity securities issued by the Company in a subsequent financing. If the Note is not fully paid by maturity and the term of the Note has been extended until February 2, 2013, then the holders may convert the outstanding principal amount of the Note at a conversion price of 90% of the closing price of the Company's common stock on the trading day prior to the date that the Note becomes convertible, subject to further adjustment in the case of stock splits, reclassifications, reorganizations, certain issuances at less than the conversion price and the like. the Company is further subject to certain liquidated damages if it fails to timely effectuate a conversion under the terms of the Note. Until such time that the Note is no longer outstanding, without the consent of the holders, the Company is prohibited from incurring certain debt, selling any account receivable or declaring any dividend.

Reverse Stock Split
On July 30, 2012, the Company filed a Certificate of Change with the Secretary of State of Nevada to effect a reverse stock split of the issued and outstanding shares of its common stock at a ratio of one share for every 40 shares outstanding prior to the effective date of the reverse stock split. Additionally, the Company's total authorized shares of common stock was decreased from 500,000,000 shares to 12,500,000 shares. All current and historical information contained herein related to the share and per share information for the Company's common stock or stock equivalents issued on or after the share exchange on May 12, 2011 (see Note 7) reflects the 1-for-40 reverse stock split of the Company's outstanding shares of common stock that became market effective on August 1, 2012.

274,224 Shares
Common Stock

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PROSPECTUS
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